As filed with the Securities and Exchange Commission on October 22, 2002
Registration No. 333-98653; No. 333-98653-01 to 333-98653-07

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PCA LLC
PCA Finance Corp.
(Exact name of Registrant as specified in its charter)

Delaware Delaware	7221 7221	04-3688387 03-0462123
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

815 Matthews-Mint Hill Road
Matthews, North Carolina 28105
(704) 588-4351
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Barry J. Feld
Chairman, Chief Executive Officer and President
PCA LLC
815 Matthews-Mint Hill Road
Matthews, North Carolina 28105
(704) 588-4351
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard S. Borisoff, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
American Studios, Inc.	North Carolina	7221	56-2002464
PCA National LLC	Delaware	7221	56-0935596
PCA National of Texas L.P.	Texas	7221	56-2198882
PCA Photo Corporation of Canada, Inc.	North Carolina	7221	56-1691486
Photo Corporation of America	North Carolina	7221	56-1956497
PCA International, Inc.	North Carolina	7221	56-0888429

The address of each of the additional registrants is 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2002

PRELIMINARY PROSPECTUS

PCA LLC

PCA Finance Corp.

Exchange Offer for $165,000,000 of their
11.875% Senior Notes due 2009

We are offering to exchange all of our outstanding 11.875% Senior Notes due 2009, which were issued on June 27, 2002 and which we refer to as the initial notes, for a like aggregate principal amount of our registered 11.875% Senior Notes due 2009, which we refer to as the exchange notes. We will pay interest on the exchange notes semi-annually on February 1 and August 1 of each year, commencing on February 1, 2003. The exchange notes will mature on August 1, 2009.

The exchange notes will be fully and unconditionally guaranteed on a general unsecured basis by PCA International, Inc. and all of our domestic subsidiaries that are guarantors under our senior secured credit facility.

As of August 4, 2002, we had approximately $27.6 million of indebtedness outstanding under our senior secured credit facility, with approximately $12.3 million in revolving loan availability and approximately $10.1 million in outstanding letters of credit, and $40.0 million of indebtedness that would have been subordinated to the exchange notes. Our non-guarantor subsidiaries had approximately $2.2 million of liabilities, including trade payables and intercompany payables.

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2002, which is 30 days after the effective date of the registration statement of which this prospectus forms a part, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all initial notes that are validly tendered and not withdrawn for exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•
The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is October 22, 2002.

MARKET DATA

Market data used throughout this prospectus, including information relating to our relative position in the portrait photography industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information, including the 2000 International Photo Imaging Industry Report by Photofinishing News, Inc. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name and logo are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. For example, Wal-Mart® is a trademark of Wal-Mart Stores, Inc.

i

SUMMARY

The following summary highlights basic information about PCA and the exchange offer. It may not contain all the information that is important to you and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety. Unless the context indicates otherwise, the terms “we,” “our,” “us” and “PCA” mean, collectively, PCA LLC and its subsidiaries and their predecessors and includes the operations of PCA International, Inc. and its subsidiaries. The term “Parent” refers to PCA International, Inc. Where we refer to U.S. operations, such term includes our operations in Puerto Rico. Our fiscal year ends on the Sunday closest to January 31, resulting in years of either 52 or 53 weeks, and our fiscal quarters are generally thirteen weeks. For example, our fiscal year 2001 ended on February 3, 2002, our first quarter of fiscal 2002 ended on May 5, 2002 and our second quarter of fiscal 2002 ended on August 4, 2002. The term “initial notes” refers to the 11.875% Senior Notes due 2009 that were issued on June 27, 2002 in a private offering. The term “exchange notes” refers to the 11.875% Senior Notes due 2009 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.

Our Business

PCA is one of the largest providers of professional portrait photography products and services in North America based on revenue, number of customers and studio locations. We are a leader in the $1.2 billion domestic pre-school portrait photography market, with an estimated 22% share of total sales. We believe we are also the third largest company in the $6.3 billion domestic professional portrait industry. While the industry is highly competitive and fragmented, there are four portrait photography companies operating within large host retailers on a national basis: Olan Mills (Kmart), CPI Corporations (Sears), LifeTouch (JC Penney) and PCA (Wal-Mart). For the twelve months ended August 4, 2002, we served over 6.4 million customers through our retail and institutional channels and, at period end, operated 1,873 permanent portrait studios. Operating under the trade name Wal-Mart Portrait Studios, we are the sole portrait photography provider for Wal-Mart Stores, Inc., the world’s largest retailer in terms of sales. As of August 4, 2002, we operated 1,839 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada and Mexico and provided traveling portrait photography services to approximately 1,100 additional Wal-Mart store locations in the United States. As of August 4, 2002, we also operated 34 permanent studios in other retail channels, such as Meijer stores and select military bases. Under the trade name PCA International, Inc., we also serve institutional channels, such as church congregations and schools, using a traveling photography format. For the twelve months ended August 4, 2002, we had sales of $281.2 million.

We believe we have one of the industry’s lowest cost portrait services due primarily to our vertically integrated and technologically advanced operations. We use an integrated digital imaging system that allows our customers to view a digital proof of each pose during the photography session and to select the desired images before any printing occurs. This proprietary system also automates and links the image selection process with the immediate sale of custom portrait packages and integrates our studios with our portrait processing and production system. This system, which includes two state-of-the-art processing facilities and a distribution center in the Charlotte, North Carolina area, is fully scaleable as we set up new portrait studio locations and expand into other channels. By integrating our portrait photography and production processes, we are able to minimize processing costs, provide prompt, automated service and grow with minimal incremental capital commitment as we leverage our existing infrastructure. As a result of our low cost structure, we can offer portrait packages at substantially lower prices than those of our competitors. Prices for our lowest priced portrait packages begin at $4.88 per package with no additional charges, compared to an estimated range of $5.95 to $9.99 for the lowest priced packages of our competitors. Furthermore, we do not charge sitting fees or handling charges, while our competitors’ packages typically require additional sitting fees or handling charges of up to $9.99.

Parent has been in operation since 1967. Until January 1997, our business consisted principally of operating portrait studios in Kmart stores. At that time, Parent acquired American Studios, Inc., which was then the primary portrait photography provider to Wal-Mart stores in the United States and Mexico. As we expanded our Wal-Mart business, we began in the second quarter of 1997 to close certain of our underperforming studios in Kmart stores. In response to these closings and our expansion in Wal-Mart, Kmart initiated closure of a number of our studios. In August 1998, Parent consummated a recapitalization pursuant to which Jupiter Partners II L.P. became Parent’s controlling stockholder and thereafter hired a new senior management team. Led by Barry Feld, our Chairman, President and Chief Executive Officer, new management commenced wide-ranging initiatives to improve our cash flow and market share. After receiving a commitment from Wal-Mart to accelerate our expansion in Wal-Mart stores, we made a strategic decision to close all Kmart locations and redeploy those assets into Wal-Mart. We completed this process by the end of fiscal 2000. Revenue from our Wal-Mart business has grown at a compound annual growth rate of 16.5% from 1997 to 2001.

Industry

We operate in the $6.3 billion domestic professional portrait photography industry. The primary markets within the domestic professional portrait photography industry are pre-school children, school age children (including graduation portraits), adults, families/groups, weddings, passport, churches and others, such as cruise ships, conventions/events, glamour and executive portraits. From 1991 to 1999, sales in the professional portrait photography industry grew from $5.3 billion to $6.3 billion, representing a compound annual growth rate of 2.1%. Participants in the domestic professional portrait photography industry include large studio chains located in national retailers, other national free-standing portrait studio companies, national school and church photographers and a myriad of independent portrait photography providers. The industry is highly competitive and fragmented. There are only four portrait companies operating within national retail chains: CPI (Sears), Olan Mills (Kmart), Lifetouch (JCPenney and Target) and PCA (Wal-Mart). The majority of the industry is comprised of small, independent photography companies and individual photographers that use various independent processing labs. See “Business—Industry Overview” and “Business—Competition.”

Competitive Strengths

Our principal strengths include:

•	A leading market position in the domestic professional portrait industry,

•	A strong, mutually beneficial relationship with Wal-Mart,

•	Low cost portrait production and attractive margins,

•	Predictable cash flows,

•	A focus on technological advancements in portrait photography, and

•	An experienced and results-oriented management team.

Our business, including these competive strengths, is subject to certain weaknesses. See “Risk Factors” for a discussion of the risks to which we are subject.

Business Strategy

Our business strategy is to capitalize on our strengths by implementing the following initiatives:

•	Continue to deliver on strong growth prospects and maintain our strong platform for expansion in the portrait photography industry,

•	Diversify our revenue streams within the portrait photography industry,

•	Continue to drive our technological innovation and leadership, and

•	Expand sales and marketing opportunities.

Equity Sponsor

Parent’s principal stockholder is Jupiter Partners II L.P. Jupiter Partners is a private investment partnership organized to invest in management buyouts, industry consolidations and growth capital opportunities. Jupiter Partners was formed in 1998 with approximately $225 million of capital available for investment. The investment manager for Jupiter Partners was formed in 1994. Jupiter Partners is approximately 50% invested in three portfolio companies. The principals of Jupiter Partners also manage a predecessor fund, which was formed in 1994. Companies that Jupiter Partners seeks to purchase typically have valuations between $100 million and $300 million, with Jupiter Partners providing equity from its own capital of between $20 million and $70 million for each investment.

Recent Transactions

PCA LLC is a newly formed company formed for the purpose of issuing the notes. PCA Finance Corp. is a wholly-owned subsidiary of PCA LLC newly formed for the sole purpose of co-issuing the notes jointly and severally with PCA LLC. On the closing date of the offering of the initial notes, the following transactions occurred:

•	Parent contributed all of the equity that it owns in its subsidiaries to PCA LLC;

•
PCA LLC entered into agreements with Parent whereby Parent transferred to PCA LLC substantially all its assets and assigned to PCA LLC all contracts (or, in cases where such assignment is impracticable, all economic benefits under such contracts) to which it is a party (except for certain instruments relating to its stock option plan and other equity arrangements) and PCA LLC assumed all of the obligations thereunder;

•	PCA LLC entered into, and borrowed $26.6 million under, a new senior secured credit facility;

•	PCA LLC and PCA Finance Corp. issued $165 million of the initial notes;

•	PCA LLC issued $10 million of senior subordinated notes (the “Opco senior subordinated notes”);

•	Parent issued $30 million of senior subordinated discount notes (the “Parent senior subordinated discount notes”);

•
PCA LLC distributed to Parent the net proceeds from the offering of the notes, the borrowings under our new senior secured credit facility and the net proceeds from the sale of the Opco senior subordinated notes; and

•
Parent used the proceeds from the sale of the Parent senior subordinated discount notes, together with the funds that PCA LLC distributes to it, to repay its existing senior secured credit facility and its outstanding senior subordinated term loans.

See “Description of Certain Indebtedness” for a description of the terms of the senior secured credit facility, the Opco senior subordinated notes and the Parent senior subordinated discount notes. See “Capitalization” for the capitalization of PCA International, Inc. and PCA LLC.

Our capital structure is as follows:

(1)
Based on the conversion rate of the series A redeemable convertible preferred stock held by Jupiter Partners, Jupiter Partners beneficially owns 92.0% of Parent’s common stock. See “Principal Stockholders” for a more complete discussion of the beneficial ownership of Parent’s common stock.

(2)	The Parent senior subordinated discount notes are not guaranteed by any subsidiary of PCA International, Inc.

(3)
As of August 4, 2002, there were $27.6 million of outstanding borrowings, $10.1 million of outstanding letters of credit and $12.3 million available to be borrowed under new senior secured credit facility.

(4)	PCA LLC has four non-U.S. subsidiaries. It owns 100% of the equity of two of these subsidiaries and 99.99% of the equity of the other two subsidiaries.

PCA LLC was organized as a Delaware limited liability company, and PCA Finance Corp. was organized as a Delaware corporation, in June 2002. The principal executive office of PCA LLC and PCA Finance Corp. is 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105. Their phone number is (704) 588-4351.

Summary of the Exchange Offer

We are offering to exchange $165,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange notes for a like aggregate principal amount of our initial notes.

Expiration Date
This exchange offer will expire at 5:00 p.m., New York City time, on         , 2002, which is 30 days after the effective date of the registration statement of which this prospectus forms a part, unless we decide to extend it.

Minimum Amount	The minimum dollar amount of initial notes required to be tendered in order to participate in the exchange offer is $1,000.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

•	there is no change in the current interpretation of the staff of the Securities and Exchange Commission which permits resales of the exchange notes,

•
there is no stop order issued by the Commission which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,

•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes
If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will promptly return any initial note that we do not accept for exchange to you without expense after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•
you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if (1) you are prohibited by law or Securities and Exchange Commission policy from participating in the exchange offer, (2) you may not resell the exchange notes that you acquire in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales or (3) you are a broker-dealer and own notes acquired directly for us or our affiliate. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer. Please refer to the section of this prospectus entitled “Risk Factors—Your failure to participate in the exchange offer will have adverse consequences.”

Resales
It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers
If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, and (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuers	PCA LLC and PCA Finance Corp. PCA Finance Corp. is a wholly-owned subsidiary of PCA LLC with nominal assets which conducts no operations.

Exchange Notes
$165,000,000 million aggregate principal amount of 11.875% Senior Notes due 2009. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	August 1, 2009.

Interest Payment Dates	February 1 and August 1 of each year, commencing February 1, 2003.

Guarantees
PCA International, Inc. and each of the issuers’ existing and future domestic restricted subsidiaries will guarantee the issuers’ obligation to pay principal, premium, if any, and interest on the exchange notes. The obligations of each guarantor under its guarantee are joint and several and full and unconditional. See “Description of Notes—Brief Description of the Notes and the Guarantees” and “Description of Notes—Guarantees.”

Ranking	The exchange notes will be:

•	the issuers’ general unsecured obligations;

•
equal in right of payment to all of the issuers’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•	senior in right of payment to all of the issuers’ existing and future indebtedness or other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes; and

•	effectively junior in right of payment to all of the issuers’ secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

The exchange note guarantee of each guarantor will be:

•	general unsecured obligations of that guarantor;

•	equal in right of payment to all existing and future unsecured indebtedness or other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the exchange note guarantee;

•
senior in right of payment to all existing and future indebtedness or other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the exchange note guarantee; and

•	effectively junior in right of payment to all secured indebtedness and other obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of August 4, 2002, the issuers, Parent and the subsidiary guarantors had indebtedness on Parent’s consolidated balance sheet of approximately $228.3 million, of which approximately $27.8 million was secured and of which $40.0 million was subordinated to the notes. On the same date, the issuers had $10.1 million of letters of credit under our new senior secured credit facility, which reduced the amount available for borrowings thereunder to $12.3 million.

Mandatory Sinking Fund	None.

Optional Redemption
We may redeem the exchange notes, in whole or in part, at our option at any time at the greater of 101% of the principal amount of the exchange notes or a make-whole premium, plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control
If a change of control occurs, we may be required to make an offer to purchase the exchange notes at 101% of their face amount, plus accrued and unpaid interest. See “Description of Notes—Repurchase at the Option of Holders upon Change of Control.”

Covenants	The indenture governing the exchange notes will contain covenants that, among other things, will limit our ability and the ability of some of our subsidiaries to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes
The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to the Exchange Offer—There may be no active or liquid market for the exchange notes.”

Form of the Exchange Notes
The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of New York as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures—Exchanges of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors

You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the notes, see “Risk Factors” beginning on page 14.

Summary Consolidated Financial and Operating Data
(Dollars in thousands)

The summary historical consolidated financial data for and as of each of the fiscal years in the five-year period ended February 3, 2002 set forth below under the captions “Statement of Operations Data,” “Cash Flow Data,” “Other Financial Data” and “Balance Sheet Data” have been derived from, and are qualified by reference to, Parent’s audited consolidated financial statements. The summary historical consolidated financial data for and as of the twenty-six weeks ended August 4, 2002 and July 29, 2001 set forth below have been derived from, and are qualified by reference to, Parent’s unaudited consolidated financial statements for those fiscal periods. The information presented below is qualified in its entirety by, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes of Parent included elsewhere in this prospectus. Our fiscal year ends on the Sunday closest to January 31, resulting in fiscal years of either 52 or 53 weeks, and our fiscal quarters are generally thirteen weeks. For example, our fiscal year 2001 ended on February 3, 2002, and our second fiscal quarter of 2001 and 2002 ended on July 29, 2001 and August 4, 2002, respectively.

	For the Fiscal Year						For the Twenty-six Weeks Ended
	1997		1998	1999	2000	2001(1)	July 29, 2001	August 4, 2002
Statement of Operations Data:
Sales (2)	$242,899		$227,100	$236,124	$227,057	$257,869	$106,083	$129,446
Costs of sales	181,966		174,790	186,198	171,462	191,124	84,883	99,429
Gross profit	60,933		52,310	49,926	55,595	66,745	21,200	30,017
General and administrative expenses (3)	36,160		59,413	34,540	34,230	37,450	17,501	20,125
Amortization of intangibles	1,910		2,025	1,975	1,974	1,971	986	96
Income (loss) from operations	22,863		(9,128)	13,411	19,391	27,324	2,713	9,796
Interest expense, net (4)	6,571		15,448	28,746	29,107	29,683	14,747	13,190
Other expense (5)	—		—	—	—	15,026	4,259	2,061
Income tax provision (benefit)	7,557		(6,936)	8,913	(448)	168	175	47
Income (loss) before extraordinary item and cumulative effect of accounting change	8,735		(17,640)	(24,248)	(9,268)	(17,553)	(16,468)	(5,502)
Net income (loss) (6)	8,735		(18,697)	(24,248)	(15,258)	(19,281)	(18,196)	(7,829)

Cash Flow Data:
Net cash provided by (used in) operating activities	$29,534		$(12,405)	$10,986	$5,163	$12,695	$(3,729)	$10,387
Net cash used in investing activities	(13,481)		(10,412)	(7,272)	(9,351)	(13,087)	(5,546)	(7,853)
Net cash provided by (used in) financing activities	(5,296)		15,269	(273)	525	(963)	7,632	38

Other Financial Data:
Capital expenditures	$12,086		$11,022	$9,247	$11,591	$13,087	$5,546	$7,853
Depreciation and amortization	15,453		14,858	13,455	11,451	11,027	5,639	4,773
EBITDA (7)	38,316		5,730	26,866	30,842	38,351	8,352	14,569
Ratio of earnings to fixed charges (8)	3.5	x	—	—	—	—	—	—

	At the End of Fiscal Year					At August 4, 2002
	1997	1998	1999	2000	2001

Store Data:
Number of permanent studios:
Wal-Mart
U.S.	990	1,096	1,254	1,381	1,537	1,615
Canada and Mexico	122	141	157	171	210	224
Kmart	963	818	566	—	—	—
Other	—	—	—	10	30	34

Total	2,075	2,055	1,977	1,562	1,777	1,873

August 4, 2002
Balance Sheet Data:
Cash and cash equivalents	$5,444
Working capital (deficit) (9)	(41,397)
Total assets	135,235
Total PCA LLC consolidated debt	199,894
Total Parent consolidated debt	228,304
Parent Series A redeemable convertible preferred stock (10)	7,976
Parent consolidated shareholders’ deficiency (11)	(186,914)

Notes

(1)	Our fiscal year 2001 consisted of 53 weeks.

(2)	The following table sets forth our sales by channel:

	For the Fiscal Year					For the Twenty-Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
Wal-Mart	$134,141	$150,584	$188,267	$215,557	$247,404	$102,336	$122,232
Kmart	97,212	69,293	41,273	4,758	—	—	—
Other	11,546	7,223	6,584	6,742	10,465	3,747	7,214

Total	$242,899	$227,100	$236,124	$227,057	$257,869	$106,083	$129,446

(3)	Includes the following items:

	For the Fiscal Year					For the Twenty-Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
Kmart studio closing costs net of reimbursements from Kmart (a)	$1,153	$—	$741	$3,233	$839	$—	$—
Merger-related expenses (b)	—	25,890	—	—	—	—	—
Management restructuring expenses (c)	—	—	1,686	287	841	438	303

Total	$1,153	$25,890	$2,427	$3,520	$1,680	$438	$303

(a)	Consists of expenses incurred to close our studios in Kmart stores, including severance, net of reimbursements received from Kmart for unamortized leasehold improvements in our closed studios.

(b)
In August 1998, Parent completed a recapitalization pursuant to which Jupiter Partners became Parent’s controlling stockholder. In connection with this recapitalization, we incurred merger-related charges consisting of (i) a cash charge of $18,900 for the cancellation of stock options, (ii) a non-cash charge of $2,500 for rollover of stock options and (iii) fees and expenses of $4,490 in connection with the merger.

(c)	Consists primarily of expenses for executive severance, search and relocation.

(4)
Interest expense, net includes, for the twenty-six weeks end August 4, 2002, $620,000 of negative interest expense representing the previous amortization of deferred financing costs, recorded in interest expense, specifically related to warrants originally issued in conjunction with amendments to our prior senior and senior subordinated debt. The warrants were cancelled June 27, 2002, upon the retirement of senior and senior subordinated debt discussed in Note (6) below.

(5)
Other expense represents the cumulative mark-to-market adjustment for the relevant fiscal period for the embedded derivative in our Series A redeemable convertible preferred stock in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended (see Note (5) below). In 1999, Parent issued to Jupiter Partners 15,000 shares of its Series A redeemable convertible preferred stock for net cash proceeds of $14.9 million. The preferred stock is convertible into Parent’s common stock at any time at the option of the holder until April 30, 2011. The preferred stock is mandatorily redeemable in cash on April 30, 2011 at the greater of (a) $1,000 per share or (b) the fair value of Parent’s common stock into which it is convertible, plus declared and unpaid dividends. See Notes (3) and (9) of Parent’s consolidated financial statements and the related notes on pages F-15 and F-21, respectively.

(6)	During the fiscal year 1998, we retired $45,800 of senior debt and incurred an extraordinary loss, net of taxes of $1,057, relating to the write-off of deferred financing costs.

Effective for the fiscal year 2000, we changed our policy for recognizing revenues relating to digital photographic sales to be consistent with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements. Revenues from photographic sales are recognized when the photographs are delivered to the customer. As a result of this change in accounting policy, we recorded a cumulative effect of accounting change of $(5,990) for the fiscal year 2000. Costs relating to portraits processed, or in process, are deferred when incurred and expensed when photographs are delivered and the related photographic sales revenue is recognized. Prior to the change, sales were recorded when portraits were purchased at the time of photography. All costs incurred or to be incurred related to portraits processed or to be processed but not delivered were accrued and expensed.

Effective for fiscal year 2001, we adopted SFAS 133. Parent’s Series A redeemable convertible preferred stock contains an embedded derivative under SFAS 133. As a result, Parent recorded a cumulative effect of accounting change under SFAS 133 of $(1,728) for fiscal year 2001. In addition, Parent recorded $(15,026), $(4,259) and $(2,061) in fiscal year 2001 and for the twenty-six weeks ended July 29, 2001 and August 4, 2002, respectively, of other expense as Parent marked the embedded derivative to market in accordance with SFAS 133 (see Note (4) above).

During the twenty-six weeks ended August 4, 2002, we retired $218.2 million of senior debt and senior subordinated debt, with the proceeds from the initial notes, the Opco senior subordinated notes, and the Parent senior subordinated discount notes and from our senior secured credit facility, and incurred an extraordinary loss, net of taxes and valuation allowance, relating to the write-off of deferred financing costs and accrued effective interest related to increasing rate senior debt.

(7)
We define EBITDA as income (loss) before extraordinary item and cumulative effect of accounting change, plus the expense described in Note (4) above, plus interest, taxes, depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles and should not be used in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA information is included because we believe that certain investors may use it as supplemental information to evaluate a company’s ability to service debt. The definition of EBITDA used in this offering circular may not be comparable to the definition of EBITDA used by other companies.

	For the Fiscal Year					For the Twenty-Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
EBITDA is calculated as follows:
Income (loss) before extraordinary item and cumulative effect of accounting change	$8,735	$(17,640)	$(24,248)	$(9,268)	$(17,553)	$(16,468)	$(5,502)
Income tax provision (benefit)	7,557	(6,936)	8,913	(448)	168	175	47
Other expenses	—	—	—	—	15,026	4,259	2,061
Interest expense, net	6,571	15,448	28,746	29,107	29,683	14,747	13,190
Depreciation and amortization	15,453	14,858	13,455	11,451	11,027	5,639	4,773

EBITDA	$38,316	$5,730	$26,866	$30,842	$38,351	$8,352	$14,569

(8)
For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of net interest expense, amortization of deferred financing costs and the portion of rental expense deemed to be representative of the interest factor. For the fiscal years 1998, 1999, 2000 and 2001 and the twenty-six weeks ended July 29, 2001 and August 4, 2002, earnings were insufficient to cover fixed charges by $24,576, $15,335, $9,716, $17,385, $16,293 and $6,075, respectively.

(9)	Current assets minus current liabilities.
(10)
In addition, as of February 3, 2002 and August 4, 2002, $24,516 and $26,577, respectively, was recorded on Parent’s balance sheet under “Other Liabilities” in respect of the fair value of the embedded derivative in Parent’s Series A redeemable convertible preferred stock.

(11)	$(186,914) represents an increase in shareholders’ deficiency of $(9,524) from $(177,390) at February 3, 2002.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors before investing in the exchange notes. Certain statements in “Risk Factors” are forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are materially dependent upon Wal-Mart, and Wal-Mart may terminate, breach or otherwise limit our license agreements.

We are materially dependent upon our relationship with Wal-Mart, the continued goodwill of Wal-Mart and the integrity of the Wal-Mart brand name in the retail marketplace. Approximately 95.9% of our sales for fiscal 2001 were derived from sales in Wal-Mart stores. Our permanent Wal-Mart studios in the United States and Canada are operated pursuant to license agreements. The license agreements can be terminated or suspended by Wal-Mart for various reasons, some of which are beyond our control. Our license agreements with various Wal-Mart entities have the following expiration dates: (1) for our Mexican Wal-Mart studios, no set expiration date; (2) for our U.S. Wal-Mart studios, the fifth anniversary of the opening of a Wal-Mart studio, if no renewal option is exercised; and (3) for our Canadian Wal-Mart studios, various expiration dates, ranging fromApril 2003 to August 2007, depending upon the date each studio commenced operations, which are more fully described in “Business—Licenses, Trademarks and Patents.”

Wal-Mart is under no definitive obligation to renew existing locations. We do not have the right to close any poorly performing locations prior to the expiration of the term of the license for such locations. Although the license agreements prohibit Wal-Mart from licensing a permanent portrait studio to any other person in the stores in which we operate, they do not make us the exclusive provider for all Wal-Mart stores. In addition, the license agreements do not prohibit Wal-Mart from selling many of the tangible goods we sell, or from developing film, in other departments within its stores. In addition, there is always the risk that Wal-Mart might breach a license agreement. The loss or breach of any license from Wal-Mart would have a material adverse effect on our business, financial condition and results of operations. An adverse change in any other aspects of our business relationship with Wal-Mart, the reduction of the number of studios operated pursuant to such arrangements or changes in Wal-Mart’s expansion plans could have a material adverse effect on our business, financial condition and results of operations. See “Business—Licenses, Trademarks and Patents—Wal-Mart Licenses.”

A prolonged economic downturn, a reduction in consumer spending or decreased customer traffic in our host stores could materially adversely affect our business.

Portrait photography services may be affected by prolonged, negative trends in the general economy. Any reduction in consumer confidence or disposable income in general may affect companies in this specialty retail service industry more significantly than companies in other industries. In addition, the portrait studios in Wal-Mart stores and Meijer stores rely largely on customer traffic generated by the host store. The host store, as part of the retail industry, may be affected by a prolonged downturn in the economy and a decrease in discretionary income of potential customers. For example, we used to provide portrait photography services in host stores operated by Kmart, which is currently in bankruptcy proceedings. During the term of our relationship with Kmart, Kmart’s financial health worsened, and negatively impacted our own performance. There is no assurance that Wal-Mart or any other host store in which we may operate will not suffer similar financial difficulties. A reduction in host store traffic would adversely affect our business, financial condition and results of operations.

We have experienced a history of net losses and deficiency of earnings to fixed charges.

For the fiscal years of 1999, 2000 and 2001, Parent has had a net loss of $24.2 million, $15.3 million and $19.3 million, respectively. For the fiscal years of 1999, 2000 and 2001, earnings were insufficient to cover fixed charges by $15.3 million, $9.7 million and $17.4 million, respectively. Although, we anticipate curing our deficiency of earnings to fixed charges, we may not succeed in establishing earnings sufficient to achieve this goal. A continued net loss and/or deficiency of earnings to fixed charges may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our debt obligations, capital expenditure requirements or working capital needs.

We may not be able to finance the rapid growth we may experience.

Under our United States license agreement with Wal-Mart, Wal-Mart must license us 150 net new stores in each of the next four years and use its best efforts to do so thereafter. Further, Wal-Mart has agreed to use its best efforts to build our studios into the blueprint for all new Wal-Mart stores of 100,000 square feet or larger. We anticipate opening a studio in all new Wal-Mart stores where our studios are incorporated into the blueprint. There is no assurance that we can generate sufficient capital from operations or that outside financing sources will be available to finance such rapid growth. Further, the rapid growth of portrait studios within Wal-Mart could reduce the capital available for growth outside of Wal-Mart.

If we lose our key personnel, our business may be adversely affected.

Our continued success depends, to a large extent, upon the efforts and abilities of our key employees, particularly Barry Feld, our President and Chief Executive Officer. See “Management.” Mr. Feld’s loss would result in a loss of leadership and a strong contact person with Wal-Mart. We cannot assure you of the continued employment of Mr. Feld or any other members of management. Competition for qualified management personnel is intense. The loss of the services of our key employees or the failure to retain qualified employees when needed could materially adversely affect us.

Our business may be adversely affected if we cannot manage our operations or generate sufficient cash flow or obtain sufficient capital to fund future growth.

We intend to expand rapidly as Wal-Mart opens new stores. Our future growth will require us to manage our expanding domestic and international operations and to adapt our operational, manufacturing and financial systems to respond to changes in our business environment while maintaining a competitive cost structure. The expansion of our business has placed and will continue to place significant demands on us to improve our operational, manufacturing, financial and management systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees. Our failure to manage any future growth effectively could materially adversely affect us. In addition, we have substantial fixed costs due to our two production facilities in the Charlotte, North Carolina area. These fixed costs make us vulnerable in the event of an economic downturn or other inability to generate sufficient cash flow.

We have experienced reduced sales at existing studios when we have opened new studios in close proximity to existing studios. Success of our growth strategy will depend on our ability to effectively minimize this effect. In addition, our license agreement with Wal-Mart prohibits us from opening a new non-Wal-Mart studio within a certain distance of any store where we operate a Wal-Mart portrait studio. We will need to ensure that this prohibition does not negatively impact our non-Wal-Mart expansion plans.

Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing capital expenditures, infrastructure growth and acquisitions. There can be no assurances that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms, or permitted to be incurred under the terms of our new senior secured credit facility and any future indebtedness, to fund our future growth. Our failure to generate sufficient cash flow or obtain sufficient financing to fund our future growth could materially adversely affect us.

Our fourth quarter sales and income are disproportionately high and we are vulnerable to downturns in consumer holiday spending that can adversely affect our business.

Because of the retail nature of our services and our locations in discount stores, our business is highly seasonal. The holiday season accounts for a high percentage of our sales and operating income, and our fourth fiscal quarter, early November through late January, typically produces a large percentage of annual sales and operating income. The fourth quarters in the fiscal years 2001, 2000 and 1999 have accounted for approximately 35%, 33% and 31%, respectively, of our annual sales and 78%, 89% and 99%, respectively, of our annual operating income. Our operations can be adversely affected by inclement weather, especially during the important fiscal fourth quarter.

If our competitors initiate price-cutting or changes in package configurations or introduce new technology, we may experience lower revenues or higher costs.

The professional portrait photography industry, including both permanent and traveling studios, is highly competitive. Certain of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater capital and resources than we do. Moreover, evolving technology and business relationships may erode any proprietary barriers to entry that could keep our competitors from developing products or services similar to ours or from selling competing products or services in our markets.

The companies in the industry compete on the basis of value, price, quality, access, service, package size, technology and convenience of retail distribution channel. The major professional portrait studio companies, including CPI Corporation, Lifetouch, Inc. and Olan Mills, Inc., operate permanent studios in retail chains and independent locations. To compete successfully, we must continue to remain competitive in areas of value, price, quality, access, service, package size, technology and convenience.

The evolution of digital portrait technology has introduced additional competition from companies, such as Picture People, which operate independent locations specializing in such portrait technology. Although we have not experienced a significant decline in the discount retail distribution channel due to such technology or companies, there can be no assurance that such technology or companies specializing in such technology will not take significant business from us if we do not also invest in such technology, resulting in either lower revenues or higher cost of operation.

Furthermore, consumer products, particularly those that are value-priced, are subject to significant price competition. There can be no assurance that we will not be forced to engage in price-cutting initiatives to respond to competitive and consumer pressures. The failure of our sales volumes to grow sufficiently to improve overall revenues and income as a result of a competitive price reduction could materially adversely affect our business. See “Business—Competition.”

Parent’s principal stockholder is Jupiter Partners, whose interests may not be aligned with yours.

Over 90% of the outstanding shares of Parent’s common stock are beneficially owned by Jupiter Partners. As a result of its stock ownership, Jupiter Partners controls us and has the power to elect all of Parent’s directors, appoint new management and approve any action requiring the approval of the holders of our equity, including adopting amendments to our organizational documents, and approving mergers or sales of all or substantially all of our assets. The directors elected by Jupiter Partners will have the authority to effect decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of equity repurchase programs and the declaration of dividends. Jupiter Partners’ interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests. See “Management” and “Principal Stockholders.”

We are dependent upon key suppliers.

We are dependent upon AGFA Corporation as our key supplier of photographic film, paper and processing chemistry, which are manufactured in Germany. Any disruption in the business of AGFA or in the delivery of supplies from AGFA could have a material adverse impact on our business.

All of our film, the collection of proceeds of sales and the delivery of portraits is dependent upon Federal Express for deliveries in the U.S. and Mexico and upon Purolator for deliveries in Canada. Any disruption in the business of Federal Express could have a material adverse impact on our business.

Our international expansion may not be successful and may expose us to additional risks that could adversely affect our business.

International operations in Canada and Mexico accounted for 7.9% of sales and 7.4% of EBITDA during fiscal 2001. We expect international sales to increase in the future as we continue to grow in Canada and Mexico and, potentially, as we launch operations in Europe. Therefore, we would be more vulnerable to risks involving the geographic distance of operations, differences in language or culture, changes in business regulations and taxation and currency fluctuations and political instability. Further, there is no proven market for portrait photography services in retail studio locations in Europe. Therefore, our in-store studio model may not perform well in Europe.

We may not be able to keep pace with the evolution of technology and develop and invest in new technologies as required to effectively compete.

The evolution of digital portrait technology, computer technology and information technology may make it difficult to support present technologies or require us to invest in new technologies. There can be no assurance that we can generate sufficient capital from operations or that outside financing sources will be available to invest in such evolving technologies. To the extent that we do invest in such technology, there is no assurance that our investment will lead to increased revenues or profits. In addition, our ability to develop digital technology, e-commerce capabilities and other new information and distribution technologies may affect our prospects.

Any disruption in our manufacturing process could have a material adverse impact on our business.

We are dependent upon the efficient operation of our portrait processing facilities to maintain our portrait quality, timeliness of delivery and low cost operation. Any disruption of the manufacturing process for any reason could have a material adverse impact on our business.

Risks Related to Our Indebtedness

Our substantial indebtedness could materially adversely affect our business and prevent us from fulfilling our obligations under the exchange notes.

The issuers have outstanding a substantial amount of debt. As of August 4, 2002, this debt consisted primarily of:

•	$165.0 million of initial notes,

•	$27.6 million of borrowings under our senior secured credit facility, excluding outstanding letters of credit in the amount of $10.1 million and capital leases of $0.2 million, and

•	$10.0 million of Opco senior subordinated notes.

In addition, at that date, we were able to borrow $12.3 million of additional available credit under our senior secured credit facility, subject to satisfaction of customary borrowing conditions.

Our substantial amount of debt, as well as the guarantees of and security interests in the assets of our subsidiaries, could have material adverse consequences for you and for us, including but not limited to:

•	limiting our ability to satisfy our obligations with respect to the exchange notes;

•	increasing our vulnerability to general and local adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring a substantial portion of our cash flow from operations to be used for payments on our debt;

•	reducing our ability to use our cash flow to fund our store expansion program and capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage compared to competitors with less debt or greater resources.

Despite current indebtedness levels, we and our subsidiaries may be able to incur additional indebtedness, which could further increase the risks associated with our leverage.

Subject to the terms of the exchange notes and our other debt, we may be able to borrow additional debt in the future. Although all of our domestic subsidiaries will be guarantors of the exchange notes, our foreign subsidiaries will not. Thus, any debt they incur would be structurally senior to the exchange notes. In addition, we are permitted to incur a specified amount of debt that is secured. For example we are permitted to borrow additional amounts under our senior secured credit facility. If we incur additional debt, the related risks that we now face could increase.

If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our indebtedness or obtain additional financing.

If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our indebtedness or obtain additional financing in order to fund our new studio openings and meet our obligations with respect to the exchange notes and our other debt. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt.

The agreements governing the exchange notes and our other debt impose restrictions on our business.

The indenture governing the exchange notes contains, and the agreements governing our senior secured credit facility contains, a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make acquisitions or investments;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	extend credit.

Our senior secured credit facility also requires us to meet a number of financial ratios and tests.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the indenture governing the exchange notes or our senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under our senior secured credit facility could be terminated. If we were unable to repay debt to our senior lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the exchange notes and repay the principal amount of the exchange notes or may cause the guarantors to be unable to make payments under the guarantees.

Risks Related to the Exchange Notes

Holders of secured debt would be paid first and would receive payments from assets used as security before you receive payments if we were to become insolvent.

The exchange notes and the guarantees will not be secured by any of our assets or the assets of our subsidiaries. The indentures governing the exchange notes will permit us to incur additional debt, including purchase money debt and other secured debt. If we were to become insolvent, holders of any current and future secured debt would be paid first and would receive payments from the assets used as security before you receive any payments. You may therefore not be fully repaid if we become insolvent.

As of August 4, 2002, the issuers and the guarantors had secured indebtedness on the issuers’ consolidated balance sheet of approximately $27.8 million and an additional $10.1 million in letters of credit under our senior secured credit facility and had availability under our senior secured credit facility for additional borrowings of up to $12.3 million.

The exchange notes will be effectively subordinated to the claims of creditors of our non-guarantor subsidiaries.

We conduct a substantial portion of our business through our subsidiaries. Our domestic subsidiaries will guarantee the exchange notes, but none of our foreign subsidiaries will guarantee such notes. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the exchange notes. As of August 4, 2002, after eliminating intercompany activity, our subsidiaries that are not guarantors had immaterial liabilities and assets. The indenture governing the exchange notes will permit the incurrence of additional indebtedness by our non-guarantor subsidiaries in the future. See “Description of Notes—Brief Description of the Notes and the Guarantees” and “Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

A court could void our subsidiaries’ guarantees of the exchange notes under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of our subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

The court might take these actions if it found, among other things, that when the subsidiary executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	the guarantor received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and

•	the guarantor:

•	was (or was rendered) insolvent by the incurrence of the debt;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A court would likely find that a subsidiary received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the exchange notes. A court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a subsidiary’s guarantee, it could require that noteholders return any amounts previously paid under the guarantee. If any subsidiary’s guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the exchange notes in full. We do not believe that any of the subsidiary guarantors will be insolvent at the time the guarantees will be issued.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of a change of control of PCA, you will have the right to require us to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued interest and liquidated damages, if any. The lenders under our senior secured credit facility will have a similar right upon a change of control. It is possible that if a change of control occurs, we might not have sufficient resources to satisfy all of our repurchase obligations. In addition, the terms of some of our debt agreements prohibit us from repurchasing the exchange notes until all debt under such agreements is paid in full. Other agreements relating to our future debt may contain similar provisions preventing us from effecting repurchases of the exchange notes. Further, the requirement that we repurchase the notes if a change of control occurs may prevent us engaging in a change of control transaction that may be otherwise advantageous to holders of the exchange notes. The decision to consummate a change of control transaction will be based upon the overall benefits of the transaction and the ability to comply with the change of control provisions in our debt instruments. If a change of control occurs while we are prohibited from repurchasing the exchange notes, we could seek our lenders’ consent to repurchase the exchange notes or could attempt to refinance the borrowings that contain the prohibition. There can be no assurance, however, as to whether and to what extent we could refinance those borrowings on acceptable terms, or at all. If we do not obtain a consent or repay the borrowings, we would remain prohibited from repurchasing the exchange notes. In such case, our failure to repurchase the submitted exchange notes would constitute an event of default under the indenture, which would, in turn, constitute a further default under our new senior secured credit facility.

You should not expect PCA Finance Corp. to participate in making payments on the exchange notes.

PCA Finance Corp. is a wholly-owned subsidiary of PCA LLC that was incorporated to accommodate the issuance of the notes by PCA LLC. PCA Finance Corp. will not have any operations or assets of any kind and will not have any revenues other than as may be incidental to its activities as co-issuer of the notes. You should not expect PCA Finance Corp. to participate in servicing the interest or principal obligations on the exchange notes.

The tax and bankruptcy consequences from original issue discount could adversely affect holders of exchange notes.

The exchange notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. OID is the excess of (i) the stated redemption price at maturity of the notes over (ii) the issue price of the exchange notes. U.S. holders will be required to include the OID in income as it accrues in advance of the receipt of cash payments attributable to such income, regardless of such holders’ regular method of accounting for U.S. federal income tax purposes. In addition, if a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of notes may be limited to an amount equal to the sum of (i) the issue price and (ii) that portion of the OID which is not deemed to constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code. Any OID that was not accrued as of the date of any such bankruptcy filing would constitute “unmatured interest.”

Risks Related to the Exchange Offer

There may be no active trading market for the exchange notes.

The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. The initial purchasers of the initial notes were Goldman, Sachs & Co. and Banc of America Securities LLC. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. No affiliate of PCA will make a market in the notes. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes. The trading price of the exchange notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities.

The issuance of the exchange notes may adversely affect the market for the initial notes.

If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. The trading market for initial notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the initial notes not tendered for exchange. An issue of securities with a smaller outstanding market value available for trading, or float, may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for initial notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of initial notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the initial notes that are not exchanged more volatile. Please refer to the section in this prospectus entitled “—Your failure to participate in the exchange offer will have adverse consequences.”

Your failure to participate in the exchange offer will have adverse consequences.

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes pursuant to this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on the Securities and Exchange Commission’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular includes “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the domestic professional portrait photography industry. Others are more specific to our operations. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include, among others:

•	risks associated with substantial indebtedness, leverage, debt service and liquidity;

•	risks associated with our relationship with Wal-Mart, our principal business relationship;

•	performance of our new stores and their future operating results; and

•	risks of competition including, but not limited to, from companies currently operating in other photography markets.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this offering circular might not occur.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds to us from the issuance of the initial notes after deducting discounts, commissions and other expenses, were approximately $157.1 million. We used the proceeds, together with borrowings under our senior secured credit facility ($24.9 million) and the proceeds from the sale of the Opco senior subordinated notes ($9.7 million) to pay a dividend to Parent ($191.7 million). Parent used such dividend, together with the proceeds from its sale of the Parent senior subordinated discount notes ($29.1 million), to repay its previously outstanding senior secured credit facility ($113.3 million), and its previously outstanding senior subordinated term loans ($104.9 million), and related interest and fees ($2.6 million).

At June 27, 2002, the amounts outstanding under our previously outstanding senior secured credit facility had a weighted average interest rate of 7.13% and had maturity dates ranging from August 25, 2003 to August 25, 2005. At June 27, 2002, our previously outstanding term loans had an interest rate of 16.75% and had a maturity date of August 25, 2006, and our overall weighted average interest rate on all borrowings was 11.76%.

CAPITALIZATION

The following table shows the capitalization of PCA LLC and PCA International, Inc. as of August 4, 2002. You should read this table in conjunction with the consolidated financial statements and related notes of Parent that are included in this prospectus and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

August 4, 2002
(in thousands)
PCA LLC:
Senior secured credit facility (1)	$27,600
Capital lease obligations	188
Senior notes due 2009 offered hereby, net of discount (2)	162,106
Opco senior subordinated notes (3)	10,000

Total PCA LLC debt	199,894

PCA International, Inc.:
Parent senior subordinated discount notes (4)	28,410

Total PCA International, Inc. debt	28,410

Total consolidated debt	228,304

Parent Series A redeemable convertible preferred stock (5)	7,976
Shareholders’ deficiency	(186,914)

Total capitalization	$49,366

(1)
In connection with the offering of initial notes, we entered into a senior secured credit facility. This credit facility provides for revolving loans, from time to time, of up to $50.0 million in the aggregate, of which $25.0 million may be used for letters of credit, subject to satisfaction of customary borrowing conditions. As of August 4, 2002, we had $10.1 million of letters of credit under our senior secured credit facility, which reduced the amount available for borrowings thereunder to $12.3 million. We are subject to a mandatory prepayment obligation on our senior secured credit facility from December 15 through January 15 of each year. In the first year of the senior secured credit facility, this obligation requires that the aggregate principal amount of loans outstanding during this period not exceed $20.0 million. Due to this requirement, $7.6 million of the amount that was outstanding under our senior secured credit facility as of August 4, 2002 was classified as short-term debt. See “Description of Certain Indebtedness—Senior Secured Credit Facility” for a summary of the terms of this credit facility.

(2)	Net of discount of $2.9 million.

(3)	See “Description of Certain Indebtedness—Opco Senior Subordinated Notes” for a summary of the terms of the Opco senior subordinated notes.

(4)
See “Description of Certain Indebtedness—Parent Senior Subordinated Discount Notes” for a summary of the terms of the Parent senior subordinated discount notes. The purchasers of the $30.0 million Parent senior subordinated discount notes received warrants to purchase 52,460 shares of Parent’s common stock and warrants to purchase 287 shares of Parent’s Series A redeemable convertible preferred stock. The value of these warrants is reflected as a discount on the Parent senior subordinated discount notes in an amount equal to $1.6 million.

(5)
In addition, $26.6 million is recorded on Parent’s consolidated balance sheet under “Other Liabilities” in respect of the fair value of the embedded derivative in Parent’s Series A redeemable convertible preferred stock.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL AND OPERATING DATA
(Dollars in thousands)

The selected historical consolidated financial data for and as of each of the fiscal years in the five-year period ended February 3, 2002 set forth below under the captions “Statement of Operations Data,” “Cash Flow Data,” “Other Financial Data” and “Balance Sheet Data” have been derived from, and are qualified by reference to, Parent’s audited consolidated financial statements. The selected historical consolidated financial data as of and for the twenty-six weeks ended August 4, 2002 and July 29, 2001 set forth below have been derived from, and are qualified by reference to, Parent’s unaudited consolidated financial statements for those fiscal periods. The audited consolidated financial statements for the three fiscal years in the period ended February 3, 2002 are included elsewhere in this prospectus, together with the reports thereon of Deloitte & Touche LLP, independent auditors, with respect to each of the two fiscal years in the period ended February 3, 2002, and KPMG LLP, independent auditors, with respect to the fiscal year ended January 30, 2000. The information presented below is qualified in its entirety by, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes of Parent included elsewhere in this offering circular. Our fiscal year ends on the Sunday closest to January 31, resulting in fiscal years of either 52 or 53 weeks, and our fiscal quarters are generally thirteen weeks. For example, our fiscal year 2001 ended on February 3, 2002. Our second fiscal quarter of 2001 and 2002 ended on July 29, 2001 and August 4, 2002, respectively.

	For the Fiscal Year						For the Twenty-Six Weeks Ended
	1997		1998	1999	2000	2001 (1)	July 29, 2001	August 4, 2002
Statement of Operations Data:
Sales (2)	$242,899		$227,100	$236,124	$227,057	$257,869	$106,083	$129,446
Costs of sales	181,966		174,790	186,198	171,462	191,124	84,883	99,429
Gross profit	60,933		52,310	49,926	55,595	66,745	21,200	30,017
General and administrative expenses (3)	36,160		59,413	34,540	34,230	37,450	17,501	20,125
Amortization of intangibles	1,910		2,025	1,975	1,974	1,971	986	96
Income (loss) from operations	22,863		(9,128)	13,411	19,391	27,324	2,713	9,796
Interest expense, net (4)	6,571		15,448	28,746	29,107	29,683	14,747	13,190
Other expense (5)	—		—	—	—	15,026	4,259	2,061
Income tax provision (benefit)	7,557		(6,936)	8,913	(448)	168	175	47
Income (loss) before extraordinary item and cumulative effect of accounting change	8,735		(17,640)	(24,248)	(9,268)	(17,553)	(16,468)	(5,502)
Cumulative effect of accounting change (6)	—		—	—	(5,990)	(1,728)	(1,728)	—
Net income (loss) (7)	8,735		(18,697)	(24,248)	(15,258)	(19,281)	(18,196)	(7,829)
Pro forma income (loss) before extraordinary item (8)	6,553		(17,450)	(23,403)	(9,268)	(17,553)	(16,468)	(5,502)
Pro forma net income (loss) (8)	6,553		(18,507)	(23,403)	(9,268)	(17,553)	(16,468)	(7,829)

Cash Flow Data:
Net cash provided by (used in) operating activities	$29,534		$(12,405)	$10,986	$5,163	$12,695	$(3,729)	$10,387
Net cash used in investing activities	(13,481)		(10,412)	(7,272)	(9,351)	(13,087)	(5,546)	(7,853)
Net cash provided by (used in) financing activities	(5,296)		15,269	(273)	525	(963)	7,632	38

Other Financial Data:
Capital expenditures	$12,086		$11,022	$9,247	$11,591	$13,087	$5,546	$7,853
Depreciation and amortization	15,453		14,858	13,455	11,451	11,027	5,639	4,773
EBITDA (9)	38,316		5,730	26,866	30,842	38,351	8,352	14,569
Ratio of earnings to fixed charges (10)	3.5	x	—	—	—	—	—	—

	At End of Fiscal Year					At August 4, 2002
	1997	1998	1999	2000	2001
Store Data:
Number of permanent studios:
Wal-Mart
U.S.	990	1,096	1,254	1,381	1,537		1,615
Canada and Mexico	122	141	157	171	210		224
Kmart	963	818	566	—	—	—
Other	—	—	—	10	30		34

Total	2,075	2,055	1,977	1,562	1,777		1,873

Balance Sheet Data:
Cash and cash equivalents	$12,290	$4,952	$8,656	$4,822	$2,885		$5,444
Working capital (deficit) (11)	(20,334)	(16,111)	(20,259)	(37,613)	(49,619)		(41,397)
Total assets	153,301	151,520	137,924	126,752	131,129		135,235
Total Parent consolidated debt	50,814	224,012	214,450	214,975	217,961		228,304
Series A redeemable convertible preferred stock (12)	—	—	14,902	14,914	7,688		7,976
Consolidated shareholders’ equity (deficiency)	44,689	(120,796)	(144,481)	(160,006)	(177,390)		(186,914)

Notes

(1)	Our fiscal year 2001 consisted of 53 weeks.

(2)	The following table sets forth our sales by channel:

	For the Fiscal Year					For the Twenty Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
Wal-Mart	$134,141	$150,584	$188,267	$215,557	$247,404	$102,336	$122,232
Kmart	97,212	69,293	41,273	4,758	—	—	—
Other	11,546	7,223	6,584	6,742	10,465	3,747	7,214

Total	$242,899	$227,100	$236,124	$227,057	$257,869	$106,083	$129,446

(3)	Includes the following items:

	For the Fiscal Year					For the Twenty Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
Kmart studio closing costs, net of reimbursements from Kmart (a)	$1,153	$—	$741	$3,233	$839	$—	$—
Merger-related expenses (b)	—	25,890	—	—	—		—
Management restructuring expenses (c)	—	—	1,686	287	841	438	303

Total	$1,153	$25,890	$2,427	$3,520	$1,680	$438	$303

(a)	Consists of expenses incurred to close our studios in Kmart, including severance, net of reimbursements received from Kmart for unamortized leasehold improvements in our closed studios.

(b)
In August 1998, Parent completed a recapitalization pursuant to which Jupiter Partners became Parent’s controlling stockholder. In connection with this recapitalization, we incurred merger-related charges consisting of (i) a cash charge of $18,900 for the cancellation of stock options, (ii) a non-cash charge of $2,500 for rollover of stock options and (iii) fees and expenses of $4,490 in connection with the merger.

(c)	Consists primarily of expenses for executive severance, search and relocation.

(4)
Interest expense, net includes, for the twenty-six weeks ended August 4, 2002, $620,000 of negative interest expense representing the previous amortization of deferred financing costs, recorded in interest expense, specifically related to warrants originally issued in conjunction with amendments to our prior senior and senior subordinated debt. The warrants were cancelled June 27, 2002, upon the retirement of senior and senior subordinated debt discussed in Note (7) below.

(5)
Other expense represents the cumulative mark-to-market adjustment for relevant fiscal period for the embedded derivative in Parent’s Series A redeemable convertible preferred stock in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended (see Note (5) below). In 1999, Parent issued to Jupiter Partners 15,000 shares of its Series A redeemable convertible preferred stock for net cash proceeds of $14.9 million. The preferred stock is convertible into Parent’s common stock at any time at the option of the holder until April 30, 2011. The preferred stock is mandatorily redeemable in cash on April 30, 2011 at the greater of (a) $1,000 per share or (b) the fair value of Parent’s common stock into which it is convertible, plus declared and unpaid dividends. See Notes (3) and (9) of Parent’s consolidated financial statements and the related notes on pages F-15 and F-21, respectively.

(6)
Effective for the fiscal year 2000, we changed our policy for recognizing revenues relating to digital photographic sales to be consistent with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements. Revenues from photographic sales are recognized when the photographs are delivered to the customer. As a result of this change in accounting policy, we recorded a cumulative effect of accounting change of $(5,990) in fiscal year 2000. Costs relating to portraits processed, or in process, are deferred when incurred and expensed when the photographs are delivered and the related photographic sales revenue is recognized. Prior to the change, sales were recorded when portraits were purchased at the time of photography. All costs incurred or to be incurred related to portraits processed or to be processed but not delivered were accrued and expensed.

Effective for fiscal year 2001, we adopted SFAS 133. Parent’s series A redeemable convertible preferred stock contains an embedded derivative under SFAS 133. As a result, Parent recorded a cumulative effect of accounting change under SFAS 133 of $(1,728) for fiscal year 2001. In addition, Parent recorded $(15,026), $(4,259) and $(2,061) in fiscal year 2001 and for the twenty-six weeks ended July 29, 2001 and August 4, 2002, respectively, of other expense as Parent marked the embedded derivative to market in accordance with SFAS 133 (see Note (4) above).

(7)	During the fiscal year 1998, we retired $45,800 of senior debt and incurred an extraordinary loss, net of taxes of $1,057, relating to the write-off of deferred financing costs.

During the twenty-six weeks ended August 4, 2002, we retired $218.2 million of senior debt and senior subordinated debt with the proceeds from the initial notes, the Opco senior subordinated notes, and the Parent senior subordinated discount notes and from our senior secured credit facility, and incurred an extra ordinary loss, net of taxes and valuation allowance, relating to the write-off of deferred financing costs and accrued effective interest related to increasing rate senior debt.

(8)
As outlined in Note (5), we adopted SAB No. 101 in fiscal year 2000. We accounted for the adoption of SAB No. 101 as a change in accounting principle and recorded a cumulative effect of accounting change in the year of adoption. Had this change in accounting principle been adopted during each year presented, the effects of SAB No. 101 would have been as follows:

	For the Fiscal Year					For the Twenty-Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
Income (loss) before extraordinary item and cumulative effect of accounting change (as reported)	$8,735	$(17,640)	$(24,248)	$(9,268)	$(17,553)	$(16,468)	$(5,502)
Effect of SAB 101	(2,182)	190	845	—	—	—	—

Pro forma income (loss) before extraordinary item	$6,553	$(17,450)	$(23,403)	$(9,268)	$(17,553)	$(16,468)	$(5,502)

Net income (loss) (as reported)	$8,735	$(18,697)	$(24,248)	$(15,258)	$(19,281)	$(18,196)	$(7,829)
Effect of SAB 101	(2,182)	190	845	5,990	—	—	—

Pro forma net income (loss)	$6,553	$(18,507)	$(23,403)	$(9,268)	$(17,553)	$(16,468)	$(7,829)

(9)
We define EBITDA as income (loss) before extraordinary item and cumulative effect of accounting change, plus the expense described in Note (4) above, plus interest, taxes, depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles and should not be used in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA information is included because we believe that certain investors may use it as supplemental information to evaluate a company’s ability to service debt. The definition of EBITDA used in this offering circular may not be comparable to the definition of EBITDA used by other companies.

	For the Fiscal Year					For the Twenty-Six Weeks Ended
	1997	1998	1999	2000	2001	July 29, 2001	August 4, 2002
EBITDA is calculated as follows:
Income (loss) before extraordinary item and cumulative effect of accounting change	$8,735	$(17,640)	$(24,248)	$(9,268)	$(17,553)	$(16,468)	$(5,502)
Income tax provision (benefit)	7,557	(6,936)	8,913	(448)	168	175	47
Other expenses	—	—	—	—	15,026	4,259	2,061
Interest expense, net	6,571	15,448	28,746	29,107	29,683	14,747	13,190
Depreciation and amortization	15,453	14,858	13,455	11,451	11,027	5,639	4,773

EBITDA	$38,316	$5,730	$26,866	$30,842	$38,351	$8,352	$14,569

(10)
For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of net interest expense, amortization of deferred financing costs and the portion of rental expense deemed to be representative of the interest factor. For the fiscal years 1998, 1999, 2000 and 2001 and for the twenty-six weeks ended July 29, 2001 and August 4, 2002, earnings were insufficient to cover fixed charges by $24,576, $15,335, $9,716, $17,385, $16,293 and $6,075, respectively.

(11)	Current assets minus current liabilities.

(12)
In addition, as of February 3, 2002 and August 4, 2002, $24,516 and $26,577, respectively, was recorded on Parent’s balance sheet under “Other Liabilities” in respect of the fair value of the embedded derivative in Parent’s Series A redeemable convertible preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of the consolidated financial condition and results of operations of Parent should be read in conjunction with the historical financial statements and the related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual events or results could differ materially from those anticipated events or results due to various factors, including, but not limited to, the “Risk Factors” beginning on page 16  in this prospectus.

Overview

PCA is one of the largest providers of professional portrait photography products and services in North America based on revenue, number of customers and studio locations. We are a leader in the $1.2 billion domestic pre-school portrait photography market, with an estimated 22% share of total sales. We believe we are also the third largest company in the highly fragmented $6.3 billion domestic professional portrait industry. For the twelve months ended August 4, 2002, we served over 6.4 million customers through our retail and institutional channels and, at period end, operated 1,873 permanent portrait studios. Operating under the trade name Wal-Mart Portrait Studios, we are the sole portrait photography provider for Wal-Mart Stores, Inc., the world’s largest retailer in terms of sales. As of August 4, 2002, we operated 1,839 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada and Mexico and provided traveling portrait photography services to approximately 1,100 additional Wal-Mart store locations in the United States. Under the trade name PCA International, Inc., we also serve other retail channels, such as Meijer, Inc. and select military bases, as well as institutional channels, such as church congregations and schools.

Parent has been in operation since 1967. Until January 1997, our business consisted principally of operating portrait studios in Kmart stores. At that time, Parent acquired American Studios, Inc., which was then the primary portrait photography provider to Wal-Mart stores in the United States and Mexico. As we expanded our Wal-Mart business, we began in the second quarter of 1997 to close certain of our underperforming studios in Kmart stores. In response to these closings and our expansion in Wal-Mart, Kmart initiated closure of a number of our studios. In August 1998, Parent consummated a recapitalization pursuant to which Jupiter Partners II L.P. became Parent’s controlling stockholder and thereafter hired a new senior management team. Led by Barry Feld, Parent’s Chairman, President and Chief Executive Officer, new management commenced wide-ranging initiatives to improve our cash flow and market share. After receiving a commitment from Wal-Mart to accelerate our expansion in Wal-Mart stores, we made a strategic decision to close all Kmart locations and redeploy those assets into Wal-Mart. We completed this process by the end of fiscal 2000. Revenue from our Wal-Mart business has grown at a compound annual growth rate of 16.5% from 1997 to 2001.

Our sales are derived from the sale of portrait photography and ancillary portrait photography products. All such sales are recognized at the point of delivery to the customers. We anticipate our revenues will continue to grow as we expand into additional Wal-Mart locations domestically and internationally. Outside the Wall-Mart environment, we continue to work closely with host retailers to add incremental permanent studio locations. During 2002, this will include the opening of portrait studio operations on military bases in the Western U.S. We support studio expansions through leveraging existing marketing programs and services, including production and placement of in-store advertising, in-studio displays, direct marketing programs and general multi-media advertising. Our plans also include expanding our institutional businesses geographically with the addition of sales and photography managers in new regions. Key drivers of our operating results are our ability to grow along with our retail hosts, access to high visibility space within our retail hosts, consumer spending habits and effective execution of our operating and marketing plans. These anticipated results may be impacted by the seasonality of retail sales, specifically discount portrait sales. Because of the retail nature of our services, our business is highly seasonal. The holiday season accounts for a high percentage of our sales and operating income, and our fourth quarter (early November through late January) typically produces a large percentage of annual sales and operating income. The fourth quarter in the fiscal years 2001, 2000 and 1999 accounted for approximately 35%, 33% and 31%, respectively, of our annual sales and 78%, 89% and 99%, respectively, of our annual operating income. We believe such seasonal trends will continue for the foreseeable future. Our operations can be adversely affected by inclement weather, especially during the important fiscal fourth quarter.

Our expenses include, but are not limited to, costs of sales, general and administrative, and amortization. Costs of sales include manufacturing costs (including depreciation) related to the production of portraits including photographic film, paper, processing chemistry and labor; salaries, benefits and related overhead (including depreciation) for photography services and sales; fees paid to our host environments; marketing and advertising; and other miscellaneous selling expenses. General and administrative expenses include salaries, benefits and related overhead (including depreciation) associated with corporate and field management functions and support services. Amortization expenses relate to goodwill and other intangibles (please see “—New Accounting Pronouncements” for a discussion of the treatment of goodwill and certain intangibles in future fiscal years).

Results of Operations

Twenty-six Weeks Ended August 4, 2002 Compared With Twenty-Six Weeks Ended July 29, 2001.

Sales for the twenty-six weeks ended August 4, 2002 (“H1 2002”) increased 22.0% to $129.4 million from $106.1 million for the twenty-six weeks ended July 29, 2001 (“H1 2001”). The increase in sales is attributable principally to newly opened studios and positive same store sales. We ended H1 2002 with 1,873 permanent studios, representing 206 more studios than at the end of H1 2001. Sales from our Wal-Mart business were the largest contributor to growth, increasing 19.4% in H1 2002 to $122.2 million from $102.3 million in H1 2001.

Gross profit for H1 2002 increased 41.6% to $30.0 million from $21.2 million in H1 2001. Gross profit as a percentage of sales increased to 23.2% from 20.0%. We attribute this increase in gross profit to the increase in overall sales, as well as to higher margins as we leveraged our manufacturing capacity and our store labor efficiency. We leveraged our manufacturing capacity by producing more portrait units (as a result of increased sales) over a semi-variable cost structure in our manufacturing facilities. We do not anticipate reaching our manufacturing capacity for several years; therefore, we anticipate we can continue to leverage our manufacturing costs as we increase our sales, thereby increasing our portrait units of production. We have increased our store labor efficiency by improving our training methods as well as by making a concerted effort to reduce our store associate turnover. As a result, we are employing a better trained, higher tenured workforce in our store locations. In addition, we continue to enhance our in-store technology by improving our camera and sales technology on an ongoing basis.

General and administrative expenses for H1 2002 increased 15.0% to $20.1 million from $17.5 million in H1 2001. These general and administrative expenses in H1 2002 included $303,000 related to management restructuring expenses (executive severance, search and relocation). General and administrative expenses as a percentage of sales were 15.5% and 16.5% for H1 2002 and H1 2001, respectively. This decrease as a percentage of sales is a result of the increase in sales coupled with management’s focus on controlling overall corporate expenses.

Operating income for H1 2002 increased 261.1% to $9.8 million from $2.7 million in H1 2001. Operating income as a percentage of sales increased to 7.6% in H1 2002 from 2.6% in H1 2001. This increase reflects the net effect of changes in gross profit and general and administrative expenses as described above.

Net interest expense for H1 2002 decreased 10.6% to $13.2 million from $14.7 million in H1 2001 as a result of a decrease in our overall effective interest rate as well as $620,000 of interest income representing the previous amortization of deferred financing costs, recorded in interest expense in H1 2002, specifically related to warrants originally issued along with amendments to our prior senior and senior subordinated debt. The warrants were cancelled June 27, 2002, upon the retirement of our prior senior and senior subordinated debt.

Other expense of $2.1 million for H1 2002 decreased 51.6% from $4.3 million in H1 2001. Other expense represents the mark-to-market adjustment for the derivative in our Series A redeemable convertible preferred stock, which meets the criteria of an embedded derivative under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended), which we adopted in fiscal 2001. The embedded derivative value is computed based on several factors including the underlying value of our common stock at a point in time.

Our loss before extraordinary loss and the cumulative effect of accounting changes decreased to $5.5 million in H1 2002 from $16.5 million in H1 2001. The decrease in net loss is a result of the net effect of changes in gross profit, general and administrative expenses, net interest expense and other expense as described above.

In H1 2002, we retired $218.2 million of senior and senior subordinated debt resulting in an extraordinary loss of $2.3 million, net of taxes and valuation allowance, relating to the write-off of deferred financing costs ($7.9 million) less the write-off of accrued interest on retired increasing rate debt ($5.6 million).

2001 Fiscal Year Compared With 2000 Fiscal Year.

Sales for fiscal 2001 increased 13.6% to $257.9 million from $227.1 million in fiscal 2000. The increase in sales is attributable principally to newly opened studios and to a lesser extent to positive same store sales. We ended the year with 1,777 permanent studios, representing 215 more studios than at the end of fiscal 2000. Sales from our Wal-Mart business were the largest contributor to growth, increasing 14.8% in fiscal 2001 to $247.4 million from $215.6 million in fiscal 2000.

Gross profit for fiscal 2001 increased 20.1% to $66.7 million from $55.6 million in fiscal 2000. Gross profit as a percentage of sales increased to 25.9% from 24.5% in fiscal 2000. We attribute this increase in gross profit to the increase in overall sales, as well as to higher margins as we leveraged our manufacturing capacity and our store labor efficiency. We leveraged our manufacturing capacity by producing more portrait units (as a result of increased sales) over a semi-variable cost structure in our manufacturing facilities. We do not anticipate reaching our manufacturing capacity for several years; therefore, we anticipate we can continue to leverage our manufacturing costs as we increase our sales, thereby increasing our portrait units of production. We have increased our store labor efficiency by improving our training methods as well as by making a concerted effort to reduce our store associate turnover. As a result, we are employing a better trained, higher tenured workforce in our store locations. In addition, we continue to enhance our in-store technology by improving our camera and sales technology on an ongoing basis.

General and administrative expenses for fiscal 2001 increased 9.4% to $37.5 million from $34.2 million in fiscal 2000. These general and administrative expenses included expenses in fiscal 2001 of $839,000 related to Kmart studio closing costs and $841,000 related to management restructuring expenses (executive severance, search and relocation). General and administrative expenses as a percentage of sales were 14.5% and 15.1% for fiscal 2001 and 2000, respectively. This decrease as a percent of sales is a result of the increase in sales coupled with management’s focus on controlling overall corporate expenses.

Operating income for fiscal 2001 increased 40.9% to $27.3 million from $19.4 million in fiscal 2000. Operating income as a percentage of sales increased to 10.6% in fiscal 2001 from 8.5% in fiscal 2000. This increase reflects the net effect of changes in gross profit and general and administrative expenses as described above.

Net interest expense for fiscal 2001 increased 2.0% to $29.7 million from $29.1 million in fiscal 2000 as a result of increased borrowings under our existing credit facility to help finance the expansion of our business.

Other expense of $15.0 million for fiscal 2001 represented the year-to-date mark-to-market adjustment for the derivative in our Series A redeemable convertible preferred stock, which meets the criteria of an embedded derivative under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended), which we adopted in fiscal 2001.

Our income tax expense increased to $0.2 million in fiscal 2001 due to international taxes. Given our current and historical net losses, however, we do not anticipate paying federal or state corporate taxes in the near future.

Our net loss before the cumulative effect of accounting changes increased to $17.6 million in fiscal 2001 from $9.3 million in 2000. The increase in net loss is a result of other expense related to the valuation of the redemption feature of our preferred stock offset by the increase in sales and improved operating performance.

2000 Fiscal Year Compared with 1999 Fiscal Year.

Sales for fiscal 2000 decreased 3.8% to $227.1 million from $236.1 million in fiscal 1999. The impact of the accounting change was insignificant between 2000 and 1999. Restructuring activities and closing of our Kmart studios were the primary contributing factors to the decline in sales. These factors were offset by the opening of Wal-Mart studios. Sales excluding Kmart studios in fiscal 2000 increased 14.1% to $222.3 million from $194.9 million in fiscal 1999. Sales from newly opened studios accounted for most of this sales increase. We ended the year with 1,562 permanent studios, representing 415 fewer studios than at the end of fiscal 1999 due to the closing of our Kmart studios. Sales from our Wal-Mart business were the largest contributor to growth, increasing 14.5% in fiscal 2000 to $215.6 million from $188.3 million in fiscal 1999.

Gross profit for fiscal 2000 increased 11.4% to $55.6 million from $49.9 million in fiscal 1999. Gross profit as a percentage of sales increased to 24.5% from 21.1% in fiscal 1999. We attribute this increase in gross profit to the closing of unprofitable Kmart studios coupled with increasing Wal-Mart studio operations.

General and administrative expenses for fiscal 2000 decreased 0.9% to $34.2 million from $34.5 million in fiscal 1999. General and administrative expenses in 2000 included $3.2 million of Kmart studio closing costs net of reimbursements paid by Kmart to us for unamortized leasehold improvements in our closed Kmart studios and $0.3 million related to management restructuring expenses (executive severance, search and relocation). General and administrative expenses as a percentage of sales were 15.1% and 14.6% for fiscal 2000 and 1999, respectively. This increase as a percent of sales was due primarily to the decrease in overall sales (due to the closing of our Kmart studios) as well as the expenses related to the restructuring of corporate management in 2000.

Operating income for fiscal 2000 increased 44.6% to $19.4 million from $13.4 million in fiscal 1999. Operating income as a percentage of sales increased to 8.5% in fiscal 2000 from 5.7% in fiscal 1999. This increase reflects the closing of underperforming Kmart locations and a reduction of general and administrative expenses.

Net interest expense for fiscal 2000 increased 1.3% to $29.1 million from $28.7 million in fiscal 1999 as a result of increased borrowings under our existing credit facility to help finance the expansion of our business as well as increases in the weighted averaged interest rate of our debt.

Our net loss before the cumulative effect of an accounting change in 2000 improved to $9.3 million in fiscal 2000 (and to $15.3 million when including the cumulative effect of the accounting change) from a net loss of $24.2 million in fiscal 1999 through a combination of Kmart studio closings, leverage gained in our gross profit, and reductions in general and administrative expenses.

Liquidity and Capital Resources

Liquidity.    Our capital structure is highly leveraged. Our principal sources of liquidity are cash flow from operations and borrowings under our senior secured credit facility. Our principal uses of cash are capital expenditures and seasonal working capital. During H1 2002, we have used $7.9 million in cash on capital expenditures. However, we have seen an improvement in our working capital position (our working capital deficit has decreased by $8.2 million during H1 2002), primarily as a result of our retirement of our previous debt structure and replacing it with a more favorable debt amortization schedule. From the end of 1998 until our debt restructuring on June 27, 2002, we had experienced an increase in our working capital deficit due to our exiting Kmart store locations while aggressively expanding our Wal-Mart relationship. Based upon our current and forecasted levels of operations, management believes that cash flow from operations and available cash, improved as a result of changing our debt amortization, together with available borrowings under our senior secured credit facility, will be adequate to meet our liquidity needs on both a short term and long term basis.

Management’s assumption of the cash flow generated from operations is based on projections of our performance, which includes assumptions of the growth in number of studio locations and growth in comparable store sales, among other factors. If these projections are not attained, this could adversely impact the amount of cash generated from operations and our access to additional borrowings.

Due to the seasonality of our operations, cash is generally consumed during the first three quarters and generated during the remaining fourth quarter. During the Christmas season, which falls in our fourth quarter, families emphasize the need for portraits as gifts and/or inclusions in holiday cards, making it our busiest quarter of the year.

We entered into a new senior secured credit facility on June 27, 2002, which allows us to borrow up to $50.0 million of which $25.0 million may be standby and commercial letters of credit. As of August 4, 2002, $27.6 million was outstanding in revolving loans in addition to $10.1 million in letters of credit. We had additional availability of $12.3 million. Our outstanding revolving loans bear interest at a rate equal to the London inter-bank offered rate (“LIBOR”) plus 3.5% or, at our option, the Alternate Base Rate (which is the higher of (i) the Bank of America, N.A. prime rate and (ii) the Federal Funds rate plus 0.50%) plus 2.5%. As of August 4, 2002, the weighted average interest rate on this facility was 5.43%. We may prepay loans and reduce the amounts available to us at any time by giving prior notice without premium or penalty. We are required to prepay loans with 100% of the net cash proceeds of all asset sales by us (subject to certain restrictions), 100% of the net cash proceeds from the issuance of debt (subject to certain restrictions), and 100% of the net cash proceeds from the issuance of equity by us, provided that such net cash proceeds may be applied to prepay up to 35% of our outstanding senior notes. In addition, we are subject to mandatory prepayment obligations so that from December 15, 2002 through January 15, 2003 the aggregate principal amount of loans outstanding shall not exceed $20.0 million, from December 15, 2003 through January 15, 2004 the aggregate principal amount of loans outstanding shall not exceed $15.0 million, and from December 15 through January 15 of each year thereafter the aggregate principal amount of loans outstanding shall not exceed $10.0 million. Our senior secured credit facility contains financial covenants that require us to comply with certain financial ratios and tests. As of August 4, 2002, we are in compliance with these ratios and tests:

Ratio/Test	Required Maximum	Required Minimum	Actual
Consolidated Total Leverage Ratio	5.75		4.83
Consolidated Senior Secured Leverage Ratio	1.25		0.49
Consolidated Fixed Charge Coverage Ratio		1.20	1.74
Consolidated Interest Coverage Ratio		1.40	1.92
Last Twelve Months EBITDA (as defined in agreement)		$37,000	$46,276
Consolidated Net Worth		$(227,027)	$(178,933)
Capital Expenditures (fiscal year 2002)	$20,000		$7,853

Also on June 27, 2002, PCA LLC issued $10.0 million of Opco senior subordinated notes. The Opco senior subordinated notes are subordinated to our senior secured credit facility and our senior notes and are guaranteed by PCA International, Inc. and all of PCA LLC’s domestic subsidiaries. The Opco senior subordinated notes bear interest payable in cash semiannually, in arrears, at a rate of 13.75% per year. We must repay in full all amounts outstanding under the Opco senior subordinated notes by June 27, 2010. We may repay amounts outstanding in whole or in part at specified premiums at any time. The Opco senior subordinated notes contain negative covenants and other restrictions that, among other things, subject to certain restrictions, restrict our ability to engage in certain activities. At August 4, 2002, we were in compliance with such covenants.

Also on June 27, 2002, PCA International, Inc. issued $30.0 million of Parent senior subordinated discount notes. The Parent senior subordinated discount notes are subordinated to the guarantee of our senior secured credit facility and our senior notes by PCA International, Inc. The Parent senior subordinated discount notes bear interest at a rate of 16.5% per year. Through June 27, 2007, interest will be added to the outstanding principal amount of the Parent senior subordinated discount notes semiannually, in arrears. After June 27, 2007, interest will be payable in cash semiannually in arrears at the rate of 16.5%. We must repay in full all amounts outstanding under the Parent senior subordinated discount notes by June 27, 2010. We may repay amounts outstanding in whole or in part at specified premiums at any time. The Parent senior subordinated discount notes contain negative covenants and other restrictions that, among other things, subject to certain restrictions, restrict our ability to engage in certain activities. At August 4, 2002, we were in compliance with such covenants.

Capital Expenditures.    Capital expenditures were $7.9 million in H1 2002, $13.1 million in fiscal 2001, $11.6 million in fiscal 2000 and $9.2 million in fiscal 1999. Capital expenditures during the same periods were principally for equipment and leasehold improvements in new permanent studios, as well as for expenditures for the upgrade of certain processing equipment in our two laboratory and processing facilities, and new computing equipment in our corporate office. Capital expenditures in H1 2002 and fiscal 2001, 2000 and 1999 were financed from operations in addition to borrowings under our existing credit facility. The most significant capital expenditures contemplated over the next five years will be for new studio openings.

Net Cash Provided by Operating Activities.    Net cash provided by operating activities was $10.4 million, $12.7 million, $5.2 million and $11.0 million in H1 2002 and fiscal 2001, 2000 and 1999, respectively. The increase in cash provided by operating activities in 2001 was due to the $7.9 million increase in our operating income. The decrease in cash provided by operating activities in fiscal 2000 to $5.2 million from $11.0 million in fiscal 1999 was due to an overall decrease in sales as we exited the Kmart business, and resulting effects on operating assets and liabilities.

Net Cash Used in Investing Activities.    Net cash used in investing activities was $7.9 million in H1 2002, $13.1 million in fiscal 2001, $9.4 million in fiscal 2000 and $7.3 million in fiscal 1999. Net cash used in investing activities increased $3.7 million in fiscal 2001 and $2.1 million in fiscal 2000. The primary reason for these increases is the acceleration of our expansion in the Wal-Mart host environment.

Net Cash Used in Financing Activities.    Net cash provided by financing activities was $38,000 in H1 2002, $1.0 million use of cash in fiscal 2001, $0.5 million source of cash in fiscal 2000 and $0.3 million use of cash in fiscal 1999. The increase in net cash used in fiscal 2001 was due to increased net borrowings under our credit facility. Net cash provided by financing activities for fiscal 2000 increased $0.8 million from a use of cash in fiscal 1999. This increase is primarily the net effect of the following items in fiscal 1999: issuance of preferred stock of $14.9 million and subsequent prepayment of borrowings of $10 million; deferred financing costs of $3.6 million primarily related to the conversion of senior subordinated debt to term loans; and the acquisition of common stock of $1.7 million. In addition, our net borrowings under our credit facility increased by approximately $400,000 in fiscal 2000.

Preferred Stock.    In connection with our recapitalization during the second quarter of 1999, we issued 15,000 shares of Series A redeemable convertible preferred stock for net proceeds of $14.9 million (net of offering costs of $98,000). We used the proceeds from the issuance to prepay $10.0 million of debt under our previous credit facility and eliminate scheduled debt payments until October 2000, to pay $3.3 million in fees related to our previous credit facility and to repurchase $1.7 million of our common stock. The preferred stock is convertible at any time into 125 common shares per share of preferred stock issued and outstanding and is redeemable at April 30, 2011 at the greater of $1,000 per share or the fair value of our common stock into which it is convertible, plus declared an unpaid dividends. The preferred stock is a hybrid instrument which is discussed below.

Critical Accounting Policies

To understand our financial statements, it is important to understand our accounting policies. In preparing the financial statements in accordance with accounting principles generally accepted in the United States (GAAP), management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and consequently actual results could differ from those estimates. For any given individual estimate or assumption made by the company, there may also be other estimates or assumptions that are reasonable; however, we believe that given current facts and circumstances, it is unlikely that applying any such other reasonable judgment would cause a material adverse effect on our consolidated results of operations, financial position, or liquidity for the periods presented here.

Our most critical accounting policies include revenue recognition and deferred costs, postretirement benefits, workers’ compensation, general insurance liability amounts, recoverability of deferred tax assets and derivative financial instruments.

Revenue Recognition and Deferred Costs.    In accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, in fiscal 2000, we began recording photographic sales when portraits and/or other merchandise are delivered to our customers. Costs relating to portraits processed, or in process, are deferred as incurred and expensed when the related photographic sales revenue is recognized. Prior to the change, sales were recorded when portraits were purchased at the time of photography. All costs incurred or to be incurred related to portraits processed or to be processed but not delivered were accrued and expensed.

Postretirement Benefits.    We sponsor a postretirement health care plan for certain retirees and current employees. We measure the cost of its obligations based on actuarial assumptions. This benefit is accrued and covers fewer than 70 people. In the event these actuarial assumptions are materially different from our future actual experience, our accrual for such postretirement benefits could be materially misstated. To date, however, we have not experienced a material difference between our estimates of cost based on actuarial assumptions and actual experience.

Workers’ Compensation and General Insurance.    We have established reserves for worker’s compensation and general insurance claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are developed using actuarial principles and assumptions which consider a number of factors, including historical claim payment patterns and changes in case reserves, the assumed rate of increase in healthcare costs and property damage repairs, ultimate court awards and the discount rate. The amount of these reserves could differ from our ultimate liability related to these claims due to changes in our accident reporting, claims payment and settlement practices or claims reserve practices, as well as differences between assumed and future cost increases and discount rates.

Income Tax.    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss and tax credit carryforwards as well as differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Derivative Financial Instruments.    On January 29, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

We use derivative financial instruments designated as cash flow hedges, such as interest rate swaps, interest rate collars and interest rate cap agreements to manage exposure due to changes in cash interest requirements on its variable rate debt.

We do not hold or issue any derivative financial instruments for trading purposes and are not a party to leveraged instruments. The credit risks associated with our derivative instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although we may be exposed to losses in the event of nonperformance of the counterparties, we do not expect such losses, if any, to be significant.

During fiscal year 2001, we had an interest rate swap agreement that converted three-month floating LIBOR to a fixed 5.25% rate. This swap was for $60.0 million. We had an additional interest rate swap agreement for $20.0 million. This agreement was a collar with a top rate of 6.5% and a bottom rate of 5.25%. There was an additional interest rate cap agreement for $25.0 million. This agreement capped LIBOR at 7.0%. Each of these agreements expired December 3, 2001. The business purpose of these agreements was to limit our exposure to higher interest rates. We presently have in place an interest rate cap agreement for $94 million. This agreement caps LIBOR at 7.0% and expires December 3, 2002. The agreement is essentially separate from any loan agreement and pays us if LIBOR exceeds 7.0%. Since LIBOR is presently under 2.0% percent it is unlikely we will profit from this agreement. As was the case in our previous agreements, the business purpose is to limit our exposure to higher interest rates.

We have determined that our series A redeemable convertible preferred stock meets the definition of a hybrid instrument as outlined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended) (“SFAS 133”). This hybrid instrument contains debt characteristics (the preferred stock is mandatorily redeemable in cash) and an embedded derivative as a result of the preferred stock’s conversion option (i.e., the option derives its value, in part, based on the changes in the fair value of our common stock). Therefore, we have separated the embedded derivative, valued it, and classified it as a component of “Other Liabilities” in our balance sheet. We value the embedded derivative using the Black-Scholes option pricing model with an assumption of fair value of our underlying common stock. To value our common stock, we use the income approach which considers expected returns on investment, which are discounted or capitalized at an appropriate rate of return to reflect investor risks and hazards. A discounted net cash flow analysis is utilized which provides an indication of value based upon the present value of anticipated future cash flows, discounted at an appropriate present worth factor reflecting the risk inherent in the investment. In addition, we apply a discount because there is not a readily available market for our common stock. The value of our common stock we have calculated, therefore, could be different if we apply a different discount with regard to the marketability of our common stock as well as if we apply a different discount rate in our discounted net cash flow analysis. Consequently, the value of the embedded derivative could change based on differences in assumptions used in valuing our common stock.

Contractual Obligations and Commercial Commitments

The following summarizes the contractual cash obligations and other commercial commitments of (1) PCA LLC and its subsidiaries and (2) PCA International, Inc. as of August 4, 2002. In addition, we have a contract with AGFA Corporation that requires us to purchase substantially all of our photographic film, paper and processing chemistry from AGFA Corporation, but does not specify a minimum purchase amount.

Contractual Obligations
	Repayment by period (dollars in millions)
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
PCA LLC (including subsidiaries):
Lines of credit (senior secured credit facility)	$27.6	$7.6	$10.0	$10.0	$—
Capital lease obligations	0.2	0.1	0.1	—	—
Senior notes due 2009	165.0	—	—	—	165.0
Opco senior subordinated notes	10.0	—	—	—	10.0

Total PCA LLC	202.8	7.7	10.1	10.0	175.0

PCA International, Inc. (excluding subsidiaries) (1):
Parent senior subordinated discount notes	30.0	—	—	—	30.0
Parent series A redeemable convertible preferred stock (2)	35.8	—	—	—	35.8

Total PCA International, Inc.	65.8	—	—	—	65.8

Total contractual cash obligations	$268.6	$7.7	$10.1	$10.0	$240.8

(1)	In order to service its contractual cash obligations, PCA International, Inc. will be dependent upon distributions from PCA LLC in the future.
(2)
As of August 4, 2002, the fair market value of our common stock was $19.10. We used this amount to calculate the contractual cash obligation: $19.10 per share of common stock multiplied by 125 common shares per each share of preferred stock multiplied by 15,000 preferred shares issued and outstanding. As the value of our common stock changes over time, the cash obligation of our preferred stock may change.

Other Commercial Commitments
		Amount of commitment expiration per period (dollars in millions)
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Standby letters of credit	$10.1	$10.1	$—	$—	$—
Guarantees	—	—	—	—	—
Standby repurchase obligations	—	—	—	—	—
Other commercial commitments	—	—	—	—	—

Total commercial commitments	$10.1	$10.1	$—	$—	$—

Inflation Fluctuations

Over the past few years, inflation fluctuations have not had a significant impact on our financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risks from changes in interest rates relates primarily to the effects that changes in interest rates have on floating rate debt. To lower or limit overall borrowing costs, from time to time, we enter into interest rate hedging agreements to modify the interest characteristics of portions of our outstanding debt. During 2000, we entered into an interest rate cap that establishes a maximum interest rate for a specified dollar amount of debt. If the current market interest rate is below the maximum agreed-upon rate, we will pay interest on the specified dollar amount of debt, based on the current market rate. If the current market rate is greater than the maximum agreed-upon rate, we will pay interest on the specified dollar amount of debt based on the maximum rate. The fair market values of the cap at January 28, 2001, and at February 3, 2002, were $40,000 and $0, respectively. The interest rate cap agreement expires December 3, 2002. As of August 4, 2002, we have not entered into any other interest rate hedging agreements. Based on the aggregate principal amount of floating rate debt that we had on August 4, 2002, a 100 basis point movement in the interest rate on our floating rate debt would result in an annualized increase or decrease of approximately $0.3 million in net interest expense and cash flows.

We conduct business in foreign currencies in both Canada and Mexico. A 10% change in the value of all foreign currencies would not have a material effect on our financial position, liquidity or results of operations.

The value of the embedded derivative in Parent’s Series A redeemable convertible preferred stock fluctuates based upon the value of Parent’s common stock. Based on an analysis conducted by Marshall & Stevens Incorporated, a provider of valuation and financial consulting services, a $1.00 or $2.00 change in the price of Parent’s common stock (holding all other variables constant) would cause a $1.781 million or a $3.571 million change, respectively, in the carrying value of the embedded derivative in Parent’s outstanding Series A redeemable convertible preferred stock on Parent’s balance sheet, with a corresponding income or expense in Parent’s statement of operations.

New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142, which was effective for us on February 4, 2002, requires the use of a nonamortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. Goodwill and certain intangible assets with indefinite lives are not subject to amortization. Intangible assets with definite useful lives will continue to be amortized over their useful lives. Due to the non-amortization provisions of SFAS No. 142, we will recognize $192,000 of amortization expense in fiscal year 2002 as compared to $2.0 million in fiscal year 2001 (provided we acquire no more amortizable intangible assets). In addition, we will recognize no amortization expense subsequent to fiscal year 2002 given our current intangible assets. The adoption of SFAS No. 142 requires that an initial assessment be performed on all goodwill and indefinite lived intangible assets. To complete this assessment, we compared the fair value to the current carrying value of goodwill and other intangible assets. Any impairment charge resulting from this initial assessment will be recorded as a cumulative effect of an accounting change; however, we determined there was no impairment.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes SFAS No. 121, “Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” but retains many of its fundamental provisions. Additionally, this statement expands the scope of discontinued operations to include more disposal transactions. This standard was effective for us on February 4, 2002 and the adoption did not have a material impact on Parent’s financial position or operations.

BUSINESS

Overview

PCA is one of the largest providers of professional portrait photography products and services in North America based on revenue, number of customers and studio locations. We are a leader in the $1.2 billion domestic pre-school portrait photography market, with an estimated 22% share of total sales. We believe we are also the third largest company in the $6.3 billion domestic professional portrait industry. While the industry is highly competitive and fragmented, there are four portrait photography companies operating within large host retailers on a national basis: Olan Mills (Kmart), CPI Corporations (Sears), LifeTouch (JC Penney) and PCA (Wal-Mart). For the twelve months ended August 4, 2002, we served over 6.4 million customers through our retail and institutional channels and, at period end, operated 1,873 permanent portrait studios. Operating under the trade name Wal-Mart Portrait Studios, we are the sole portrait photography provider for Wal-Mart Stores, Inc., the world’s largest retailer in terms of sales. As of August 4, 2002, we operated 1,839 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada and Mexico and provided traveling portrait photography services to approximately 1,100 additional Wal-Mart store locations in the United States. As of August 4, 2002, we also operated 34 permanent studios in other retail channels, such as Meijer, Inc. and select military bases. Under the trade name PCA International, Inc., we also serve institutional channels, such as church congregations and schools, using a traveling photography format. For the twelve months ended August 4, 2002, we had sales of $281.2 million.

We believe we have one of the industry’s lowest cost portrait services due primarily to our vertically integrated and technologically advanced operations. We use an integrated digital imaging system that allows our customers to view a digital proof of each pose during the photography session and to select the desired images before any printing occurs. This proprietary system also automates and links the image selection process with the immediate sale of custom portrait packages and integrates our studios with our portrait processing and production system. This system, which includes two state-of-the-art processing facilities and a distribution center in the Charlotte, North Carolina area, is fully scaleable as we set up new portrait studio locations and expand into other channels. By integrating our portrait photography and production processes, we are able to minimize processing costs, provide prompt, automated service and grow with minimal incremental capital commitment as we leverage our existing infrastructure. As a result of our low cost structure, we can offer portrait packages at substantially lower prices than those of our competitors. Prices for our lowest priced portrait packages begin at $4.88 per package with no additional charges, compared to an estimated range of $5.95 to $9.99 for the lowest priced packages of our competitors. Furthermore, we do not charge sitting fees or handling charges, while our competitors’ packages typically require additional sitting fees or handling charges of up to $9.99.

Parent has been in operation since 1967. Until January 1997, our business consisted principally of operating portrait studios in Kmart stores. At that time, Parent acquired American Studios, Inc., which was then the primary portrait photography provider to Wal-Mart stores in the United States and Mexico. As we expanded our Wal-Mart business, we began in the second quarter of 1997 to close certain of our underperforming studios in Kmart stores. In response to these closings and our expansion in Wal-Mart, Kmart initiated closure of a number of our studios. In August 1998, Parent consummated a recapitalization pursuant to which Jupiter Partners II L.P. became Parent’s controlling stockholder and thereafter hired a new senior management team. Led by Barry Feld, Parent’s Chairman, President and Chief Executive Officer, new management commenced wide-ranging initiatives to improve our cash flow and market share. After receiving a commitment from Wal-Mart to accelerate our expansion in Wal-Mart stores, we made a strategic decision to close all Kmart locations and redeploy those assets into Wal-Mart. We completed this process by the end of fiscal 2000. Revenue from our Wal-Mart business has grown at a compound annual growth rate of 16.5% from 1997 to 2001.

PCA LLC was organized as a Delaware limited liability company, and PCA Finance Corp. was organized as a Delaware corporation, in 2002. Parent was organized as a North Carolina corporation in 1967 and has been in business since 1967. Our address is 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105. Our corporate web site address is www.pcaintl.com. Information on our website is not part of this offering circular.

Competitive Strengths

Our principal strengths include:

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Leading Market Position.    We are a leader in the $1.2 billion domestic pre-school portrait photography market, with an estimated share of 22% of total sales. We believe we are also the third largest company in the highly fragmented $6.3 billion domestic professional portrait industry. In 2001, no other provider served more customers in retail hosts or operated more studio locations than PCA. Since fiscal year 1998, we have increased the number of customers we served from 4.3 million to 6.4 million. As of August 4, 2002, we operated 1,873 permanent portrait studios.

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Strong, Mutually Beneficial Relationship with Wal-Mart.    By aligning our strategy with Wal-Mart’s emphasis on providing low-cost, high quality products, we have enjoyed a mutually beneficial, long-term relationship with Wal-Mart. For its fiscal year ended January 31, 2002, Wal-Mart reported net sales of approximately $218 billion worldwide, and as of that date had 1,647 discount stores and 1,066 supercenters in the United States, as well as 1,170 units internationally, including 196 in Canada and 551 in Mexico. Since 1998, we have been the sole operator of portrait photography studios in Wal-Mart stores in North America and have been able to significantly increase the number of permanent studios in Wal-Mart. As of August 4, 2002, we had 1,839 permanent portrait studios in Wal-Mart stores in North America, representing an increase of 65.6% from the 1,112 studios we operated at the beginning of fiscal 1998. Sales from our Wal-Mart business totaled $267.3 million for the twelve months ended August 4, 2002, which represents an increase of 77.5% from $150.6 million in fiscal 1998. As a result of this growth, we have been able to significantly expand brand awareness for Wal-Mart Portrait Studios. Most of our permanent Wal-Mart studios are located in prominent locations at the front of the discount store or supercenter, affording us easy access to Wal-Mart’s unrivaled customer foot traffic. In addition, Wal-Mart has agreed to use its best efforts to build our studios into the blueprint for all new Wal-Mart stores of 100,000 square feet and larger.

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Low Cost Producer and Attractive Margins.    We believe we have one of the lowest-cost portrait production systems in the industry due to (1) the low capital expenditures, depreciation and maintenance expenses associated with our proprietary integrated digital imaging and portrait processing system; (2) the efficiency and flexibility of our integrated system, which streamlines and automates the production process, resulting in higher volume, higher speed, lower labor costs and lower waste; (3) a marketing focus on selling larger portrait collections based on more poses, which lowers the average production cost per unit; and (4) favorable relationships with our suppliers. In addition, because we have made the capital investments to establish an automated processing and distribution infrastructure that will scale with our growth, additional sales from new studios or new markets are expected to further enhance our profit and EBITDA margin.

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Predictable Cash Flow.    Because parents have additional portraits of their children taken as the appearance of their children changes, we believe that our business and cash flow are less susceptible to fluctuations in the economic cycle than other segments of the retail sector. Furthermore, other than for build-out of new studios, our capital expenditure needs are modest. Our new studios are modular and can be installed quickly, generating revenues immediately and providing rapid cash-on-cash returns. In addition, we require limited investments in working capital as our business grows.

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Focus On Innovation.    We have a history of assessing advancements in technology and successfully implementing such advancements when we have determined that they are cost-effective on a large-scale basis. We are one of the few companies in the domestic professional portrait photography industry to have developed a proprietary integrated system that allows customers to select their choice of portraits prior to actual production and that automatically links the image selection process to the sale and production of the portrait package. This technology is fully scaleable; as we continue our rapid expansion plans, each new outlet or channel requires minimal incremental expenditures. We are also on the forefront of testing new all-digital portrait photography growth platforms, including a free-standing specialty retail concept called GoPortraits Digital Destination. In addition, we strive to maintain a strong focus on new product development. Recently, we expanded our portfolio of products to include all-occasion greeting cards and large-format canvas portraits. In 1999, we introduced Portrait Gallery™, which allows customers to purchase, on the same day as their portrait session, a disk containing their digital portrait images. We enhanced this product in 2000 by providing PhotoParade®, a companion software on CD that enables customers to use their digital portrait images to create animated screensavers and e-mail them to family and friends the same day as the photography session.

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Experienced and Results-Oriented Management Team.    Members of our senior management team have an average of over 17 years of experience in the specialty retail industry. They are invested in our business, beneficially owning approximately 14.0% of Parent’s common stock. Since joining PCA in 1999, Barry Feld, our Chairman, President and Chief Executive Officer, has directed our expansion by further strengthening our relationship with Wal-Mart, growing our institutional business and extending our retail footprint by launching portrait studio operations within Meijer stores and on select military bases. Eric Jeltrup, our Chief Technical Officer, sets our technology agenda and oversees the capital planning and investment for our camera and production technologies, and Rick Gemereth, our Chief Information Officer, oversees our information technology capital planning and investment.

Our business, including these competitive strengths, is subject to certain weaknesses. See “Risk Factors.”

Business Strategy

Our business strategy is to capitalize on our strengths by implementing the following initiatives:

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Continue to Deliver on Strong Growth Prospects.    As the sole provider of portrait studios for Wal-Mart, we believe we have the strongest platform for expansion in the industry. We opened 195 permanent Wal-Mart studios in fiscal 2001 and are currently planning to open approximately 200 permanent Wal-Mart studios in fiscal 2002. During the first two quarters of fiscal 2002, we opened 92 permanent studios in Wal-Mart. In the future, we also intend to add an additional camera in select Wal-Mart studios to capture increased customer traffic. We expect that this studio growth, combined with the increasing brand awareness for Wal-Mart Portrait Studios, will result in increased market share for PCA. Further growth opportunities are available in the institutional portrait segment and other retail channels.

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Diversify Our Revenue Streams.    We will continue to utilize our low cost, high volume platform in an effort to increase sales in other retail channels, including Meijer stores and military bases. In addition, we intend to grow our institutional portrait business, which currently represents less than 4% of our sales, primarily through church and school accounts. We are also exploring options to expand our institutional business into children’s sports teams, event photography and seasonal mall business. Towards this end, in the last twelve months we have added significant resources to our institutional photography and sales organization. Finally, we will continue to explore additional geographic diversification by testing Wal-Mart Portrait Studios in Europe.

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Continue to Drive Our Technological Innovation and Leadership.    We continue to address the changing needs and wants of customers through innovation in technology and retail services. For example, we have created a digital production process that is both scaleable and flexible. We are leveraging this digital production process to provide large-format canvas portraits and specialty products. We have also developed a free-standing, specialty retail concept, GoPortraits Digital Destination. Our pilot GoPortraits store in Charlotte, North Carolina, offers professional photographers digital equipment, the ability to rent time in our state-of-the-art digital studio, and editing and printing services for digital or film images in a high quality professional environment.

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Expand Sales and Marketing Opportunities.    We have implemented several initiatives in order to improve in-store awareness at Wal-Mart studios and to increase recurring revenues, including: (1) leveraging our proprietary customer database of over 10 million customers for occasion-related portrait events; (2) continuing to enhance the comfort level and family-friendly atmosphere of our studios; (3) launching cross-promotional campaigns between our studios and large consumer products companies; and (4) developing in-store merchandising programs with other departments within Wal-Mart. In addition, working with Walmart.com, we have expanded our Internet presence. We have developed e-mail marketing programs to support our studio business by increasing the frequency of direct communication with our target customers and outreach marketing to new customers. We will also utilize our new institutional telemarketing group to spearhead our effort to service more church congregations.

Industry Overview

We operate within the domestic professional portrait photography industry, offering children’s, adult and family portraits both through permanent studios and traveling locations in retail hosts as well as through traveling locations in churches and other institutional channels.

In 1999, sales of the domestic professional portrait photography industry were estimated to be $6.3 billion. The primary markets within the professional portrait photography industry are pre-school children, school age children (including graduation portraits), adults, families/groups, weddings, passport, churches and others, such as cruise ships, conventions/events, glamour and executive portraits. Currently, we participate in markets representing 67.0% of industry sales: school age, pre-school, adult, family, passport and churches. Through our GoPortraits initiative, we have also recently entered and expect to expand our presence in the $800 million wedding market. The following presents sales information for the domestic professional portrait photography industry by market:

1999 Domestic Professional Portrait Photography Industry Sales: $6.3 Billion

Source:  2000 International Photo Imaging Industry Report, Photofinishing News Inc.

From 1991 to 1999, according to figures from The 2000 International Photo Imaging Industry Report, the domestic professional portrait photography industry grew at a compound annual growth rate of 2.1%. We are one of the largest participants in the domestic pre-school portrait photography market (children under six years old), which has been characterized historically by stable growth in line with a steady increase in domestic births. This steady growth is expected to continue since, according to the United States Census Bureau, births are projected to remain above 4.0 million annually in the U.S. for the next ten years. Moreover, the population of grandparents, a common recipient of portrait photography, is growing as Americans live longer, which could result in the number of portrait sittings exceeding historical growth rates in the future. The domestic pre-school portrait photography market tends to be less susceptible to economic cyclicality than the overall retail industry as parents continue to have portraits taken as their children grow.

Competition

We operate within the highly fragmented professional portrait photography industry. Our competitors include:

•	companies that operate permanent and traveling studios in retail hosts;

•	companies that operate free-standing studio chains; and

•	independent studios and photographers.

Given the significant scale and capital investment required, the provision of portrait photography services in retail hosts is a business dominated by a few large national competitors. Other than PCA, there are only three companies that operate in retail hosts on a national basis. These are CPI, which operates in Sears; Lifetouch, which operates in JCPenney and Target; and Olan Mills, which operates in Kmart stores. We are the largest of these competitors by the number of customers served in retail hosts and the number of studios.

A number of companies in the professional portrait photography industry operate free-standing studios on a national, regional or local basis. In addition to providing photography services in retail hosts, both CPI through its Sears Portrait Studios brand and Olan Mills operate through this format.

Independent studios and portrait photographers are the most numerous competitors in the industry and generate the largest percentage of industry sales. Few barriers to entry exist through this format. However, these competitors typically lack processing scale and geographic coverage.

Companies within our industry compete on the basis of value, price, quality, access, service, package size and technology. Additionally, where portrait companies operate within retail hosts, the relative convenience of the host’s stores and consumer preferences for such retail hosts are also important competitive factors. We believe that our products and services are very competitive in terms of all of these attributes.

We believe we offer the best value proposition in the industry; we offer portrait packages with generous quantities of portraits at economical price points and charge no additional sitting or session fees. The quality of our photography and finished portraits is competitive. Our photography and customer services and studio technology compare well relative to competition in the discount retail channel. Generally located in the front of major retail stores, our portrait studios are highly accessible.

We are closely aligned with the Wal-Mart brand and reliant upon the host store environments and store demographics in which we operate. On a market by market basis, our competitive posture can be weakened with negative changes in the store environments or shifts in store demographics away from our target customer.

The Portrait Photography Experience

We provide our photography services in permanent studios in our retail hosts. We also service certain retail hosts and institutional customers through traveling locations.

Permanent Studios.    The typical permanent studio occupies an average of 250 square feet and consists of a camera area, a portrait viewing and sales area, and a reception area with a point-of-sale computer. Generally, the permanent studio is staffed by one to three associates who perform both the photography and sales functions. The majority of our professional portrait photography studios are open from 10:00 a.m. to 7:00 p.m., seven days a week.

Our permanent portrait studios are equipped with an integrated photography and sales system and point-of-sale system. The photographic system integrates a professional film camera and digital imaging capability. As the subject is photographed, each pose is captured on film and presented digitally on a computer monitor for the customer to preview and approve before proceeding to the next pose. The digital photographic images are then sent electronically to a sales computer in an adjacent area, where an associate presents the digital portrait images and, prompted by our software sales program, explains the portrait packages available. Guided by the sales associate, the customer customizes an order by choosing the poses, sizes and quantities desired. A portrait order receipt is printed with black and white thumbnails of the selected poses. The associate completes the transaction at the point-of-sale system and the customer either pays in full or makes a deposit and returns in three weeks to pick up the finished portraits.

Our principal products sold through our studio operations are portraits and derivative products produced from the photography images we create. Our portraits are printed on photographic paper and are available in a variety of sizes from wallet-size to wall portraits as large as 20 inches by 24 inches. Our derivative products include all-occasion greeting cards, large format canvas portraits, and portraits on disks. Portrait and derivative products account for substantially all of our sales.

Traveling Locations.    We service those Wal-Mart stores and supercenters where we do not have a permanent studio with a traveling studio location. These traveling locations operate in designated Wal-Mart stores at regularly scheduled intervals throughout the year for a period of approximately five days every seven to twelve weeks. Several days prior to the scheduled arrival of one of our photographers at the host store, we advertise our traveling promotions by offering an assortment of color portraits at a special price. A traveling location in Wal-Mart occupies approximately 100 square feet and consists of a table, camera, lights, and portable backdrops. These traveling locations utilize a non-digital photographic and sales system, in which the photography session occurs separately from the sales process. Approximately three weeks after photographs are taken, a sales associate sets up a temporary sales area in the host and for one to five days assists customers in selecting portraits for purchase. Given the non-digital nature of this system, customers in our traveling locations may purchase only portraits in the sizes and quantities produced; no derivative products are available for purchase. Photographers and sales associates transport by personal vehicle all requisite camera, studio equipment and sales materials.

Our institutional business is conducted on a traveling basis and utilizes our integrated digital photography and sales system. We contract with institutions, primarily church congregations, to photograph and sell individual and family portraits. We do not pay commissions to the hosting institutions, but we do provide a free photo directory to all members who agree to be photographed. Approximately three weeks after the photography session, the finished portraits are sent to the church or directly to the consumer. In fiscal 2000, we began operations to provide school portrait photography.

Distribution Channels

We have the following three primary distribution channels:

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Wal-Mart Portrait Studios.    We are the sole provider of portrait studios to Wal-Mart in all fifty states as well as Canada and Mexico. As of August 4, 2002, we had 1,839 permanent studios in the U.S., Canada and Mexico and are planning to open approximately 200 Wal-Mart studios in 2002. During the twenty-six weeks ended August 4, 2002, we opened 92 portrait studios in Wal-Mart. We will also continue to explore additional geographic diversification by testing Wal-Mart Portrait Studios in Europe. Our U.S. operations in Wal-Mart stores accounted for approximately 88.0%, 87.2% and 73.4% of consolidated sales in fiscal 2001, 2000 and 1999, respectively. Our international operations in Wal-Mart stores contributed 7.9%, 7.7% and 6.3% of consolidated sales for fiscal 2001, 2000 and 1999, respectively. We operate our studios in Wal-Mart stores under license agreements. See “—Licenses, Trademarks and Patents.”

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Other Retail.    In 2000, we began portrait photography operations on select military bases. In 2001, we began portrait photography operations in Meijer stores. We now operate in four states through our Meijer studios channel.

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Institutional.    Through our institutional channel, we target church and school accounts. We are also beginning to expand our institutional business to sports teams, event photography and seasonal mall business. Our institutional operations accounted for less than 4% of sales for fiscal 2001, 2000 and 1999.

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GoPortraits Digital Destination.    We are testing a free-standing retail concept called GoPortraits Digital Destination that features an all-digital portrait photography studio. We also provide services for the professional photographer or digital photo enthusiast, including digital photographic retouching, digital camera rental, on-site production of film and digital images, and digital cameras offered at retail. We currently have one concept studio located in Charlotte, North Carolina.

Technology, Manufacturing and Software Development

Our technology, manufacturing and software development groups are focused on developing and implementing advanced capabilities and technology applications for our portrait studios and processing labs. As digital photographic imaging converges with information and communications technologies, we continually explore the application of new technologies to determine whether they are cost effective on a large-scale basis.

Leveraging our proprietary digital imaging system, we are one of the few companies in the portrait photography industry to have developed a vertically integrated operation. Our technology is fully scaleable: as we continue our rapid expansion plans and add new outlets or channels to our studio infrastructure, the new studios will be integrated seamlessly into our automated production system with minimal incremental expenditures.

Our proprietary digital imaging system allows customers to view a digital proof of each pose during the photography session and to select the desired images from which to make a purchase decision. Immediately after the photography session, customers then customize their portrait purchase using a computerized sales system that enables them to select specific poses, portrait sizes, and quantities for purchase. Customers return to the studio approximately three weeks later to pick up the finished portraits. We believe the increased flexibility and choice provided to customers by the digital system has improved customer satisfaction and increased average purchases. As a result of our digital imaging system, we print only portraits purchased by the customer, eliminating waste associated with traditional photography sales. Furthermore, the integration of our digital studio infrastructure with our automated production system allows us to minimize production and processing costs, provide prompt, automated service and grow with a minimal incremental capital commitment as we leverage our existing infrastructure.

As a by-product of our digital imaging system, we have been able to offer customers’ digital images on a computer floppy disk, the Portrait Gallery™, for purchase at the end of the portrait session. We enhanced this product in 2000 by providing PhotoParade®, a companion software on CD that enables customers to use their digital images to create animated screensavers and e-mail them to family and friends on the same day as the photography session. We license this product under an exclusive arrangement with Callisto Corporation, the owner of the PhotoParade trademark.

We have over 400 employees in our two state-of-the art manufacturing production operations. Our technology group, which consists of 18 engineers, designs, develops and implements camera technologies, studio equipment such as lighting and background systems, and production and automation systems used in our film processing and portrait production labs. In 2001, this group developed a scaleable digital production process used to provide large-format canvas portraits and specialty products. Our information technology organization consists of 50 employees involved in software and systems development, infrastructure support and maintenance for both corporate and studio systems. Within this organization, our software development group for studio systems develops and supports our proprietary digital imaging system, sales systems and point-of-sale systems. This group advances our systems on a continual basis by enhancing systems features and incorporating evolving technologies. Our software development group also provides system support for ongoing changes in portrait-offer configurations and marketing promotions.

Marketing and Sales

Our marketing group’s responsibilities include the creation and cost-effective production and placement of all in-store advertising, in-studio displays and general multi-media advertising. The marketing group performs all strategic marketing functions including, but not limited to, cross-promotion development, media planning and analysis, studio sales support, and customer/market research. Our marketing group also manages the daily working relationships with external advertising agencies and free-lance support and our proprietary customer database. This database allows us to apply targeted advertising strategies.

We attract customers to our studios with a variety of advertising methods including in-store, point-of-sale merchandising, newspaper advertising, direct mail to prior and prospective customers and in-store cross-promotional efforts. We advertise under the name of our retail host and include the name PCA International and our logo on all promotional and advertising materials. We seek to maintain an advertising presence throughout the year in all geographic markets where we operate permanent studios.

Training and development of our studio associates is critical to customer acquisition and retention and building sales at the studio level. Studio managers participate in a certification program that develops their technical and retail management skills and ensures consistent portrait quality. This program permits studio managers to progress from Portrait Specialist to Portrait Artist and eventually leads to the Master Photographer designation. The studio managers learn the photographic, retail management and customer service skills to provide quality service and customer satisfaction. Studio managers and associates are supported with a technical Help Desk and a customer support center with a toll-free customer service line. Production and headquarters personnel also participate in training specifically designed to enhance the customer’s total portrait experience. We also provide an annual portrait competition among our photographers to encourage them to develop their photography skills and enhance their creative composition using creative ideas for new poses and props.

In addition, working with Walmart.com, we have expanded our Internet presence. We have developed an ongoing e-mail marketing program to support our studio business by increasing the frequency of direct communication with our target customers and outreach marketing to new customers. Our company web site, www.pcaintl.com, provides information about each of our portrait photography businesses including our pilot specialty retail concept, GoPortraits Digital Destination, in Charlotte, North Carolina. In addition, we also use the site for recruiting. We do not presently sell portraits or other products on our web site.

Properties

Over the last several years, PCA has made a substantial investment in its portrait photography manufacturing facilities in order to become what management believes to be one of the industry’s lowest cost producers. We own three facilities in the Charlotte, North Carolina, area. The primary facility serves as our corporate headquarters, main production facility, and warehouse and is approximately 167,000 square feet. A 60,000 square foot facility houses a second film production and portrait processing capability, a technology group focused on developing and implementing a new scaleable digital production process, our customer support center and administrative and sales offices. We also have a 31,400 square foot distribution center. These facilities total approximately 258,400 square feet.

We own the equipment, furniture and fixtures in our permanent retail studios as well as our traveling and institutional equipment. Our photography manufacturing facilities are subject to a lien under our senior secured credit facility. There are no other major encumbrances with regard to our manufacturing equipment or facilities.

We do not have leases in Wal-Mart stores. Instead, we operate in Wal-Mart under license agreements as discussed below under “—Licenses, Trademarks and Patents.” Our license agreements provide that we are entitled to remove our equipment at the end of the license term. The license does not provide for a security interest in our equipment.

Raw Materials and Suppliers

AGFA Corporation is our principal supplier of photographic film, paper and processing chemistry and has been our supplier for 30 years. Our relationship with AGFA is governed by a sales contract dated February 4,

2002. The sales contract has a five-year term that the parties agreed to negotiate in good faith to renew six months prior to the expiration date. The terms of the sales contract require us to purchase 100% of our requirements in North America for photographic film, paper and processing chemistry. AGFA can terminate the sales contract if we breach the contract in any way and fail to rectify such breach within 30 days after notice. AGFA has the right to terminate upon shorter notice or immediately in the event of bankruptcy or insolvency relating to us and a violation of the trademark provisions of the sales contract.

Our management believes the available alternative sources of such supplies are adequate. Additionally, we have not found it necessary to carry significant amounts of inventory to ensure a continuous allotment of raw materials.

We build our own cameras and believe we have an adequate supply of cameras and camera components. The computer and digital equipment used by us in our integrated digital imaging system consists of standard components that are readily available from multiple suppliers.

Employees

At August 4, 2002, we had approximately 6,600 full-time and part-time employees.

Governmental Regulations

We are subject to various federal and state laws and regulations, including the Occupational Safety and Health Act and federal and state environmental laws. We are not aware of any material violation of such laws and regulations. Continued compliance is not expected to have a material effect upon capital expenditures, earnings or our competitive position.

Licenses, Trademarks and Patents

Wal-Mart Licenses

United States.    Within the United States our relationship with Wal-Mart Stores, Inc. is governed by a license agreement dated April 4, 2002. This agreement has a five-year term that automatically renews for an additional five-year term with respect to each individual location covered thereby unless either party gives notice of its intent to terminate the relationship at least 180 days prior to the end of the term.

The terms of the license agreement require us to pay a fee to Wal-Mart based upon our gross sales. The license allows us to use the trade name “Wal-Mart Portrait Studio” and to use Wal-Mart designated space within its stores. The license prohibits Wal-Mart from licensing a permanent portrait studio to any other person in the stores in which we operate.

Wal-Mart can terminate the license if we breach the agreement in any way and fail to rectify such breach within fifteen days after notice. Certain events give Wal-Mart the right to terminate upon shorter notice or immediately. These events are (1) our failure to pay the license fee and deliver financial information within the time periods specified under the agreement, (2) certain events of bankruptcy or insolvency relating to us, (3) our causing liens on Wal-Mart’s property that are not discharged in the manner required under the agreement, (4) us vacating or injuring the licensed premises or (5) us or any of our employees, licensees, agents, officers, suppliers or contractors violating any law or committing any illegal act associated with the licensed premises. Termination provisions also apply if we open certain competing businesses or in the event of governmental property condemnations. These default provisions relate only to individual locations affected by the violation. Wal-Mart can terminate the agreement with respect to all locations if we are in default of the license with respect to one-third or more of our locations. Finally, Wal-Mart can temporarily suspend the agreement with respect to an individual location in the event of a strike or certain other events.

Studios that began operations after the execution of the license on April 4, 2002, have a five-year term that commences upon their opening date and renews for an additional period of five years unless either party gives notice of termination on or before 180 days prior to the end of the term. As of August 4, 2002, in the United States, we operated in 1,839 permanent Wal-Mart studios and approximately 1,100 traveling locations. Since the execution of the Wal-Mart license agreement on April 4, 2002, PCA has opened 46 portrait studios in United States Wal-Marts.

Canada.    Within Canada our relationship with Wal-Mart Canada, Inc. is governed by a license agreement dated February 9, 1996, which expires on February 9, 2001, but which can be extended or renewed for a period of two years at Wal-Mart Canada’s option. Studios that began operations after the execution of the license on February 9, 1996, have a five-year term that commences upon their opening date and can be renewed for two years on the fifth anniversary of such studio’s operations unless either party gives notice at the option of Wal-Mart Canada. As of August 4, 2002, we operated in 174 Canadian Wal-Mart permanent studios. To date, all studios that have completed their initial five-year term have been renewed by Wal-Mart Canada. The terms of the license agreement are similar to our U.S. license agreement. The license gives us a right-of-first refusal to operate in stores where we do not already operate; however, it does not make us the exclusive provider for all Wal-Mart stores in Canada. Termination rights are generally similar to those under the U.S. license agreement except that Wal-Mart also has the right to terminate with respect to an individual studio if we sell substantially all of the assets of our Canadian subsidiary or fail to own majority voting control in such subsidiary or operate a competing business within a 25-mile radius of a Wal-Mart store. Wal-Mart can terminate the agreement with respect to all locations, subject to 180 days notice, if 33% or more of the licensed stores are susceptible to termination, or have been terminated, under the agreement.

The licenses with respect to our Canadian Wal-Mart studios expire as follows: (1) the two year extension under the agreement exercised on 50 studios in 2001 will expire in 2003; (2) the two year extension under the agreement exercised on 29 studios in 2002 will expire in 2004; (3) the licenses for 18 studios will expire at the end of their initial five year term in 2003; (4) the licenses for 18 studios will expire at the end of their initial five year term in 2004; (5) the licenses for 21 studios will expire at the end of their initial five year term in 2005; (6) the licenses for 30 studios will expire at the end of their initial five year term in 2006; and (7) the licenses for 8 studios will expire at the end of their initial five year term in 2007.

Mexico.    Within Mexico, our relationship with Nueva Wal-Mart De Mexico, S de R.L. de C.V. is governed by an agreement dated as of June 1, 2002 for an undefined period of time. Either we or Nueva Wal-Mart De Mexico may terminate this agreement at any time upon 30 days written notice after May 31, 2003. This agreement allows us to install a photography studio in all stores established in Mexico by Nueva Wal-Mart De Mexico. Under this agreement, Nueva Wal-Mart De Mexico is compensated based upon our total net sales. As of August 4, 2002, we operated in 50 Nueva Wal-Mart permanent studios. These studios will end their initial one year term noted above and will then continue until terminated pursuant to the agreements notice provisions.

Other Licenses and Concessions

Meijer.    As of August 4, 2002, we operated in 24 Meijer permanent studios. Our relationship with Meijer, Inc. is governed by two master in-store license agreements dated June 25, 2001. These agreements give us the ability to operate a portrait studio in select Meijer stores. The term of the license for each store begins on the earlier of the projected start date for each Meijer location and the date we commence operations in such location, and ends on the last day of the third license year. A license year is defined as the 12-month period from August 1 to July 31. Under this agreement, our licenses for 19 Meijer studios will terminate on December 31, 2004, and the licenses for 5 Meijer studios will terminate on December 31, 2005.

The terms of our master in-store license agreements with Meijer require us to pay, on a monthly basis with respect to each location, a base license fee and a supplemental license fee based upon our gross receipts. The license agreements permit us to use our designated space within Meijer’s locations solely for the purpose of operating a portrait studio and selling certain portrait related products. We are not permitted to sell frames, photo albums or film.

These license agreements can be terminated by us or Meijer with respect to any or all of licensed Meijer locations at any time upon 90 days prior written notice. In addition, Meijer has the right to terminate the agreement upon shorter notice periods or without notice in the event of (1) our failure to perform our obligations under the license agreement or pay license fees as required by the agreement, (2) our default in the performance of any non-financial covenants contained in the agreement, (3) any of the Meijer studios not being open for business during the hours specified in the agreement, (4) certain events of bankruptcy or insolvency relating to us, or (5) our abandonment of any studios covered by the agreement.

Navy.     We currently operate a studio within Navy Exchange Naval Station Norfolk pursuant to an agreement that expires on April 30, 2004 and contains the possibility of three extensions of 12 months each upon mutual agreement of the parties. We pay a commission fee to Navy Exchange Norfolk based upon our total gross sales. The items to be sold as well as the prices charged by us are subject to the approval of the Navy Exchange Norfolk general manager.

In addition, we have been awarded a two-year contract to provide portrait studio services for the Navy, Pearl Harbor, Hawaii, commencing October 25, 2002. We will pay a commission fee to Hawaii District Navy Exchange based upon our total gross sales. The items to be sold as well as the prices charged by us are subject to the approval of the Technical Representative for the Hawaii District Navy Exchange.

Army/Air Force.    We have an agreement with the Army & Air Force Exchange Service (“AAFES”) that governs our sale of professional photography services in select AAFES exchanges in the United States. This agreement expires July 31, 2005. As of August 4, 2002, we operated eight studios in AAFES exchanges.

The terms of the contract require us to pay a fee to AAFES based upon our total gross sales at AAFES exchanges. This contract allows us to operate our portrait studios during similar hours of operation as the AAFES exchanges governed by this contract and to use designated space within such exchanges.

This contract may be terminated in whole or in part by AAFES or us for any reason upon 90 days written notice and immediately upon written notice in the event of (1) our failure to pay license fees under the agreement, (2) certain events of bankruptcy or insolvency relating to us, or (3) our failure to perform our obligations under the agreement. In addition, this contract will automatically terminate, with respect to an AAFES exchange, upon the dispatch of written notice to us that such AAFES exchange is inactivated or the Army or Air Force base at which such exchange is located has been inactivated.

Callisto (PhotoParade).     Under our arrangement with Callisto Corporation, we agree to pay to Callisto a royalty of 25 percent of the gross retail sales revenue derived from the sale of each Portrait Gallery disk. We have agreed to sell the Portrait Gallery disk only as a bundled product with Callisto’s PhotoParade screen saver CD for a price between $4.95 and $9.95. Furthermore, Callisto has agreed to pay PCA 6% of the revenues Callisto receives from internet sales generated from customers who link to their web site from the PhotoParades offered in our studios.

Other

We own patents, trademarks and licenses that we do not believe are material to our business.

Legal Proceedings

We are currently party to various litigations and other legal proceedings that have arisen in the normal course of business. We do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Management

Our executive officers are as follows:

Name	Age	Positions and Offices
Barry J. Feld	45	President, Chief Executive Officer, and Chairman of the Board
Eric H. Jeltrup	57	Executive Vice President and Chief Technical Officer
James O. Mattox	49	Executive Vice President, Operations
Donald Norsworthy	43	Executive Vice President, Chief Financial Officer and Treasurer
J. Robert Wren, Jr.	55	Executive Vice President, General Counsel and Secretary
Donald B. King	38	Senior Vice President, Marketing and New Business
Rick Gemereth	45	Chief Information Officer

Mr. Feld has served as our President and Chief Executive Officer since August 1999 and became Chairman of Parent’s Board of Directors in January 2000. From November 1998 to June 1999, he was President and Chief Operating Officer of Vista Eyecare, Inc., a specialty eyecare retailer. He joined Vista Eyecare as a result of the acquisition of New West Eyeworks, Inc., where he had been serving as President since May 1991 and as Chief Executive Officer and Director since February 1994. From 1987 to May 1991 he was at Frame-n-Lens Optical, Inc. and served as its President before joining New West. Prior to that, he served in various senior management positions at Pearle Health Services. Following the acquisition of New West Eyeworks in October 1998 and Frame-n-Lens Optical in July 1998, Vista Eyecare experienced significant difficulties converting the marketing and merchandising strategies of New West Eyeworks and Frame-n-Lens Optical to its own discount retail strategy. As a result, Vista Eyecare, Inc. and certain of its subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2000. Mr. Feld is a member of the Board of Directors of Cost Plus, Inc., a company subject to reporting requirements under the Securities Exchange Act of 1934. Mr. Feld is a graduate of Essex College and the Stanford University Executive Management Program.

Mr. Jeltrup serves as Executive Vice President and Chief Technology Officer. He is responsible for setting our company’s technology agenda, developing technologies related to our cameras, automated production and digital processing systems, and managing our production operations. Mr. Jeltrup joined PCA in 1976 as a Senior Engineer. In 1978, he became Director of Research and Development. In April 1980, he left Research and Development and became the Director of Manufacturing Operations. In 1984, he continued as Director of Manufacturing Operations and returned to his position as Director of Research and Development. Mr. Jeltrup currently serves as an Executive Vice President and our Chief Technical Officer. He received a Bachelor of Electrical Engineering from Rensselaer Polytechnic Institute and a Masters of Electrical Engineering from the University of South Florida.

Mr. Mattox serves us as Executive Vice President of Operations and is responsible for managing Wal-Mart operations in the United States. He joined us in 1997 as Senior Vice President of Operations with our acquisition of American Studios. Mr. Mattox was instrumental in building the Wal-Mart relationship at American Studios from 1993 to 1997, where he served most recently as Senior Vice President of Operations. From 1977 to 1993, Mr. Mattox served in various sales management roles with us, including Sr. Vice President of Operations. Mr. Mattox is a graduate of Western Carolina University.

Mr. Norsworthy joined us in November 1999 as Executive Vice President and Chief Financial Officer. Mr. Norsworthy heads the Finance and Accounting Departments and serves as a strategic advisor to the Chief Executive Officer. Between 1992 and 1999, Mr. Norsworthy served in a number of senior financial positions at Vista Eyecare, Inc., including Vice President of Finance and Assistant Treasurer, Director of Treasury

Operations, and Manufacturing Controller. Mr. Norsworthy received an Economics degree from the University of Georgia and a Masters in Business Administration from Georgia State University.

Mr. Wren joined us as Executive Vice President and General Counsel in January 1997 with our acquisition of American Studios. Prior to that, and since 1993, Mr. Wren served in a variety of roles at American Studios, including as Director, Executive Vice President, General Counsel and, most recently, as President and Chief Executive Officer. Mr. Wren is a graduate of Wake Forest University. He received his J.D., with honors, from George Washington University Law School, and a Masters in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. King joined us in 2000 and serves as Senior Vice President, Marketing and New Business Development. Mr. King leads the expansion of our institutional businesses and development of new business models including our specialty retail concept store, GoPortraits Digital Destination. Prior to joining us, Mr. King served as Vice President of Business Development at priceline.com’s WebHouse Club, where he served as Vice President of Business Development and was responsible for obtaining sponsors for the Priceline website. Between 1990 and 2000, Mr. King served in various marketing positions at Procter & Gamble. From March 1994 to January 1996, Mr. King served as a Brand Manager for the Vicks brand, and from January 1996 to November 1997, he served as Brand Manager for the Pampers brand in the United States. He served at Procter & Gamble most recently as Marketing Director of P&G’s Crest toothpaste brand. He received an engineering degree from Stanford University and a Masters in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Gemereth joined us in September 2000 and serves as Chief Information Officer. He is responsible for developing and maintaining our proprietary digital imaging system, studio information systems, corporate systems and infrastructure technologies. He is also in charge of information technology capital planning and investment. Prior to joining us, Mr. Gemereth served for four years at Southern Union Company, a public utility whose core business is the distribution of natural gas as Vice President of Information Technology and Director of Application Development. Between 1982 and 1996, he served in a variety of positions at Revco Drug Stores, Inc. or its predecessors, most recently as Director of MIS Systems. Mr. Gemereth holds a bachelor’s degree in information science and a master’s degree in quality systems from Xavier University.

Board of Directors

The members of each of Parent’s Board of Directors and PCA LLC’s Board of Managers are as follows:

Name	Age
Thomas A. Berglund	41
Terry J. Blumer	43
Barry J. Feld	45
Bridgette P. Heller	40
John F. Klein	39
Eric F. Scheuermann	36
John A. Sprague	49

Members of our Board of Managers hold office until his successor is elected or until his earlier death or resignation or removal. Any manager can be removed without cause by the Board of Managers at any time. The directors serving on Parent’s Board of Directors hold office until such directors death, resignation, retirement, removal, disqualification, or until his successor has been duly elected.

Thomas A. Berglund has served as a director since August 1998. He is a partner of Jupiter Partners and has been associated with the firm since 1994. Prior to that, he served for three years with the Invus Group, a privately funded buy-out group. Mr. Berglund currently serves as an Investment Manager for Jupiter.

Terry J. Blumer has served as a director since August 1998. He co-founded the predecessor to Jupiter Partners in 1994. Prior to that, he was associated with Goldman, Sachs & Co. for over eight years, most recently as an Executive Director. Mr. Blumer currently serves as an Investment Manager for Jupiter.

Barry J. Feld has been our President and Chief Executive Officer and a director since August 1999. He was appointed Chairman of the Board of Parent in January 2000.

Bridgette P. Heller has served as a director since March 1998. She spent seventeen years with Kraft Foods, most recently as the Executive Vice President and General Manager for the North American Coffee portfolio. Ms. Heller is currently employed as an independent Marketing Strategy Consultant.

John F. Klein has served as a director since August 1998. He is a partner of Jupiter Partners and has been associated with the firm since 1995. Prior to that, he served for three years as a consultant with Bain & Company, a management consulting firm. Mr. Klein currently serves as an Investment Manager for Jupiter.

Eric F. Scheuermann has served as a director since August 1998. He is a partner of Jupiter Partners and joined the firm in March 1998. Prior to joining Jupiter Partners, he was a consultant for three years with McKinsey & Company, a management consulting firm, and was an attorney with Latham & Watkins, a law firm. Mr. Scheuermann currently serves as an Investment Manager for Jupiter.

John A. Sprague has served as a director since August 1998. He co-founded the predecessor to Jupiter Partners in 1994. Prior to that, he was associated with Forstmann Little & Co. for eleven years, most recently as a general partner. Mr. Sprague currently serves as an Investment Manager for Jupiter.

Executive Compensation

The following provides compensation information for our chief executive officer and each of our next four most highly compensated executive officers (which, together with the chief executive officer, we refer to as the “named executive officers”):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Securities Underlying Options(#)	All Other Compensation($)
Barry J. Feld	2001	327,308	60,000	(1)	0	7,463	(2)
President, Chief Executive Officer and Chairman

Eric H. Jeltrup	2001	260,000	25,000	(1)	0	3,096	(3)
Executive Vice President and Chief Technical Officer

James O. Mattox	2001	204,577	32,169	(1)	5,000	828	(3)
Executive Vice President, Operations

Donald Norsworthy	2001	181,218	35,000	(1)	0	35,721	(4)
Executive Vice President, Chief Financial Officer and Treasurer

J. Robert Wren, Jr.	2001	260,000	2,500	(1)	0	1,656	(3)
Executive Vice President, General Counsel and Secretary

(1)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of “Salary” and “Bonus.”
(2)	Includes $953 received as a group term life insurance benefit, $3,130 in relocation expenses and $3,380 that was paid for a life insurance policy of which Mr. Feld’s wife is a beneficiary.
(3)	Amount received as a group term life insurance benefit.
(4)
Includes $35,239 in relocation expenses, of which $30,320 were to compensate Mr. Norsworthy for income taxes on relocation expenses for which he was reimbursed, and $483 in group term life insurance benefits.

Option Grants in Last Fiscal Year

The following table provides information with respect to options to purchase Parent’s common stock granted in fiscal 2001 to the named executive officers.

	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted in Fiscal Year (%)		Exercise or Base Share Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name						5%($)	10%($)
Barry J. Feld	0	0		—	—	—	—
Eric H. Jeltrup	0	0		—	—	—	—
James O. Mattox	5,000	16.67	(1)	30.00	06-06-09	$0	$0
Donald Norsworthy	0	0		—	—	—	—
J. Robert Wren, Jr.	0	0		—	—	—	—

(1)	The options vest pro rata over a 5-year period from June 7, 2001, the date of grant.
(2)
Parent’s common stock is not actively traded on any stock exchange. The potential realizable value of the options is based upon a value of $11.50 per share of Parent’s common stock as of June 7, 2001, based on a June 29, 2001 valuation derived using an income approach that considers expected returns on investment discounted or capitalized at an appropriate rate of return to reflect investor risks and hazards.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to options exercised in fiscal 2001 by the named executive officers and remaining options held at the end of fiscal 2001:

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options Held at Fiscal Year End Exercisable/ Unexercisable(#)	Value of Unexercised In-the-Money Options Held at Fiscal Year End Exercisable/ Unexercisable($)(1)
Barry J. Feld	0	—	133,750/146,250	395,250/395,250
Eric H. Jeltrup	0	—	21,500/9,600	132,990/44,640
James O. Mattox	0	—	16,600/16,500	103,230/18,600
Donald Norsworthy	0	—	12,500/12,500	58,125/58,125
J. Robert Wren, Jr.	0	—	22,400/6,000	166,470/27,900

(1)
Parent’s common stock is not actively traded on any stock exchange. The value of unexercised options is based upon a value of $17.30 per share Parent’s common stock as of February 3, 2002, based on a January 31, 2002 valuation derived using an income approach that considers expected returns on investment discounted or capitalized at an appropriate rate of return to reflect investor risks and hazards.

Employment and Severance Arrangements

Mr. Barry Feld became our President and Chief Executive Officer in August 1999. He was appointed Chairman of the Board in January 2000. Mr. Feld’s employment agreement provides for a base salary of $300,000 initially, subject to periodic reviews by, and adjustments at the discretion of, the Board of Directors, and an annual bonus of up to 60% of his base salary for each year, subject to achievement of performance goals set in advance by the Board of Directors. The agreement also provided for the grant to Mr. Feld of options to purchase the following numbers of shares of Parent’s common stock: (1) 85,000 shares at $8.00 per share, and (2) 170,000 shares at $26.50 per share, the options of each grant vesting in four equal annual installment dates beginning on the first anniversary of his commencement date as Chief Executive Officer. These options will expire seven years after the commencement date of Mr. Feld’s employment, and will vest fully and must be exercised prior to or simultaneously with a change in control, not including an initial public offering. The options are subject to customary tag-along and drag-along rights. Upon Mr. Feld’s death or disability or termination without cause, unvested options will be cancelable by us, and none of his options will be subject to acceleration. Upon Mr. Feld’s termination for cause, all of his options will be cancelable by us. Upon Mr. Feld’s resignation as Chief Executive Officer, only his unvested options will be cancelable, but all his options may be accelerated to require exercise within sixty (60) days or become cancelable immediately thereafter.

Severance benefits payable to Mr. Feld in the event we terminate his employment other than for cause consist of a cash payment of 150% of his base salary in 18 equal monthly installments if we terminate him prior to August 16, 2000. If we terminate his employment other than for cause prior to August 16, 2002, but after August 16, 2000, Mr. Feld will receive a cash payment of 100% of his base salary in 12 equal monthly installments if we terminate him prior to August 16, 2002 in return for a general release and non-competition agreement with him. In the event that certain changes of control occur and Mr. Feld is offered comparable employment by us or our affiliate or successor after such change of control, he has agreed to accept such employment for at least twelve months following such change of control if requested, or else to forfeit 25% of the options he receives under the agreement. In the event that both (1) Jupiter Partners sells Parent’s securities for consideration in excess of its aggregate investment in us at the time of Mr. Feld’s employment agreement, and (2) the aggregate net spread value, which is the market price less exercise price of Mr. Feld’s options to purchase Parent’s shares at the time of such sale is less than $1 million, we will compensate Mr. Feld for the difference. Finally, Mr. Feld is entitled under the agreement to serve as Chairman of Parent’s Board of Directors.

Mr. Jeltrup entered into an employment agreement with us in June 1997, which agreement was amended in August 1998. The employment agreement provides for a base salary of $250,000 initially and periodic reviews by, and adjustments at the discretion of, our Board of Managers. The employment agreement also allows Mr. Jeltrup to participate in any management bonus program, including our stock option plan, and earn up to 50% of his base salary for the year under such programs. The employment agreement is terminable with or without cause by us. Severance benefits payable to Mr. Jeltrup in the event we terminate his employment without cause or in the event of his death or disability consist of a cash payment of 36 times his average monthly compensation received during the preceding five-year period and the immediate vesting of all options previously granted to Mr. Jeltrup. In the event of a termination for cause, Mr. Jeltrup will have no further rights to compensation. Mr. Jeltrup has agreed not to compete with us for a period of two years after termination of his employment for any reason.

Mr. Mattox entered into an employment agreement with us effective as of January 28, 1997 for a term of one year, and providing for certain compensation and benefits beyond the term of the agreement. In the event we terminate Mr. Mattox’s employment other than for cause and we do not offer employment to Mr. Mattox at the end of the term or thereafter upon the same or better terms, or Mr. Mattox chooses to terminate his employment voluntarily, Mr. Mattox will be paid a lump-sum severance benefit equal to $70,000 and 100% of his base salary paid in 12 equal monthly installments. In the event of a termination for cause, Mr. Mattox will receive a lump sum severance benefit of $70,000.

Mr. Norsworthy entered into an employment agreement with us in October 1999. The employment agreement provides for a base annual salary of $175,000 and a $25,000 signing bonus, and provides for a bonus of up to 50% of his base annual salary. The agreement also provided for the grant to Mr. Norsworthy of options to purchase the following numbers of shares of Parent’s common stock: (1) 12,500 shares at $8.00 per share, and (2) 12,500 shares at $26.50 per share, the options of each grant vesting in four equal annual installment dates beginning on the first anniversary of his employment. The employment agreement is terminable with or without cause. Severance benefits payable to Mr. Norsworthy in the event we terminate his employment without cause consist of six additional months of his base salary, payable monthly. Mr. Norsworthy also received reimbursement for relocation costs under his agreement.

Mr. Wren entered into an employment agreement with us effective as of January 28, 1997 for a term of three years, and providing for certain compensation and benefits beyond the term of the agreement. In the event we do not offer employment to Mr. Wren at the end of the term or thereafter upon the same or better terms, Mr. Wren will be paid a lump-sum severance benefit equal to 100% of his base salary. In the event Mr. Wren chooses to terminate his employment voluntarily, he will be paid a severance benefit equal to 100% of his base salary in twelve monthly installments. In the event of a termination for cause, Mr. Wren will have no further rights to compensation.

Management Stock Option Plan

Parent adopted the PCA International, Inc. Stock Option Plan, effective as of August 25, 1998. The purpose of the 1998 Option Plan is to provide for certain officers, directors and key personnel of Parent and certain of its affiliates an equity-based incentive to maintain and to enhance its performance and profitability. In addition, Parent maintains the 1996 Omnibus Long-Term Compensation Plan, under which options to purchase 137,197 shares of its common stock remain outstanding. Options under this plan are exercisable at $8.00 per share, and as of February 3, 2002, all the outstanding options are 100% vested, but remain subject to the terms and conditions of the 1996 Omnibus Long-Term Compensation Plan.

The 1998 Option Plan authorizes the grant to participants of options to purchase up to 555,000 shares of common stock, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of changes in Parent’s capitalization.

Subject to the provisions of the 1998 Option Plan, the option committee appointed by Parent’s Board of Directors, or any person or persons designated by the committee, will have sole and complete authority to determine the participants to whom options will be granted, the number of shares to be covered by each option, the exercise price for options and the conditions and limitations applicable to their exercise. Except to the extent otherwise provided in the applicable stock option agreement, each option will become exercisable with respect to 20% of the shares of common stock subject thereto on each of the first, second, third and fourth anniversaries of the date of grant if the grantee is still employed by us on each relevant date, and each option will become 100% exercisable on the fifth anniversary of the date of grant if the grantee is still employed by us at such date.

As of the date of a change of control as set forth in the 1998 Option Plan, any unexercisable portion of any option granted under the 1998 Option Plan will be deemed exercisable immediately prior to such change of control, and any previously unexercisable portion of any option not exercised prior to such change of control will be canceled.

In addition to the 555,000 shares of common stock authorized under the 1998 Option Plan, Parent’s Board of Directors authorized options to purchase up to an additional 100,000 shares of Parent’s common stock at an exercise price of $30.00 per share for newly hired employees, promoted employees and in recognition of outstanding employee performance. The program relating to these options is administered on substantially similar terms as Parent’s 1998 Option Plan.

Compensation of Directors

Bridgette P. Heller, Parent’s non-employee, non-Jupiter Partners director, received $3,000 for each meeting of Parent’s Board of Directors attended during fiscal 2001. Ms. Heller does not receive compensation for committee participation or special assignments. In addition, all reasonable expenses incurred by directors in connection with their service on Parent’s Board of Directors were reimbursed by Parent.

Compensation Committee Interlocks and Insider Participation

Bridgette Heller and John Klein have been the members of the compensation committee of Parent’s Board of Directors since May 16, 2000. Any disagreement and subsequent tie vote is resolved by presenting the matter to the entire Board of Directors.

Mr. Klein is a partner of Jupiter Partners, which entered into a stockholders agreement and a registration rights agreement with Parent pursuant to Parent’s recapitalization. The terms of the above-referenced agreements are more fully described under “Certain Relationships and Related Party Transactions.” Except as set forth in the previous sentence, neither Ms. Heller nor Mr. Klein was an officer of Parent or any of its subsidiaries during 2001, was formerly an officer of Parent or any of its subsidiaries or had any relationship with Parent or any of its subsidiaries during 2001 other than those disclosed under “—Compensation of Directors.”

PRINCIPAL STOCKHOLDERS

PCA LLC and PCA Finance Corp. are wholly owned by Parent. The following table sets forth, as of August 4, 2002, certain information regarding the beneficial ownership of Parent’s common stock by (1) each person who beneficially owns more than 5% of the outstanding shares of Parent’s common stock, (2) each named executive officer, (3) each director of Parent and (4) all directors and executive officers of Parent as a group:

Name and Address of Beneficial Owner(s)	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Jupiter Partners II L.P.(2).	3,832,812	(3)	92.0%
Thomas A. Berglund	3,832,812	(4)	92.0%
Terry J. Blumer	3,832,812	(4)	92.0%
Barry J. Feld	203,750	(5)	8.2%
Bridgette P. Heller	0		0.0%
John F. Klein	3,832,812	(4)	92.0%
Eric F. Scheuermann	3,832,812	(4)	92.0%
John A. Sprague	3,832,812	(4)	92.0%
Bank of America Corporation	152,490	(6)	6.2%
Joseph H. Reich	115,405		5.0%
Eric H. Jeltrup	55,300	(5)	2.4%
James O. Mattox	29,140	(5) (7)	1.3%
Donald Norsworthy	12,500	(5)	*
J. Robert Wren, Jr.	40,400	(5) (8)	1.7%
All executive officers and directors as a group (13 persons)	4,196,402	(5)	93.7%

*	Less than 1% of the outstanding shares of Parent’s common stock.
(1)
Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership of a security consists of sole or shared voting power, including power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship or otherwise. All shares of common stock issuable upon conversion of currently convertible preferred stock or preferred stock convertible within 60 days after the date set forth above or subject to options that are currently exercisable or exercisable within 60 days after the date set forth above are deemed to be beneficially owned by the holders of such preferred stock or options. For the purpose of calculating each holder’s or the executive officers and directors as a group percentage of the class, no shares of common stock issuable upon conversion of such convertible preferred stock or subject to such options are deemed to be outstanding other than shares of common stock issuable upon conversion of such convertible preferred stock or subject to options held by such holder or members of such group.

(2)	The address for Jupiter Partners II L.P. and Messrs. Berglund, Blumer, Klein, Scheuermann and Sprague is 30 Rockefeller Plaza, Suite 4525, New York, New York 10112.
(3)	Includes 1,875,000 shares of common stock that are issuable upon conversion of shares of Series A convertible redeemable preferred.
(4)
Represents shares of common stock beneficially owned by Jupiter Partners II L.P. Messrs. Berglund, Blumer, Scheuermann, Sprague and Klein exercise investment and voting power over the shares beneficially owned by Jupiter Partners II L.P. Each of Messrs. Berglund, Blumer, Sprague, Scheuermann and Klein disclaim beneficial ownership of all common stock owned by Jupiter Partners II L.P., except to the extent of their respective beneficial ownership interests in Jupiter Partners II L.P.

(5)
The numbers and percentages of shares shown in the table above include stock options covering common stock exercisable and preferred stock convertible into common stock within 60 days of the date set forth above as follows: Mr. Feld—203,750; Mr. Jeltrup—26,300; Mr. Mattox—22,100; Mr. Norsworthy—12,500; and Mr. Wren—25,400; and all executive officers and directors as a group (including such individuals)—2,187,550. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.
(6)
Represents shares of common stock that are issuable upon the exercise of outstanding warrants held by a subsidiary of Bank of America Corporation. The address for Bank of America Corporation is 100 North Tryon Street, Charlotte, North Carolina 28255.

(7)	Includes 300 shares owned by Mr. Mattox’s children.
(8)	Includes 15,000 shares of common stock owned by a partnership of which Mr. Wren is a general partner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal 2001, Parent reimbursed Jupiter Partners for certain expenses incurred in fiscal 2000 and 2001 in an aggregate amount of $73,424.

In 1999, Parent issued to Jupiter Partners 15,000 shares of its Series A redeemable convertible preferred stock for net cash proceeds of $14.9 million. The preferred stock is convertible into Parent’s common stock at any time at the option of the holder until April 30, 2011. The preferred stock is mandatorily redeemable in cash on April 30, 2011 at the greater of (a) $1,000 per share or (b) the fair value of Parent’s common stock into which it is convertible, plus declared and unpaid dividends. See Notes (3) and (9) of our consolidated financial statements and the related notes on pages F-15 and F-21, respectively. Holders of Parent’s Series A redeemable convertible preferred stock have the right to elect one director to Parent’s Board of Directors.

In connection with the issuance of warrants to purchase Parent’s common stock, Parent entered into a registration rights agreement and a stockholders agreement with a subsidiary of Bank of America Corporation and other parties to whom Parent issued warrants. The registration rights agreement provides the warrantholders with one demand registration right on or after August 25, 2003 and incidental registration rights. The stockholders agreement provides the warrantholders with certain “tag-along” rights in connection with sales of Parent’s common stock by Jupiter Partners.

At the time of Parent’s recapitalization, Parent entered into a registration rights agreement and a stockholders agreement with Jupiter Partners and certain other stockholders, including Mr. Wren, Mr. Mattox and Mr. Jeltrup. The registration rights agreement provides Jupiter Partners with six demand registration rights and provides Jupiter Partners and the management stockholders with standard incidental registration rights. The stockholders agreement provides the parties thereto with certain “tag-along” rights and provides Jupiter Partners with certain “drag-along” rights. The “tag-along” rights provide certain stockholders of Parent the right to sell their shares of common stock in the event of a sale of common stock by certain stockholders of Parent. The “drag-along” rights give Jupiter Partners the right to require certain stockholders of Parent to sell a portion of their respective shares of common stock in the event of a sale by Jupiter Partners of its shares common stock. The stockholders agreement also provides Parent and Jupiter Partners with the right to purchase common stock from the management stockholders in certain circumstances if the management stockholders resign or are terminated from their employment.

On the closing date of the offering of initial notes, PCA LLC entered into agreements with Parent whereby Parent transferred to PCA LLC substantially all its assets and assigned to PCA LLC all contracts (or, in cases where such assignment is impracticable, all economic benefits under such contracts) to which it is a party (except for certain instruments relating to its stock option plan and other equity arrangements) and PCA LLC assumed all of the obligations thereunder.

On the closing date of the offering of initial notes, PCA LLC and its domestic subsidiaries entered into a tax sharing agreement with Parent. Under this tax sharing agreement, PCA LLC agreed to pay Parent for federal, state and local income taxes that PCA LLC would be required to pay if PCA LLC were treated as the common parent of a group consisting only of PCA LLC and certain of its subsidiaries, but adjusted to take into account certain net tax benefits generated by Parent. No benefits are conveyed to PCA LLC, its domestic subsidiaries or its management under the tax sharing agreement.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

We, Parent and all of our domestic subsidiaries entered into a senior secured credit facility on the closing date of the offering of initial notes. The senior secured credit facility allows PCA to borrow up to $50.0 million. Banc of America Securities LLC syndicated the senior secured credit facility to a group of financial institutions in consultation with the Borrower. Bank of America, N.A. acts as the administrative and collateral agent for the lenders. As of August 4, 2002, $27.6 million was outstanding under our senior secured credit facility. The following is a description of the principal terms of the senior secured credit facility.

Structure.    The senior secured credit facility consists of a revolving credit facility in the amount of $50.0 million, which includes a $25.0 million sublimit for the issuance of standby and commercial letters of credit and a $5.0 million sublimit for swing line loans.

Security, Guarantee.    Parent and all of our existing and future, direct and indirect domestic subsidiaries unconditionally guaranteed our obligations under the senior secured credit facility. In addition, our obligations under the senior secured credit facility and the obligations of guarantors under the guarantees are secured by substantially all of our assets, and each guarantor’s assets, including:

•
a first priority perfected security interest in all of the capital stock of Parent and each of our direct and indirect domestic subsidiaries and 65% of the capital stock of each foreign subsidiary directly owned by us or any of our domestic subsidiaries;

•
a first priority perfected security interest in substantially all of our other present and future assets and properties, including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, domestic intellectual property, license rights, and general intangibles.

Maturity/Amortization.    We must repay in full all amounts outstanding under the senior secured credit facility five years from the closing date.

Interest.    The outstanding revolving loans bear interest at an interest rate equal to the London inter-bank offered rate (“LIBOR”) plus an applicable margin or, at our option, the Alternate Base Rate (which is the higher of (i) the Bank of America, N.A. prime rate and (ii) the Federal Funds rate plus 0.50%) plus an applicable margin. Each outstanding swing line loan bear interest at the Alternate Base Rate plus the applicable margin. The applicable margins are 2.5% for Alternate Base Rate Loans and 3.5% for LIBOR Loans, with potential step downs based on our consolidated total leverage ratio. A default rate equal to 2.0% above the otherwise applicable interest rate will apply on all loans in the event of a default under the senior secured credit facility.

Optional Prepayments.    We may prepay loans and reduce the amounts available to us at any time by giving prior notice thereof, in each case, without premium or penalty.

Mandatory Prepayments.    Our senior secured credit facility must be prepaid in an amount equal to:

•
100% of the net cash proceeds of all asset sales by Parent, us or any of our subsidiaries (including sales of stock of subsidiaries), subject to certain exceptions and reinvestment provisions and net of selling expenses and taxes to the extent such taxes are paid;

•	100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt) by Parent, us or any of our subsidiaries; and

•
100% of the net cash proceeds from the issuance of equity by Parent, us or any of our subsidiaries (with certain exceptions), provided that the net cash proceeds from issuances of equity by Parent and us may be applied to prepay up to 35% of the outstanding notes.

The issuance of the exchange notes will not constitute the issuance of debt that requires prepayment of the senior secured credit facility.

In addition, we are subject to mandatory prepayment obligations on our revolving loans and swing line loans so that (A) from December 15 through January 15 of the first year of the new senior secured credit facility the aggregate principal amount of loans outstanding shall not exceed $20.0 million, (B) from December 15 through January 15 of the second year of the senior secured credit facility the aggregate principal amount of loans outstanding shall not exceed $15.0 million and (C) from December 15 through January 15 of each year thereafter the aggregate principal amount of loans outstanding shall not exceed $10.0 million.

Fees.    We are required to pay the following fees under our senior secured credit facility:

•	an annual commitment fee of either 0.50% or 0.75% (based on our leverage ratio) on the unused portion of new senior secured credit facility;

•	a letter of credit fee on the aggregate stated amount of each letter of credit equal to the applicable margin for LIBOR loans;

•	an annual fronting fee of 0.125% of the aggregate stated amount of each letter of credit; and

•	certain expenses of the lenders and agents.

Financial Covenants.     Our senior secured credit facility contains financial covenants that require Parent, us and our subsidiaries to comply with certain financial ratios and tests. The financial ratios and tests as of August 4, 2002 require that:

•	Parent’s consolidated total leverage ratio be no greater than 5.75;

•	Parent’s consolidated fiscal Senior Secured leverage ratio be no greater than 1.25;

•	Parent’s consolidated fixed charge coverage ratio be at least 1.20;

•	Parent’s consolidated interest coverage ratio be at least 1.40;

•	Parent’s last twelve months EBITDA be greater than or equal to $37.0 million;

•	Parent’s consolidated net worth be no less than $227.0 million; and

•	Parent’s consolidated capital expenditures be no greater than $20.0 million for fiscal 2002.

If we are not in compliance with the financial ratios and tests noted above, we will be in default under our senior secured credit facility. We believe that we are in compliance with these covenants.

Our senior secured credit facility also contains operational covenants and other restrictions that, among other things, subject to certain exceptions and baskets, restricts our ability, Parent’s ability and the ability of our subsidiaries to:

•	create liens on assets;

•	engage in mergers, consolidations and sales of assets;

•	incur additional indebtedness and guarantee obligations;

•	pay dividends, redeem stock and prepay and/or redeem other indebtedness;

•	make investments and acquisitions;

•	make capital expenditures;

•	enter into operating leases; and

•	engage in transactions with affiliates.

In addition, we are subject to certain restrictions on our business activities and PCA International, Inc. is subject to certain restrictions and limitations.

Events of Default.    Our senior secured credit facility contains the following events of default:

•	payment defaults;

•	breach of performance of covenants;

•	breach of representations and warranties;

•	defaults under other debt and material agreements;

•	certain events of bankruptcy and insolvency;

•	the entering of material judgments against us;

•	ERISA defaults;

•	the actual or asserted invalidity of any collateral or guarantees; and

•	change of control.

Opco Senior Subordinated Notes

On the closing date of the offering of initial notes, PCA LLC issued $10 million of the Opco senior subordinated notes to investment funds affiliated with and managed by Goldman, Sachs & Co. These affiliates are GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P. The following is a description of the principal terms of the Opco senior subordinated notes.

Ranking.    The Opco senior subordinated notes are expressly subordinated to the new senior secured credit facility and the notes.

Guarantee.    Parent and all of PCA LLC’s domestic subsidiaries, to the extent they are guarantors of our senior secured credit facility or the notes, have guaranteed PCA LLC’s obligations under the Opco senior subordinated notes. Such guarantees are subordinated to the guarantees of the notes and the senior secured credit facility to the same extent as the Opco senior subordinated notes are subordinated to the notes and the senior secured credit facility.

Collateral.    There is no collateral securing the Opco senior subordinated notes.

Interest.    The Opco senior subordinated notes bear interest payable in cash semiannually, in arrears, at a rate of 13.75% per year. If there is a default, interest will accrue at 2% in excess of the otherwise applicable amount.

Maturity/Amortization.    PCA LLC must repay in full all amounts outstanding under the Opco senior subordinated notes eight years from the closing date.

Optional Prepayments.    PCA LLC may prepay the Opco senior subordinated notes in whole or in part, at specified premiums at any time.

Change of Control.    Upon the occurrence of a change of control, PCA LLC is required to make an offer to repurchase the Opco senior subordinated notes at a premium.

Covenants.    The Opco senior subordinated notes contain negative covenants and other restrictions that, among other things, subject to certain exceptions and baskets, restrict the ability of PCA LLC and its subsidiaries to engage in certain activities. These covenants may in certain circumstances be more restrictive than the covenants in the exchange notes.

Events of Default.    The Opco senior subordinated notes contain customary events of default, which include:

•	payment defaults;

•	certain events of bankruptcy and insolvency;

•	breach of representations and warranties;

•	breach of performance covenants;

•	the entering of material judgments against it; and

•	change of control.

Board Observer.    Purchasers of the Opco senior subordinated notes and the Parent senior subordinated discount notes have the right to appoint an observer to the Boards of Directors of Parent and PCA LLC and to any executive (or comparable) committee of such boards.

Parent Senior Subordinated Discount Notes

On the closing date of the offering of initial notes, Parent issued $30 million of the Parent senior subordinated discount notes to investment funds affiliated with and managed by Goldman, Sachs & Co. These affiliates are GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P. The following is a description of the principal terms of the Parent senior subordinated discount notes.

Ranking.    The Parent senior subordinated discount notes are expressly subordinated to the guarantee of PCA International, Inc. of the senior secured credit facility and the notes.

Guarantee.    There are no guarantees for the Parent senior subordinated discount notes.

Collateral.    There is no collateral securing the Parent senior subordinated discount notes.

Interest.    The Parent senior subordinated discount notes bear interest at a rate of 16.5% per year, based upon a 360-day year of twelve 30-day months. For the first five years, interest will be added to the outstanding principal amount of the Parent senior subordinated discount notes semiannually, in arrears. After the fifth year, interest will be payable in cash semiannually in arrears at the rate of 16.5%. Any dividend by PCA LLC to Parent for the purpose of paying such cash interest may be made only to the extent that PCA LLC could make a “Restricted Payment” under the covenant described under “Description of Notes—Certain Covenants—Limitation on Restricted Payments.” When there is a default interest will accrue at 2% in excess of the otherwise applicable amount.

Maturity/Amortization.    Parent must repay in full all amounts outstanding under the Parent senior subordinated discount notes eight years from the closing date.

Optional Prepayments.    Parent may prepay the Parent senior subordinated discount notes in whole or in part, at specified premiums at any time.

Change of Control.    Upon the occurrence of a change of control, Parent is required to make an offer to repurchase the Parent senior subordinated discount notes at a premium.

Covenants.    The Parent senior subordinated discount notes contain negative covenants and other restrictions that, among other things, subject to certain exceptions and baskets, restrict the ability of Parent and its subsidiaries to engage in certain activities. These covenants may in certain circumstances be more restrictive than the covenants in the exchange notes offered.

Equity.    The purchasers of the Parent senior subordinated discount notes received warrants to purchase 52,460 shares of Parent’s common stock and warrants to purchase 287 shares of Parent’s Series A redeemable convertible preferred stock. The value of the warrants is reflected as a discount on the Parent senior subordinated discount notes in an amount equal to $1.607 million. Each warrant is exercisable at any time at an exercise price of $0.01 per share of Parent’s common or Series A redeemable convertible preferred stock. The warrants have the following customary rights and privileges:

•	anti-dilution rights;

•	pre-emptive rights;

•	liquidity rights;

•	registration rights following an initial public offering;

•	piggyback rights; and

•	tag along rights.

In addition, the warrants and the shares issuable upon exercise of such warrants are separately transferable and salable from the Parent senior subordinated notes.

Events of Default.    The Parent senior subordinated discount notes contain customary events of default, which include:

•	payment defaults;

•	certain events of bankruptcy and insolvency;

•	breach of representations and warranties;

•	breach of performance covenants;

•	the entering of material judgments against it; and

•	change of control.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on                             , 2002, which is 30 days after the effective date of the registration statement of which this prospectus forms a part, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)
Regular delivery procedure:    Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)
Book-entry delivery procedure:    Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)
Guaranteed delivery procedure:    If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1)
by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(2)
for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)
a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)
trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)
you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us.

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder.

(3)
you or no other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in, a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act and

(4)
you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or, if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intended to engage in, a distribution of exchange notes.

(6)
if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of certain of its obligations under the Registration Rights Agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)
you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)
on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)
the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with respect to all noteholders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned promptly, without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)
be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)
if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will promptly return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which, in our commercially reasonable judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the Securities and Exchange Commission which permits resales of the exchange notes,

(3)
there is no stop order issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4)
there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our commercially reasonable judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(5)	we obtain all governmental approvals that we deem in our commercially reasonable discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time before the expiration of the offer, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)
waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail:

The Bank of New York
101 Barclay Street
New York, New York 10286
Corporate Trust Operations
Attention:  Reorganization Unit 7E

By hand/overnight delivery:

The Bank of New York
101 Barclay Street
New York, New York 10286
Ground Floor Level
Attention:  Reorganization Unit 7E

Facsimile Transmission: (212) 298-1915
Confirm by Telephone: (212) 815-5360
Attention: Dorothy Miller

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)
certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the phrase “PCA” refers only to PCA LLC and not to any of its subsidiaries and not to PCA International, Inc.

PCA LLC and PCA Finance Corp. (“PCA Finance,” and, together with PCA, the “Issuers”) issued the initial notes, and will issue the exchange notes (collectively, the “Notes”); under an indenture dated June 27, 2002 (the “Indenture”), among themselves, the Guarantors and The Bank of New York, as trustee (the “Trustee”). PCA Finance is a wholly-owned subsidiary of PCA with nominal assets which conducts no operations. PCA and PCA Finance are jointly and severally liable on the Notes.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of Notes. You can obtain a copy of the Indenture from the Trustee.

Brief Description of the Notes and the Guarantees

The Notes are

•	general unsecured obligations of the Issuers;

•	effectively subordinated to secured obligations of the Issuers to the extent of the value of the assets securing such obligations;

•	equal in right of payment to all existing and future unsecured obligations of the Issuers that are not, by their terms, expressly subordinated in right of payment to the Notes; and

•	senior in right of payment to all existing and future obligations of the Issuers that are, by their terms, expressly subordinated in right of payment to the Notes.

The Notes are guaranteed by PCA International, Inc. (“Parent”) and by each existing and future Restricted Subsidiary of PCA, other than any Foreign Subsidiary.

The Guarantees are

•	general unsecured obligations of each Guarantor;

•	effectively subordinated to secured obligations of each Guarantor to the extent of the value of the assets securing such obligations;

•	equal in right of payment to all existing and future unsecured obligations of each Guarantor that are not, by their terms, expressly subordinated in right of payment to the Guarantees; and

•	senior in right of payment to all existing and future obligations of each Guarantor that are, by their terms, expressly subordinated in right of payment to the Guarantees.

Secured creditors of the Issuers or the Guarantors will have a claim on the assets that secure the obligations of the Issuers or the Guarantors to such creditors prior to claims of holders of the Notes against those assets. As of August 4, 2002, the Issuers and the Guarantors had approximately $228.3 million of Indebtedness outstanding, of which $27.8 million was secured and of which $10 million was subordinated to the Notes. The Issuers and the Subsidiary Guarantors will be permitted to incur additional Indebtedness, including secured Indebtedness, subject to the limitations described below under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Certain Covenants—Limitation on Liens.”

As of the date of issuance of the initial notes, all of the subsidiaries of PCA were “Restricted Subsidiaries.” However, under certain circumstances we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.”

Neither Parent nor any Unrestricted Subsidiary are subject to the restrictive covenants in the Indenture.

Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the Notes. The Notes are structurally subordinated to the Indebtedness and other obligations (including trade payables) of Unrestricted Subsidiaries and Foreign Subsidiaries.

Principal, Maturity and Interest

In this offering, the Issuers will issue up to $165.0 million aggregate principal amount of Notes. The Indenture provides for the issuance of additional Notes having identical terms and conditions to the Notes offered in this offering (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered in this offering. The Notes will mature on August 1, 2009.

Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Interest on the Notes will accrue at the rate of 11.875% per annum. Interest will be payable on February 1, 2003 and thereafter semi-annually in arrears on February 1 and August 1. PCA will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 and July 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and actual days elapsed.

Guarantees

The Guarantors have jointly and severally guaranteed the Issuers’ obligations under the Notes. PCA is 100% owned by Parent, and PCA owns 100% of each Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Guarantee are full and unconditional; such obligations are limited in a manner intended to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

The Guarantee of a Subsidiary Guarantor will be released upon

•
any Transfer, to any Person not an affiliate of PCA, of all of the Capital Stock held by PCA or any of its Restricted Subsidiaries in, or of all or substantially all the assets of, such Guarantor (which Transfer is made in accordance with the Indenture and, if PCA or any of its Restricted Subsidiaries intends to comply with the “Limitation on Asset Sales” covenant by making an investment or expenditure in Replacement Assets, PCA or such Restricted Subsidiary delivers to the Trustee a written agreement that it will make such investment or expenditure within the time frame set forth in the “Limitation on Asset Sales” covenant); or

•	the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the Indenture.

Optional Redemption

The Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Issuers, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

•	101% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, or

•	the Make Whole Amount, plus accrued and unpaid interest, if any, on the Notes to be redeemed to the redemption date.

“Make Whole Amount” means the amount equal to the sum of the present values of the remaining scheduled payments of principal of the Notes to be redeemed and the scheduled payment of interest thereon to originally scheduled maturity, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Special Adjusted Treasury Rate from the respective dates on which such principal and interest would have been payable.

PCA may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate;

provided that, in the case of such redemption with the proceeds of a Qualified Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of The Depositary Trust Company).

No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount to be redeemed. A new Note in the principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require PCA to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) and the other procedures required by the Indenture. In the Change of Control Offer, PCA will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes purchased plus accrued and unpaid interest on such Notes, if any, to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, PCA will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to purchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date, PCA will, to the extent lawful,

•	accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment for all Notes or portions of Notes tendered; and

•
deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by PCA.

The paying agent will promptly mail to each holder of notes tendered the Change of Control Payment for them, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Notes to require that PCA purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the foregoing, PCA will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the Transfer of “all or substantially all” of the assets of PCA and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require PCA to repurchase such Notes as a result of a Transfer of less than all of the assets of PCA and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

The occurrence of a Change of Control would constitute a default under our new senior secured credit facility. In addition, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. Our failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under our new senior secured credit facility.

PCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the covenants in this section entitled “Repurchase at the Option of Holders upon Change of Control,” PCA shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Repurchase at the Option of Holders Upon Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

Set forth below are summaries of the material covenants contained in the Indenture.

Limitation on Incurrence of Additional Indebtedness.    PCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default has occurred and is continuing at the time of or would occur as a consequence of the incurrence of any such Indebtedness, PCA or any Subsidiary Guarantor may incur Indebtedness, and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of PCA is at

least 2.0 to 1.0 (the “Coverage Ratio Exception”). Notwithstanding the foregoing, PCA will not permit PCA Finance to incur any Indebtedness other than the Notes and guarantees or co-issuances of Indebtedness of PCA permitted under the Indenture.

PCA will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of PCA unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of PCA.

No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Guarantor unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the Guarantee of such Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Guarantor.

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that PCA or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (3) through (17) of the definition of Permitted Indebtedness or is entitled to be incurred pursuant to the Coverage Ratio Exception, PCA shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been incurred pursuant to clause (3) of the definition of Permitted Indebtedness) and may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (3) through (17) of the definition of Permitted Indebtedness (provided that at the time of reclassification it meets the criteria in such category or categories).

Limitation on Restricted Payments.    PCA will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

(A)	a Default has occurred and is continuing;

(B)	PCA is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(C)
the aggregate amount of Restricted Payments made after the Issue Date, including the fair market value as reasonably determined in good faith by the Board of Directors of PCA of non-cash amounts constituting Restricted Payments (but excluding Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8) or (9) of the next paragraph), shall exceed the sum (the “Basket”) of, without duplication,

(1)
50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of PCA from the beginning of the fiscal quarter in which the Issue Date occurs through the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (treating such period as a single accounting period); plus

(2)
100% of the aggregate net cash proceeds received on or subsequent to the Issue Date by PCA from any Person (other than a Subsidiary of PCA) (i) as a contribution to its common equity capital or from the issuance and sale of Qualified Capital Stock or (ii) from the issuance and sale of Disqualified Capital Stock or Indebtedness of PCA that has been converted into or exchanged for Qualified Capital Stock, less the amount of any cash, or the fair market value of any other assets, distributed by PCA or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(3)
to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of (x) any amount received in cash by PCA or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by PCA or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary) of any Investment made by PCA and its Restricted Subsidiaries since the Issue Date; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by PCA or any of its Restricted Subsidiaries in such investee subsequent to the Issue Date; plus

(4)
to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of (x) any amount received in cash by PCA or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of PCA and (y) the fair market value of the net assets of an Unrestricted Subsidiary of PCA, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into PCA or any of its Restricted Subsidiaries, multiplied by PCA’s proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by PCA or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date; plus

(5)
to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since the Issue Date in a Person that subsequently becomes a Restricted Subsidiary of PCA.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit

(1)
the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration, or the consummation of any redemption of Indebtedness or Capital Stock if the terms of such redemption are required to be irrevocable under applicable law or contract and such redemption would have been permitted on the date of the notice of redemption;

(2)
the making of any Investment or the redemption, repurchase or other acquisition or retirement for value of any Capital Stock of PCA, either (A) solely in exchange for Qualified Capital Stock or (B) if no Default has occurred and is continuing, through the application (within 10 business days of the sale thereof) of the net proceeds of an issuance and sale for cash (other than to a Subsidiary of PCA) of Qualified Capital Stock; provided that no issuance of Qualified Capital Stock under this clause (2) shall increase the Basket;

(3)
the prepayment, defeasance, redemption, repurchase or other acquisition or retirement for value of any Indebtedness of PCA or any Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, either (A) solely in exchange for Qualified Capital Stock or Refinancing Indebtedness in respect of such Indebtedness, or (B) if no Default has occurred and is continuing, through the application (within 60 days of the sale thereof) of net proceeds of an issuance and sale or incurrence for cash (other than to a Subsidiary of PCA) of (x) Qualified Capital Stock or (y) Refinancing Indebtedness in respect of such Indebtedness; provided that no issuance of Qualified Capital Stock under this clause (3) shall increase the Basket;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of PCA to the holders of all of its Common Stock on a pro rata basis;

(5)
if no Default has occurred and is continuing, dividends or distributions to Parent to be used, and which are used, to repurchase Capital Stock of Parent from any director, officer or employee (or such person’s estate or direct members of such person’s family) of Parent, PCA or any of its Restricted Subsidiaries (A) upon the death, or the termination of the directorship or employment, of such person or (B) pursuant to an agreement (including employment agreements or plans (or amendments) approved by the Board of Directors of Parent, PCA or the applicable Restricted Subsidiary) with such person, in an aggregate amount under this clause (5) not to exceed, for any fiscal year, the sum of $1.0 million and the net cash proceeds received by PCA after the Issue Date from the contribution to the common equity capital of PCA by Parent with the proceeds from the issuance and sale by Parent of its Capital Stock (other than Disqualified Capital Stock) to employees, directors or officers of Parent, PCA and its Subsidiaries that occurs in such fiscal year (to the extent such proceeds do not increase the Basket and are not otherwise used to provide the basis for any other Restricted Payment); provided that any such amount not used in any fiscal year may be used in the immediately following fiscal year (but not any succeeding fiscal year thereafter);

(6)
the payment of any dividend or distribution or the making of any loan or advance to Parent to enable Parent to pay its reasonable general administrative costs and expenses including, without limitation, in respect of franchise taxes and other fees required to maintain its existence and administrative, legal and accounting services provided by third parties, in an aggregate amount not to exceed $250,000 per fiscal year;

(7)	Tax Distributions;

(8)
the use of the proceeds from the offering of the Notes on the Issue Date, the borrowings under the Credit Agreement and the Opco Senior Subordinated Notes as described under “Offering Circular Summary—The Transactions;” and

(9)	Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

The amount of all non-cash Restricted Payments shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be Transferred or issued by PCA or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets that are required to be valued by this covenant shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment in excess of $5.0 million, PCA shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

In determining whether any Restricted Payment is permitted by the foregoing covenant, PCA may allocate or reallocate all or any portion of such Restricted Payment between clauses (5) and (9) of the preceding paragraph or between such clauses and the first paragraph of this covenant; provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

In making the computations required by this covenant:

(1)  PCA may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of PCA for the remaining portion of such period; and

(2)  PCA may rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.

If PCA makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of PCA be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to PCA’s financial statements for any period which adjustments affect any of the financial data used to make the calculations with respect to such Restricted Payment.

Limitation on Liens.    PCA shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever on any assets of PCA or any of its Restricted Subsidiaries (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith, effective provision is made to secure the Notes and the Guarantees equally and ratably with or prior to such obligation with a Lien on the same collateral for so long as such obligation is secured by such Lien; provided that, in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, the Lien securing the Notes or such Guarantee, as the case may be, will also be subordinated by its terms at least to the same extent.

Limitation on Asset Sales.    PCA will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

(1)
PCA or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as reasonably determined in good faith by PCA’s Board of Directors; and

(2)
at least 75% of the consideration received by PCA or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, Replacement Assets or a combination of the foregoing, and is received at the time of the Asset Sale.

For the purposes of clause (2) above, (a) the amount of any Indebtedness shown on the most recent applicable balance sheet of PCA or the applicable Restricted Subsidiary, other than Indebtedness that is by its terms subordinated to the Notes or the Guarantees, that is assumed by the Transferee of any such assets, and (b) any notes or other obligations received by PCA or the applicable Restricted Subsidiary from such transferee or purchaser that are converted by PCA or such Restricted Subsidiary into cash or Cash Equivalents within 60 days after receipt (to the extent of any cash or Cash Equivalents received in that conversion), will be deemed to be cash received at the time of the Asset Sale.

Additionally, PCA or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds to

•	repay obligations under the Credit Agreement;

•	repay any Indebtedness that was secured by the assets sold in such Asset Sale; and/or

•
make an investment in or expenditures for assets (excluding securities other than Capital Stock of any Person that (A) becomes a Restricted Subsidiary or (B) is merged, consolidated or amalgamated with or into, or Transfers all or substantially all of its assets to, or is liquidated into PCA or any of its Restricted Subsidiaries) that replace the assets that were the subject of the Asset Sale or in assets (excluding securities other than Capital Stock of any Person that (A) becomes a Restricted Subsidiary or (B) is merged, consolidated or amalgamated with or into, or Transfers all or substantially all of its assets to, or is liquidated into PCA or any of its Restricted Subsidiaries) that will be used in the Permitted Business (“Replacement Assets”).

Pending the final application of any such Net Cash Proceeds, PCA may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

Any Net Cash Proceeds that PCA does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a “Net Proceeds Offer Amount.” The 366th day after an Asset Sale or any earlier date on which the Board of Directors of PCA determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a “Net Proceeds Offer Trigger Date.” When the aggregate Net Proceeds Offer Amount is equal to or exceeds $5.0 million, PCA must make an offer to purchase (the “Net Proceeds Offer”) on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

•	all holders of Notes and

•	all holders of other Indebtedness of PCA or any of its Restricted Subsidiaries (“Other Indebtedness”) that

—is not, by its terms, expressly subordinated in right of payment to the Notes or any Guarantee and

—requires that an offer to purchase or otherwise repay such Other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of Notes and Other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price for Notes in any Net Proceeds Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest on such Notes, if any, to the date of purchase.

The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

•	in the event any non-cash consideration received by PCA or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, or

•
in the event of the Transfer of substantially all, but not all, of the assets of PCA and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “Merger, Consolidation and Sale of Assets” covenant, and as a result thereof PCA is no longer an obligor on the Notes, the successor corporation shall be deemed for purposes of this covenant to have sold the assets of PCA and its Restricted Subsidiaries not so Transferred, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of PCA or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000, as the case may be, in exchange for cash. To the extent holders properly tender Notes and Other Indebtedness in an amount exceeding the Net Proceeds Offer Amount, Notes and Other Indebtedness of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

Upon completion of a Net Proceeds Offer, the amount of Net Cash Proceeds and the amount of aggregate unutilized Net Proceeds Offer Amount will be reset to zero. Accordingly, to the extent that any Net Proceeds remain after consummation of a Net Proceeds Offer, the Company may use such Net Proceeds for any purpose not prohibited by the Indenture.

PCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” covenant, PCA shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Limitation on Asset Sales” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    PCA will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of PCA to

•	pay dividends or make any other distributions on or in respect of its Capital Stock to PCA or any other Restricted Subsidiary;

•	make loans or advances or pay any Indebtedness or other obligations owed to PCA or any other Restricted Subsidiary; or

•	Transfer any of its assets to PCA or any other Restricted Subsidiary,

except for

(1)	such encumbrances or restrictions existing under or by reason of applicable law;

(2)	such encumbrances or restrictions under the Indenture and the Notes;

(3)	customary provisions in any contract limiting the assignment of such contract;

(4)
such encumbrances or restrictions under agreements existing at the time of acquisition of any Person or the assets of the Person so acquired by PCA or any of its Restricted Subsidiaries (including agreements governing Acquired Indebtedness), which encumbrances or restrictions are not applicable to any Person, or the assets of any Person, other than the Person or the assets or Capital Stock of the Person so acquired;

(5)	such encumbrances or restrictions under agreements existing on the Issue Date;

(6)	restrictions imposed by any agreement to sell assets permitted under the Indenture relating to such assets pending the closing of such sale;

(7)	Liens permitted under the “Limitation on Liens” covenant to the extent such Liens restrict the Transfer of assets subject thereto;

(8)	restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

(9)	such encumbrances or restrictions under the Credit Agreement as in effect on the Issue Date;

(10)
such encumbrances or restrictions under agreements governing Indebtedness of a Foreign Subsidiary incurred in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, which encumbrances or restrictions are not applicable to PCA or any Restricted Subsidiary other than with respect to the Capital Stock of such Foreign Subsidiary;

(11)
such encumbrances or restrictions under any agreement relating to a Sale and Leaseback Transaction or Capitalized Lease Obligation, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to such arrangements;

(12)	customary restrictions imposed on the Transfer of copyrighted or patented materials; and

(13)
such encumbrances and restrictions in any agreement amending or Refinancing any agreement referred to in clause (2), (4), (5) or (9) above, which encumbrances and restrictions are not, taken as a whole, more restrictive in any material respect than the encumbrances and restrictions in such agreement prior to the amendment or Refinancing.

Limitation on Transactions with Affiliates.    PCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than Affiliate Transactions described in the last paragraph of this covenant, unless

(1)
the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to PCA or the relevant Restricted Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by PCA or the relevant Restricted Subsidiary and an unrelated Person; and

(2)	PCA delivers to the Trustee

(a)
with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of PCA that states that such Board of Directors has determined that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Disinterested Members of such Board of Directors, if there are any such Disinterested Members; and

(b)
with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, or in excess of $1.0 million and not approved by a majority of the Disinterested Members of the Board of Directors of PCA, a favorable opinion from an Independent Financial Advisor as to the fairness of such Affiliate Transaction to PCA or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

The restrictions described in the preceding paragraphs of this covenant do not apply to

(1)
transactions exclusively between or among PCA and/or one or more of its Restricted Subsidiaries; provided, in each case, such transaction is not otherwise prohibited by the Indenture and that no affiliate of PCA (other than another Restricted Subsidiary) owns Capital Stock in any such Restricted Subsidiary;

(2)
any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the Board of Directors of PCA not materially less favorable to PCA or such Restricted Subsidiary as the original agreement as in effect on the Issue Date;

(3)
any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of PCA or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of PCA;

(4)	loans and advances permitted by clause (5) of the definition of Permitted Investments;

(5)	the issuance and sale of Qualified Capital Stock;

(6)	Restricted Payments of the type described in clause (1), (2) or (3) of the definition of “Restricted Payments” made in compliance with “—Limitation on Restricted Payments;” and

(7)	Restricted Payments permitted by clause (5), (6), (7) or (8) of the second paragraph of the covenant described under “—Limitation on Restricted Payments.”

Limitation on Sale and Leaseback Transactions.    PCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that PCA or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(1)  PCA or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitations on Liens;”

(2)  the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3)  the Transfer of assets in such Sale and Leaseback Transaction is permitted by, and PCA or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitation on Asset Sales.”

Additional Note Guarantees.    If PCA or any of its Restricted Subsidiaries, acquires or creates another Restricted Subsidiary (other than any Foreign Subsidiary) after the date of the Indenture, or Transfers more than $1,000 to any Restricted Subsidiary (other than a Foreign Subsidiary) that is not a Guarantor as of the Issue Date, or designates any Unrestricted Subsidiary (other than any Foreign Subsidiary) as a Restricted Subsidiary, then that newly acquired, created, capitalized or designated Restricted Subsidiary must become a Guarantor and shall, within 30 days of the date on which it was acquired, created, capitalized or designated, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of PCA’s obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture.

Notwithstanding the preceding paragraph, any Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Guarantees.”

Limitations on Designations of Unrestricted Subsidiaries.    The Board of Directors of PCA may designate (a “Designation”) any Restricted Subsidiary of PCA (including any newly acquired or newly formed Subsidiary of PCA) to be an Unrestricted Subsidiary of PCA, so long as such Designation would not cause a Default.

For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of PCA at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of PCA and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of PCA, shall be deemed to be an Investment. Such Designation will be permitted only if such Investment would be a Permitted Investment or otherwise would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors of PCA may revoke any Designation of a Subsidiary of PCA as an Unrestricted Subsidiary (a “Revocation”); provided that

(a)	no Default exists at the time of or after giving effect to such Revocation; and

(b)
all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture.

Any such Designation or Revocation by the Board of Directors of PCA after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of PCA giving effect to such Designation or Revocation and an officers’ certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Conduct of Business.    PCA and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary or related to the businesses in which PCA and its Restricted Subsidiaries are engaged on the Issue Date (“Permitted Business”). PCA Finance will not engage in any business or activities other than as necessary (1) to maintain its corporate existence, (2) to perform its obligations under the Notes and the Indenture and (3) to guarantee or co-issue Indebtedness as permitted by the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant.

Reports to Holders.    Whether or not required by the SEC, so long as any Notes are outstanding, PCA must furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations, and make available to securities analysts and potential investors upon request

•
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if PCA were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by PCA’s certified independent accountants; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if PCA were required to file such reports.

In addition, whether or not required by the SEC, following the Exchange Offer described in “Registration Covenant; Exchange Offer,” PCA will file a copy of all the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to security analysts and prospective investors upon request.

Merger, Consolidation and Sale of Assets.    (a)  PCA will not, directly or indirectly, consolidate or merge with or into another Person (whether or not PCA is the surviving Person), or Transfer all or substantially all of PCA’s assets (determined on a consolidated basis for PCA and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless

(1)	either

•	PCA is the surviving Person or

•
the Person (the “Surviving Person”) formed by or surviving any such consolidation or merger (if other than PCA) or to which such Transfer has been made is a corporation or limited liability company organized or existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes all of the obligations of PCA under (i) the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Registration Rights Agreement pursuant to a joinder agreement thereto;

(2)
immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction); and

(3)
PCA or the Surviving Person, as the case may be, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

The foregoing clauses (2) and (3) shall not apply to (i) a merger or consolidation of any Restricted Subsidiary with or into PCA or (ii) a transaction solely for the purpose of and with the effect of reincorporating PCA in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of PCA or forming an intermediate holding company to hold all of the Capital Stock of PCA’s Subsidiaries.

In the event of any transaction described in and complying with the conditions listed in the preceding paragraph in which PCA is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, PCA and PCA will be discharged from all obligations and covenants under the Indenture and the Notes.

(b)  PCA will not cause or permit any Subsidiary Guarantor, directly or indirectly, to consolidate or merge with or into another Person (whether or not such Guarantor is the Surviving Person) unless

(1)	either

•	such Guarantor is the Surviving Person or

•
the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) expressly assumes all of the obligations of such Guarantor under (i) its Guarantee and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Registration Rights Agreement pursuant to a joinder agreement thereto; and

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction).

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with or into PCA or any other Subsidiary Guarantor so long as PCA or a Subsidiary Guarantor survives the consolidation or merger or (y) the sale by consolidation or merger of a Subsidiary Guarantor, which sale is covered by and complies with the “Limitation on Asset Sales” covenant.

(c)  PCA will deliver to the Trustee prior to the consummation of each proposed transaction an officers’ certificate that the conditions set forth above are satisfied and an opinion of counsel that the proposed transaction and the supplemental indenture, if any, comply with the Indenture.

Events of Default

“Event of Default” is defined as any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	the Issuers default in the payment of any installment of interest on any Note when and as the same becomes due and payable and such failure continues for a period of 30 days;

(2)	the Issuers default in the payment of the principal of any Note when and as the same becomes due and payable at maturity, upon redemption or purchase or otherwise;

(3)
(a) there shall be a default in the performance or breach of the provisions of “—Certain Covenants—Merger, Consolidation and Sale of Assets;” (b) PCA shall have failed to make or consummate a Net Proceeds Offer in accordance with the provisions of the Indenture described under “—Certain Covenants—Limitation on Asset Sales;” or (c) PCA shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under “—Repurchase at the Option of Holders upon Change of Control;”

(4)
either Issuer fails to perform or observe any of its covenants, conditions or agreements in the Indenture or in the Notes (other than a covenant, condition or agreement a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and such failure continues for a period of 60 days after the date on which written notice of such Default has been given to such Issuer by the Trustee or to such Issuer and to the Trustee by the holders of not less than 25% of the principal amount of the Notes then outstanding under the Indenture;

(5)	Parent, PCA or any of its Subsidiaries defaults under any agreement governing any of its other Indebtedness, if that default

•	is caused by the failure to pay at final maturity the principal amount of such Indebtedness after giving effect to any applicable grace periods; or

•	results in the acceleration of the final stated maturity of such Indebtedness;

and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $10.0 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after such final maturity or acceleration;

(6)
Parent, PCA or any of its Restricted Subsidiaries fails to pay or otherwise cause to be discharged or stayed one or more judgments in an aggregate amount exceeding $10.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

(7)
a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of Parent, PCA or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging Parent, PCA or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Parent, PCA or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent, PCA or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8) •
Parent, PCA or any of its Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•
Parent, PCA or any of its Significant Subsidiaries consents to the entry of a decree or order for relief in respect of PCA or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Parent, PCA or any of its Significant Subsidiaries; or

•	Parent, PCA or any of its Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•
Parent, PCA or any of its Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Parent, PCA or any of its Significant Subsidiaries or of any substantial part of their property; or

•	Parent, PCA or any of its Significant Subsidiaries makes an assignment for the benefit of creditors, or

•	Parent, PCA or any of its Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

•	Parent, PCA or any of its Significant Subsidiaries takes corporate action in furtherance of any such actions in this clause (8); or

(9)
the Guarantee of Parent or any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid, or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default specified in clause (7) or (8) occurs and is continuing with respect to either Issuer, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. If any other Events of Default occur and are continuing, then, and in each and every such case, either the Trustee, by notice in writing to PCA, or the holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to PCA and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on the Notes; and upon any such declaration all such amounts upon the Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes, on behalf of all holders of Notes, may rescind and cancel such declaration and its consequences

•	if the rescission would not conflict with any judgment or decree;

•	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if PCA has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

•
in the event of the cure or waiver of an Event of Default of the type described in clause (7) or (8), the Trustee has received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto.

Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes at the time outstanding may on behalf of the holders of all the Notes waive any past Default and its consequences by providing written notice thereof to PCA and the Trustee, except a Default (1) in the payment of interest on or the principal of any Note or (2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected. In the case of any such waiver, PCA, the Trustee and the holders of the Notes will be restored to their former positions and rights hereunder, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any power or trust conferred upon the Trustee under the Indenture with respect to the Notes; provided, however, that subject to the provisions of the Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee, advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall by responsible officers determine that the action or proceeding so directed would involve the Trustee in liability or that the Trustee is not satisfactorily indemnified from the costs thereof.

No holder of any Note will have the right to pursue a remedy with respect to the Indenture or the Notes unless

•	such holder gives to the Trustee notice of a continuing Event of Default with respect to Notes;

•
the holders of at least 25% in principal amount of the Notes make a request to the Trustee to pursue the remedy, and such holder or holders offer to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

Notwithstanding any other provision of the Indenture, the right of any holder of a Note to receive payment of principal of and interest on the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of the holder.

The Indenture requires PCA to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate detailing any Default of which it is aware, its status and what action PCA is taking or proposes to take with respect to such Default.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee will give to each Noteholder a notice of the Default within 90 days after it occurs in the manner and to the extent provided in the Trust Indenture Act and otherwise as provided in the Indenture. Except in the case of a Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of Noteholders.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“legal defeasance”). Legal defeasance means that the Issuers will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust fund referred to below;

•
the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

•	the rights, powers, trust, duties and immunities of the Trustee and PCA’s obligations in connection therewith; and

•	the legal defeasance provisions of the Indenture for the Notes.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants in the Indenture (“covenant defeasance”) and will be absolved from liability thereafter for failing to comply with such obligations. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default. Concurrently with any legal defeasance or covenant defeasance, PCA may, at its further option, cause to be terminated, as of the date on which such legal defeasance or covenant defeasance occurs, all of the obligations under any or all of the Guarantees, if any, then existing and obtain the release of the Guarantee(s) of any or all Guarantors. In order to exercise such option regarding a Guarantee, PCA shall provide the Trustee with written notice of its desire to terminate such Guarantee prior to the delivery of the opinion of counsel referred to in clause (6) or (7) (as applicable) of the next succeeding paragraph.

The Issuers may exercise their legal defeasance option or their covenant defeasance option only if the following conditions are satisfied:

(1)
the Issuers have irrevocably deposited or caused to be deposited in trust for the benefit of the holders with the Trustee or a paying agent or a trustee satisfactory to the Trustee and PCA, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee and any such paying agent,

•	money in an amount sufficient, or

•
U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient, in the opinion of a nationally recognized firm of independent public accountants or Independent Financial Advisors expressed in a written certification thereof delivered to the Trustee (without consideration of any reinvestment of such interest), or

•	any combination thereof in an amount sufficient to pay the principal of and interest on the outstanding Notes on the dates such installments are due to redemption or Stated Maturity, the trustee of the irrevocable trust has been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the Trustee and the Trustee or paying agent shall have been irrevocably instructed in writing to apply the deposited money and the proceeds from U.S. Government Obligations in accordance with the terms of the Indenture to the payment of principal of and interest on the Notes;

(2)
the deposit described in clause (1) will not result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which either Issuer is a party or by which it is bound;

(3)
no Default has occurred and is continuing (a) as of the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or (b) insofar as clause (7) or (8) under “Events of Default” are concerned at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the Issuers in respect of such deposit (it being understood that the condition in this clause (3) is a condition subsequent and will not be deemed satisfied until the expiration of such period);

(4)	The Issuers paid or caused to be paid all sums currently due and payable by PCA hereunder and under the Notes;

(5)
The Issuers have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the termination by the Issuers of their obligations have been complied with;

(6)
in the case of the legal defeasance option, PCA has delivered to the Trustee either (a) an opinion of counsel by recognized counsel who is not an employee of PCA or any of its Subsidiaries stating that, since the date of the Indenture, there has been a change in the applicable federal income tax law, and based thereon such opinion of counsel shall confirm that, or (b) a ruling received from the Internal Revenue Service to the effect that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Issuers’ exercise of their legal defeasance option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance option had not been exercised; and

(7)
in the case of the covenant defeasance option, PCA has delivered to the Trustee either (a) a ruling received from the Internal Revenue Service to the effect that, or (b) an opinion of counsel by recognized counsel who is not an employee of PCA or any of its Subsidiaries stating that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Issuers’ exercise of their covenant defeasance option under this paragraph and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance option had not been exercised.

Satisfaction and Discharge

Upon the request of the Issuers, the Indenture will cease to be of further effect with respect to the Notes and the Trustee, at the expense of the Issuers, will execute proper instruments acknowledging satisfaction and discharge of the Notes, the Indenture and the Guarantees, if:

(1)	either

(a)
all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under the caption “— Legal Defeasance and Covenant Defeasance”) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation

•	have become due and payable by the mailing of a notice of redemption or otherwise;

•	will become due and payable within one year; or

•
are to be called for redemption within 12 months under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the reasonable expense, of the Issuers and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	the Issuers have paid or caused to be paid all sums payable under the Indenture by the Issuers; and

(3)
the Issuers have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Notes, the Indenture and the Guarantees have been complied with.

Modification of the Indenture

The Issuers and the Guarantors, when authorized by a board resolution, and the Trustee may enter into an indenture or indentures supplemental hereto to amend the Indenture or the Notes without prior notice to or the consent of any Noteholder

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the “Merger, Consolidation and Sale of Assets” covenant;

•	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA as then in effect;

•
to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2) of the Internal Revenue Code;

•
to secure the Notes and/or the Guarantees and to make intercreditor arrangements with respect to any such security, unless the incurrence of such obligations or the security thereof is prohibited by the Indenture;

•	to evidence or to provide for a replacement Trustee;

•	to add to the covenants and agreements of PCA for the benefit of all of the holders of all of the Notes and to surrender any right or power herein reserved to PCA;

•	to make any other change that does not materially adversely affect the legal rights of any Noteholder under the Indenture as then in effect; or

•	to release any Guarantor from its Guarantee in accordance with the provisions of the Indenture.

The Issuers, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures to amend the Indenture or the Notes with the written consent of the holders of a majority of the principal amount of the then outstanding Notes. The holders of a majority in principal amount of the then outstanding Notes may waive compliance by PCA with any provision of the Indenture or the Notes without prior notice to any other Noteholder.

Notwithstanding the preceding paragraph, without the consent of each Noteholder affected, an amendment or waiver may not

•	reduce the amount of Notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•	reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to redemption;

•	make any Note payable in currency other than that stated in the Note;

•	make any change in the provisions of the Indenture described in this paragraph;

•	make any change in the Indenture to adversely affect the ranking in right of payment of the Notes or any Guarantee;

•
impair or affect the right of any holder of Notes to receive payment of principal of and interest on the Notes on or after the due dates therefor or to institute suit for payment for the enforcement of any such payment on or after the due dates therefor, or make any changes in the provisions of the Indenture permitting holders of a majority in principal amount of Notes to waive any past Default and its consequences;

•	after the obligation has arisen to make a Change of Control Offer, amend, change or modify in any material respect the obligation of PCA to make and complete such Change of Control Offer; or

•	release any Guarantor from its Guarantee otherwise than in accordance with the provisions of the Indenture.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the Trust Indenture Act contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent, member or stockholder or affiliate of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or affiliate of any Guarantor, as such, shall have any liability for any obligations of any Guarantor under the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes and Guarantees by accepting a Note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of PCA or at the time it merges or consolidates with PCA or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of PCA or such acquisition, merger or consolidation.

“Alternate Offer” has the meaning set forth under “—Repurchase at the Option of Holders upon a Change of Control.”

“Asset Acquisition” means

•
an Investment by PCA or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of PCA or shall be merged with or into PCA or any of its Restricted Subsidiaries; or

•
the acquisition, other than in the ordinary course of business, by PCA or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of PCA) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other assets of such Person.

“Asset Sale” means any Transfer by PCA or any of its Restricted Subsidiaries to any Person other than PCA or any Restricted Subsidiary of (x) any Capital Stock of any Subsidiary of PCA; or (y) any other assets of PCA or any of its Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(1)	a transaction or series of related transactions for which PCA and its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(2)
sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of PCA or any of its Restricted Subsidiaries to the extent that such license does not prohibit PCA or any of its Restricted Subsidiaries from using the technologies licensed and does not require PCA or any of its Restricted Subsidiaries to pay any fees for any such use;

(3)	the Transfer

•	of all or substantially all of the assets of PCA as permitted under “Merger, Consolidation and Sale of Assets;”

•
pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of PCA or any of its Restricted Subsidiaries with a Lien on such assets, which Lien is permitted under the Indenture;

•
involving only cash or Cash Equivalents or involving any asset of PCA or any of its Restricted Subsidiaries that in the reasonable judgment of PCA, has become damaged, obsolete or worn-out and is sold in a manner that is consistent with past practices of PCA and its Restricted Subsidiaries; or

•	including only the lease or sublease of any real or personal property in the ordinary course of business;

(4)	the making of any Permitted Investment or any Restricted Payment permitted by the terms of the Indenture;

(5)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(6)	granting of Liens not prohibited by the Indenture.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the PCA’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Basket” has the meaning set forth in the first paragraph under the “Limitation on Restricted Payments” covenant.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5  under the Exchange Act. For the purposes of this definition, the term “Beneficially Own” shall have  a correlative meaning.

“Capital Stock” means

•
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

•	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease (or other agreement conveying the right to use an asset) that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means

(1)	a marketable obligation, maturing within one year after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

(2)
a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Agreement, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

(3)
open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(4)
repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(5)
shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (4) above.

“Change of Control” means the occurrence of the following:

(1)
prior to the Initial Public Offering, the Permitted Holders, in the aggregate, do not Beneficially Own Capital Stock of Parent representing more than 50% of all voting power of the Voting Stock of Parent; or

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of Capital Stock of Parent representing more than 35% of all voting power of the Voting Stock of Parent, and the Permitted Holders, in the aggregate, Beneficially Own Capital Stock of Parent representing a lesser percentage of such voting power than the Capital Stock Beneficially Owned, directly or indirectly, by such “person” or “group”; or

(3)
Parent consolidates with, or merges with or into, any Person (other than a Permitted Holder) or Transfers all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole to any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Parent, other than any such transaction where the Voting Stock of Parent outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or Transferee Person constituting, a majority of the outstanding shares of the Voting Stock of Parent or such surviving or Transferee Person immediately after giving effect to such issuance; or

(4)	the first day on which a majority of the members of the board of directors of PCA are not Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of PCA; or

(6)	Parent ceases to own, of record or beneficially, all of the Equity Interests of PCA; or PCA ceases to own, of record or beneficially, all of the Equity Interests of PCA Finance; or

(7)	a change of control shall occur under the Parent Senior Subordinated Discount Notes or the Opco Senior Subordinated Notes.

“Change of Control Offer” has the meaning set forth under “—Repurchase at the Option of Holders upon a Change of Control.”

“Change of Control Payment” has the meaning set forth under “—Repurchase at the Option of Holders upon a Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Repurchase at the Option of Holders upon a Change of Control.”

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the Stated Maturity of the principal of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption:

•
the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

•	if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby,

•
all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or income taxes attributable to Asset Sales and other sales or dispositions outside the ordinary course of business to the extent that gains or losses from such transactions have been excluded from the computation of Consolidated Net Income) and Tax Distributions made in respect of such period made pursuant to clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

•	Consolidated Interest Expense,

•
Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (except to the extent such non-cash item increasing Consolidated Net Income relates to a cash benefit for any future period), and

•	the net costs and expenses totaling $1.59 million for the fifty three-weeks ended May 5, 2002 that are adjustments to “EBITDA” to derive “Adjusted EBITDA,”

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP. Consolidated EBITDA shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to any Asset Sales and other asset sales or divestitures outside the ordinary course of business or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition occurred on the first day of the Four-Quarter Period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the Four-Quarter Period to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the product of

•
the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times

•
a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; provided that, if the cash dividend or distribution on the Preferred Stock is deductible for federal tax purposes, then the fraction shall be equal to one, provided that Consolidated Fixed Charges shall not include gain or loss from the extinguishment of debt, including, without limitation, write-off of debt issuance costs, commissions, fees and expenses.

Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence, repayment or redemption of any Indebtedness or Preferred Stock of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness or Preferred Stock (other than the incurrence, repayment or redemption of Indebtedness or Preferred Stock in the ordinary course of business for working capital purposes pursuant to working capital facilities) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four-Quarter Period. In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of the “Consolidated Fixed Charge Coverage Ratio,”

(1)
interest on outstanding Indebtedness determined on a fluctuating basis (after giving effect to any Interest Swap Obligations) as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four-Quarter Period;

(2)
if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)
notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum during the Four-Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication,

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

•
any amortization of debt discount and amortization or write-off of deferred financing costs, excluding (x) the write-off of deferred financing costs as a result of the prepayments of Indebtedness occurring on the Issue Date with the proceeds from the issuance and sale of the Notes and (y) the amortization of deferred financing costs recorded as of the Issue Date in connection with the Notes and the Credit Agreement,

•	the net costs under Interest Swap Obligations,

•	all capitalized interest and

•	the interest portion of any deferred payment obligation;

(2)
the interest component of Capitalized Lease Obligations and Attributable Indebtedness paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3)	all interest on any Indebtedness of the type described in clause (10) or (11) of the definition of “Indebtedness.”

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication,

(1)	after-tax gains on Asset Sales or other losses on asset sales outside the ordinary course of business or abandonments or reserves relating thereto;

(2)	after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP;

(3)
the net income (but not loss) of any Restricted Subsidiary of the Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(4)
the net income or loss of any Person that is not a Restricted Subsidiary of that Person except to the extent of cash dividends or distributions paid to such Person or to a wholly owned Restricted Subsidiary of that Person;

(5)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)	the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Person or is merged or consolidated with the Person or any Restricted Subsidiary of the Person;

(7)
in the case of a successor to the Person by consolidation or merger or as a Transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or Transfer of assets;

(8)	gains or losses from the cumulative effect of any change in accounting principles prior to the Issue Date;

(9)	the write-off of deferred financing costs as a result of the prepayments of Indebtedness occurring on the Issue Date with the proceeds from the issuance and sale of the Notes; and

(10)	the amount of dividends and distributions made pursuant to clause (6) or (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the sum of

(1)	depreciation, amortization and other non-cash expenses or charges of such Person and its Restricted Subsidiaries for such period;

(2)	unrealized gains and losses from hedging and foreign currency translations and transactions of such Person and its Restricted Subsidiaries for such period; and

(3)
unrealized gains and losses of such Person and its Restricted Subsidiaries recognized in such period pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or any successor thereto, solely in respect of Qualified Capital Stock, all determined on a consolidated basis in accordance with GAAP, excluding (x) in the case of clause (1) or (2), any such item constituting an extraordinary item or extraordinary loss or any such item that requires an accrual of or a reserve for cash charges for any future period and (y) in the case of clause (3), any such item that requires an accrual of or a reserve for cash charges for any future period ending on or prior to the final maturity of the Notes.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Parent who

•	was a member of such board of directors on the Issue Date; or

•	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Credit Agreement” means the Credit Agreement dated on or about the Issue Date, by and among PCA, as borrower, Parent and certain of PCA’s subsidiaries, as guarantors, Bank of America, N.A., as administrative agent, and the lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time, including any agreement or agreements extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of PCA who (1) does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and (2) is not an affiliate, officer, director or an employee of any person (other than PCA or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is

(1)
required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes; or

(2)
convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital

Stock if such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Restricted Subsidiary of PCA that is not a Foreign Subsidiary.

“Event of Default” has the meaning set forth in the first paragraph under “Events of Default.”

“fair market value” means, with respect to any asset, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of PCA acting reasonably and in good faith and shall be evidenced by a board resolution of the Board of Directors of PCA delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary of PCA organized under the laws of, and conducting a majority of its business in, any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Four-Quarter Period” means the four full fiscal quarters for which internal financial statements are available ending on or prior to the Transaction Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantors” means Parent and the Subsidiary Guarantors.

“incur” means to create, incur, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to payment. Accrual of interest and accretion or amortization or original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this definition.

“Indebtedness” means with respect to any Person, without duplication,

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	all obligations under Currency Agreements and Interest Swap Obligations of such Person;

(7)	all Attributable Indebtedness;

(8)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price;

(9)
all Preferred Stock of any Subsidiary of such Person not held by such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the liquidation value thereof;

(10)	guarantees in respect of Indebtedness of any other Person of the type referred to in clauses (1) through (9) above; and

(11)
all obligations of any other Person of the type referred to in clauses (1) through (10) which are secured by any Lien on any asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such asset or the amount of the obligation so secured.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Except with respect to Indebtedness referred to in clauses (8), (9) and (11) above, the amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Financial Advisor” means a firm

•	which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in Parent or any of its Subsidiaries and

•	which, in the judgment of the Board of Directors of PCA, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Public Offering” means one or more underwritten public offerings registered under the Securities Act of 1933 after which the market value of the Common Stock of Parent held by Persons who are not Affiliates of Parent is at least $50.0 million.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any Transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” excludes (1) extensions of trade credit by PCA and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of PCA or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of PCA or any warrants, options or other rights to purchase or acquire any such Capital Stock. If PCA or any of its Restricted Subsidiaries sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of PCA such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of PCA, PCA will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means June 27, 2002, the date of initial issuance of the Notes.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in any encumbrance against real or personal property or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to PCA or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Liquidated Damages” has the meaning set forth under “—Registration Covenant; Exchange Offer.”

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations (except to the extent that such obligations are financed or sold with recourse to PCA or any of its Restricted Subsidiaries) when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest or dividends) received by PCA or any of its Restricted Subsidiaries from such Asset Sale, net of

•	all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

•	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

•
appropriate amounts to be provided by PCA or any of its Restricted Subsidiaries, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, PCA or any of its Restricted Subsidiaries, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

•
amounts required to be paid to any Person (other than PCA or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are subject to the Asset Sale (by way of holding Capital Stock of the Person owning such assets or otherwise).

“Net Proceeds Offer” has the meaning set forth in the fourth paragraph of the “Limitation on Asset Sales” covenant.

“Net Proceeds Offer Amount” has the meaning set forth in the fourth paragraph of the “Limitation on Asset Sales” covenant.

“Opco Senior Subordinated Notes” means the senior subordinated notes issued by PCA LLC pursuant to the purchase agreement dated the Issue Date among PCA LLC, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

“Other Indebtedness” has the meaning set forth in the fifth paragraph of the “Limitation on Asset Sales” covenant.

“Parent Senior Subordinated Discount Notes” means the senior subordinated discount notes issued by PCA International, Inc. pursuant to the purchase agreement dated the Issue Date among PCA International, Inc., GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

“Permitted Business” has the meaning set forth in the “Conduct of Business” covenant.

“Permitted Holders” means the Sponsor and its Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	the Notes issued on the Issue Date, the Exchange Notes and any guarantees relating thereto;

(2)	other Indebtedness of PCA and its Restricted Subsidiaries outstanding on the Issue Date;

(3)
Indebtedness incurred pursuant to the Credit Agreement in an aggregate amount not exceeding $75.0 million at any time outstanding, less any repayments required to be made, and actually made, thereunder with the Net Cash Proceeds of Asset Sales in accordance with the “Limitation on Asset Sales” covenant;

(4)	Capitalized Lease Obligations and Purchase Money Indebtedness, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $5.0 million at any time outstanding;

(5)	Indebtedness owed by PCA or any of its Restricted Subsidiaries to PCA or any of its Restricted Subsidiaries; provided that

(a)
any such Indebtedness owed by PCA shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and any such Indebtedness owed by any Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Guarantee of such Guarantor; and

(b)
if such Indebtedness is held by a Person other than PCA or any of its Restricted Subsidiaries, the obligor of such Indebtedness shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)
(x) the guarantee by PCA or any Guarantor of Indebtedness of PCA or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of this Indenture;

(7)	Interest Swap Obligations of PCA relating to

•	Indebtedness of PCA or any of its Restricted Subsidiaries or

•	Indebtedness that PCA or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

Interest Swap Obligations of any Restricted Subsidiary of PCA relating to

•	Indebtedness of such Restricted Subsidiary or

•	Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months; provided any such Interest Swap Obligations will constitute “Permitted Indebtedness” only to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(8)
Indebtedness by PCA or any of its Restricted Subsidiaries under Currency Agreements; provided that (x) such agreements are entered into to protect PCA and its Restricted Subsidiaries from fluctuations in currency exchange rates (and not for speculative purposes) and (y) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of PCA and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)
Indebtedness of PCA or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10)
Indebtedness of PCA or any of its Restricted Subsidiaries represented by letters of credit for the account of PCA or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, and other Indebtedness with respect to workers’ compensation claims, self insurance obligations, performance, surety and similar bonds and completion guarantees provided by PCA or any of its Restricted Subsidiaries in the ordinary course of business;

(11)
indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of PCA or any of its Restricted Subsidiaries or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such of PCA obligations outstanding under this clause (11) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by PCA and its Restricted Subsidiaries in connection with such dispositions;

(12)	obligations of PCA or any of its Restricted Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)
Refinancing Indebtedness incurred to Refinance Indebtedness (x) incurred pursuant to the Coverage Ratio Exception or pursuant to clause (1) above or this clause (13), (y) referred to in clause (2) above or (z) referred to in clause (16) below;

(14)	Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any time outstanding;

(15)	trade and standby letters of credit issued for the account of PCA or any of its Restricted Subsidiaries in the ordinary course of its business;

(16)
the Opco Senior Subordinated Notes issued on the Issue Date in an aggregate amount  not to exceed $10.0 million and guarantees of the Opco Senior Subordinated Notes by the Guarantors on a senior subordinated basis; and

(17)	additional Indebtedness in an aggregate amount not to exceed $10.0 million at any time outstanding.

“Permitted Investments” means

(1)	any Investment by PCA or any of its Restricted Subsidiaries (other than PCA Finance) in a Person, if as a result of such Investment:

(a)	such Person becomes a Guarantor; or

(b)	such Person is merged or consolidated with or into, or Transfers all or substantially all of its assets to, or is liquidated into, PCA or a Guarantor;

(2)	any Investment by any Restricted Subsidiary of PCA that is not a Guarantor (other than PCA Finance) in:

(a)	any other Restricted Subsidiary of PCA; or

(b)
any Person, if as a result of such Investment (x) such Person becomes a Restricted Subsidiary of PCA, or (y) such Person is merged or consolidated with or into, or Transfers all or substantially all of its assets to, or is liquidated into, PCA or any of its Restricted Subsidiaries;

(3)	Investments in PCA or any Guarantor;

(4)	Investments in cash or Cash Equivalents;

(5)
loans and advances to directors, officers and employees of PCA and its Restricted Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $2.0 million at any time outstanding or (y) for the purpose of paying any taxes in respect of the exercise of stock options or warrants;

(6)
Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of PCA or its Restricted Subsidiaries or in good faith settlement of delinquent obligations of such debtors;

(7)	Investments received as consideration from an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8)	Investments existing on the Issue Date;

(9)	Investments in Interest Swap Obligations and Currency Agreements of the type described in clauses (7) and (8) of the definition of “Permitted Indebtedness”;

(10)
Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with PCA or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation;

(11)	Investments in purchase price adjustments, contingent purchase price payments or other earn-out obligations received in connection with Investments otherwise permitted under the Indenture;

(12)
any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

(13)	any purchase or Refinancing of the Notes;

(14)	guarantees of Indebtedness otherwise permitted under the Indenture; and

(15)	additional Investments in a Permitted Business in an aggregate amount not to exceed $7.5 million at any time outstanding.

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced, without duplication:

(a)
upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to PCA or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(b)
upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of PCA’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above; and

(c)
upon the making of an Investment in a Person that was not a Restricted Subsidiary of PCA immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of PCA, by an amount equal to the lesser of (x) the fair market value of PCA’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means, with respect to any Person,

(1)	Liens existing on the date of the Indenture;

(2)	Liens in favor of PCA or any Restricted Subsidiary;

(3)	Liens securing the Credit Agreement incurred pursuant to clause (3) of the definition of “Permitted Indebtedness;”

(4)	Liens securing any Indebtedness of any Foreign Subsidiary; provided that such Liens do not extend to or cover any assets other than assets, or the Capital Stock, of Foreign Subsidiaries;

(5)
Liens on assets of a Person existing at the time such Person is acquired by or merged or consolidated with or into PCA or any of its Restricted Subsidiaries; provided that such Liens were not created in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation and do not extend to or cover any assets other than those of the Person acquired by or merged or consolidated with or into PCA or such Restricted Subsidiary;

(6)
Liens on any assets of any Person existing at the time of acquisition of such assets by PCA or any Restricted Subsidiary of PCA; provided that such Liens were not created in connection with, or in anticipation or contemplation of, such acquisition and do not extend to or cover any assets other than the assets so acquired;

(7)	Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred under the Indenture;

(8)
Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness outstanding on the Issue Date (other than under the Credit Agreement) or Indebtedness incurred under clause (7) above; provided that such Liens (a) taken as a whole, in the good faith judgment of the Board of Directors of PCA, are not materially less favorable to the Noteholders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (b) do not extend to or cover any assets of PCA or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(9)
Liens to secure the performance of statutory obligations, including Liens made in connection with workmen’s compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(10)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(12)	Liens securing the payment of taxes, assessments and governmental charges or levies, either (a) not delinquent or (b) being contested in good faith by appropriate proceedings;

(13)
carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, supplier’s or other similar Liens that are not delinquent or that are being contested in good faith and by appropriate proceedings;

(14)
Liens securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations and (b) other non-delinquent obligations of a like nature, incurred in the ordinary course of business;

(15)
Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, only for so long as the existence of the related judgment does not otherwise give rise to an Event of Default;

(16)
interests of lessors or sublessors, easements, rights-of-way, zoning restrictions and other similar encumbrances or other title defects which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of PCA and its Subsidiaries taken as a whole;

(17)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods;

(18)
Liens arising solely by virtue of any statutory, regulatory, contractual, warranty or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(19)	licenses of intellectual property granted in the ordinary course of business;

(20)	Liens securing Interest Swap Obligations which Interest Swap Obligations are permitted under the Indenture;

(21)	Liens securing Indebtedness under Currency Agreements which Indebtedness is permitted under the Indenture;

(22)	Liens in favor of customs or revenue authorities in connection with customs duties; and

(23)	other Liens securing obligations in an aggregate amount not to exceed $10.0 million at any time outstanding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of PCA or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by PCA or any of its Restricted Subsidiaries; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of PCA or any of its Restricted Subsidiaries other than the assets so acquired or constructed and improvements thereon.

“Qualified Capital Stock” means any Capital Stock of PCA that is not Disqualified Capital Stock.

“Qualified Equity Offering” means any issuance and sale by Parent of Capital Stock (other than Disqualified Capital Stock) to a Person not an affiliate of PCA or a Permitted Holder (a) in a public offering registered under the Securities Act of 1933, as amended, or (b) in a private placement pursuant to an exemption from the registration requirements of such act, in each case, in which gross proceeds of at least $25.0 million are contributed in cash to the common equity capital of PCA.

“Reference Treasury Dealer” means each of (1) Goldman, Sachs & Co. or any successor; provided that if the foregoing shall not be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuers shall substitute therefor another Primary Treasury Dealer and (2) any Primary Treasury Dealer selected by the Issuers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer on any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date of redemption.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness that does not

(1)
result in an increase in the aggregate amount or liquidation preference, if applicable, of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of (i) accrued interest or dividends on the Indebtedness so Refinanced, (ii) any penalties, interest or premium required to be paid under the terms of the instrument governing such Indebtedness and (iii) reasonable fees, discounts, commissions and other expenses incurred by PCA or any of its Restricted Subsidiaries in connection with such Refinancing) or

(2)	create Indebtedness with

•	a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

•	a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced, (y) the obligor(s) on the Refinancing Indebtedness thereof shall include only the obligor(s) on the Indebtedness Refinanced, PCA and/or one or more Guarantors and (z) Capital Stock shall be Refinanced only with Capital Stock.

“Replacement Assets” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Restricted Payment” means to

(1)
declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of PCA, on or in respect of Capital Stock of PCA or any of its Restricted Subsidiaries to holders of such Capital Stock (other than PCA or any of its Restricted Subsidiaries);

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of PCA or any of its Subsidiaries or any warrants, options or other rights to purchase or acquire any such Capital Stock;

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of PCA or any Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, other than the prepayment, purchase, repurchase or other acquisition or retirement of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, purchase, repurchase or other acquisition or retirement; or

(4)	make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any Person means any subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby PCA or a Restricted Subsidiary Transfers such property to a person and PCA or a Restricted Subsidiary leases it from such person.

“Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of PCA on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted

Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7), (8) or (9) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price equal to the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, plus 0.50%.

“Sponsor” means Jupiter Partners II, L.P., a Delaware limited partnership.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” of any Person means (1) any Person of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power, directly or indirectly, to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

“Subsidiary Guarantors” means (1) each of the following:

American Studios, Inc.;  PCA National LLC;  PCA National of Texas LP;
PCA Photo Corporation of Canada, Inc.; and
Photo Corporation of America

and (2) any other Restricted Subsidiary of PCA that issues a Guarantee, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Surviving Person” has the meaning set forth under the “Merger, Consolidation and Sale of Assets” covenant.

“Tax Distribution” means any distribution made pursuant to the Tax Sharing Agreement between Parent and PCA and certain of its Subsidiaries, as in effect on the Issue Date.

“Transaction Date” means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

“Transfer” means to, directly or indirectly, sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by Sale and Leaseback Transaction, consolidation, merger or otherwise, in one transaction or a series of transactions. “Transferred,” “Transferor” and “Transferee” shall have correlative meanings.

“Unrestricted Subsidiary” of any Person means,

•
any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “Limitation on Designation of Unrestricted Subsidiaries” covenant; and

•	any Subsidiary of such an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person entitling the holders thereof, under ordinary circumstances, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1)	the then outstanding aggregate principal amount of such Indebtedness into

(2)	the sum of the total of the products obtained by multiplying

•	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

•	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

PCA will issue Notes only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. PCA will not issue Notes in bearer form. The Notes sold in the offering will be issued only against payment in immediately available funds.

Global Notes

The Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). PCA will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for Notes in certificated form except in the limited circumstances described below under “—Exchanges of Book-Entry Notes for Certificated Notes.”

Exchanges of Book-Entry Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a Note in certificated form unless:

(1)  DTC (a) notifies PCA that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case PCA thereupon fails to appoint a successor depository; or

(2)  PCA, at its option, notifies the Trustee in writing that it is electing to issue the Notes in certificated form; or

(3)  an Event of Default shall have occurred and be continuing with respect to the Notes.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. PCA takes no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

DTC has advised PCA as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised PCA that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any Note represented thereby) under the Indenture or the Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

The Issuers will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Issuers expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, the Global Notes will be exchanged for legended Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of PCA, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and to the ownership and disposition of exchange notes by beneficial owners who acquire the exchange notes in the exchange offer and hold the exchange notes as capital assets. The following discussion does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to the exchange offer or to the holding or disposition of the exchange notes and does not address any other taxes that might be applicable to a holder of the exchange notes. This discussion does not address special rules that may apply to persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, partnerships or other pass-through entities, certain expatriates, insurance companies, tax-exempt entities, persons holding the exchange notes as part of a hedging or conversion transaction, a straddle or a constructive sale, and persons whose functional currency is not the United States dollar. Furthermore, the discussion does not address any other tax consequences that might be applicable to a holder of the exchange notes, such as the application of the U.S. federal alternative minimum tax or estate and gift tax, or the tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. Finally, this discussion does not address the tax consequences applicable to persons who do not acquire exchange notes pursuant to the exchange. The discussion assumes that both the initial notes and exchange notes are properly treated as debt for U.S. federal income tax purposes.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated and proposed thereunder, and current judicial decisions and administrative interpretations. All of the foregoing is subject to change, possibly with retroactive effect. We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the classification of the notes for U.S. federal income tax purposes or for any other aspect of the tax consequences described herein. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-U.S. or other tax laws and possible changes in the tax laws.

As used in this discussion, a U.S. holder means a beneficial owner of an exchange note who is, for U.S. federal income tax purposes.

•	A citizen or resident of the U.S.;

•	A corporation or partnership created or organized in or under the laws of the U.S. or of any of its political subdivisions;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
A trust if either a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used in this discussion, a non-U.S. holder means a beneficial owner of a note who is, for U.S. federal income tax purposes, a nonresident alien individual, or a corporation, estate or trust that is not a U.S. holder.

If a partnership holds the exchange notes, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners or partnerships holding exchange notes should consult their tax advisors.

Exchange Offer

The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as a taxable event to holders. Consequently, (1) no gain or loss will be realized by a holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged therefor and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange. Further, any original issue discount, market discount or bond premium (as discussed below) applicable to the initial notes should carry over to the exchange notes. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note. We have received a tax opinion from the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, relating to the exchange offer.

Tax Considerations for U.S. Holders

Stated Interest and Original Issue Discount

A U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on an exchange note at the time that the interest accrues or is received, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

The initial notes were issued with original issue discount (“OID”) in an amount equal to the excess of the stated redemption price at maturity of the initial notes over the issue price of the initial notes. As a result, each exchange note will be treated as having been issued with OID in an amount equal to the excess of the stated redemption price at maturity of the exchange note over the issue price of the exchange note. A U.S. holder of an exchange note received in exchange for an initial note acquired by such holder at initial issuance would be required to include that amount of OID in income (on a constant yield basis) prior to the receipt of payments attributable to such income and regardless of the holder’s method of accounting for federal income tax purposes. The OID rules would also apply to a subsequent purchaser of initial notes that such purchaser exchanges for exchange notes but, if such holder acquired such note for an amount in excess of its adjusted issue price (issue price plus accrued, unpaid, OID), the amount of OID includible in each period would be adjusted to reflect such excess. For purposes of the foregoing, the stated redemption price at maturity of an exchange note is equal to its stated principal amount, and the issue price of an exchange note is equal to the first price at which a substantial amount of the initial notes were sold. We will provide certain information to the IRS and/or U.S. holders that is relevant to determining the amount of OID in each accrual period.

Market Discount and Bond Premium

If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of (including dispositions which are nonrecognition transactions under certain provisions of the Code) the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. A U.S. holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. holder exchanges an initial note, with respect to which there is a bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

Sale, Exchange or Retirement of the Exchange Notes

A U.S. holder generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of an exchange note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (less any accrued stated interest that has not previously been included in income which will be taxable as ordinary income), and (ii) the U.S. holder’s tax basis in the exchange note. A U.S. holder’s tax basis in a note generally will be its cost for the note, increased by the amount of OID and any accrued market discount previously included in income by the U.S. holder, and decreased by any amortized bond premium. Subject to the discussion of market discount above, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition of the exchange note, the note has been held for more than one year. Under current law, long-term capital gains of non-corporate holders generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Tax Considerations For Non-U.S. Holders

Payments of stated interest and OID on the exchange notes to a non-U.S. holder that is not effectively connected with a U.S. trade or business of the non-U.S. holder generally will not be subject to U.S. federal income and withholding tax if:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of PCA Finance’s or Parent’s voting stock;

•	the non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to PCA Finance or Parent through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest is received on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business; and

•
either (A) the non-U.S. holder provides us or our paying agent an IRS Form W-8 BEN (or a suitable substitute form), signed under penalties of perjury, that includes such holder’s name and address and certifies as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange note on behalf of the beneficial owner and provides a statement to us or our paying agent signed under penalties of perjury in which the organization, bank or financial institution certifies that an IRS W-8BEN (or suitable substitute form) has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

If the above requirements are not met, then a non-U.S. holder will be subject to a 30% withholding tax on the gross amount of interest and OID received on the exchange notes, unless (i) the non-U.S. holder provides us with a properly-executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (ii) such interest or OID is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder and a properly-executed IRS Form W-8ECI (or suitable substitute form) is provided to us or our paying agent.

If a non-U.S. holder is engaged in a trade or business in the U.S. and if interest on the exchange note or gain realized on the disposition of the note is effectively connected with such trade or business, then the non-U.S. holder generally will be subject to regular U.S. federal income tax on such interest and OID or gain on a net basis in the same manner as if it were a U.S. holder, unless an applicable tax treaty provides otherwise. If the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30%, unless reduced or eliminated by an applicable tax treaty.

A non-U.S. holder generally will not be subject to U.S. federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met, or such gain is effectively connected with the conduct of a-U.S. trade or business by such non-U.S. holder.

Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we or out paying agent may be required to provide the IRS with certain information, including the holder’s name, address, taxpayer identification number, the aggregate amount of principal, interest and OID paid to that holder during the calendar year, and the amount of tax withheld, if any. This obligation does not apply, however, with respect to certain holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts. A backup withholding tax (currently 30%) will apply to “reportable payments” if a U.S. holder:

•	fails to furnish its taxpayer identification number which, for an individual, would be his or her Social Security number,

•	furnishes an incorrect taxpayer identification number, or

•	has been notified by the IRS that it is subject to backup withholding for failure to report its full interest and dividend income.

Backup withholding and information reporting generally will not apply to payments of interest and OID made by us or our paying agent on an exchange note to a non-U.S. holder if such holder certifies under penalties of perjury as to its non-U.S. status (as described above) or otherwise establishes that it qualifies for an exemption (provided that neither we nor our paying agent as actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not in fact satisfied). Payment of principal or the proceeds of the disposition of an exchange note to or through a U.S. office of a U.S. or foreign broker generally will be subject to backup withholding and information reporting unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes that it qualifies for an exemption. Payment of principal or the proceeds of a disposition of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting; however, if such broker has certain relationships to the U.S. then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

Backup withholding is not an additional tax: any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable tax treaty or other agreement.

Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, upon the earlier of 180 days after the expiration of this exchange offer or such time as such broker-dealers no longer own any initial notes which could be tendered in this offering, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York has passed upon the validity of the exchange notes and the related guarantees. Certain legal matters with respect to the issuers and the guarantors have been passed upon for us by J. Robert Wren, Executive Vice President, General Counsel and Secretary of Parent. Mr. Wren beneficially owns 37,400 shares of Parent’s common stock.

CHANGES IN ACCOUNTANTS

On May 16, 2000, Parent’s Board of Directors replaced KPMG LLP with Deloitte & Touche LLP as the Company’s independent accountants. The change in independent accountants was due to Parent’s change in ownership.

EXPERTS

The consolidated financial statements of PCA International, Inc. and subsidiaries as of February 3, 2002 and January 28, 2001, and for each of the years in the two-year period ended February 3, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows of PCA International, Inc. for the year ended January 30, 2000, included in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the Securities and Exchange Commission covering the exchange notes, and this prospectus is part of our registration statement. For further information on us and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

When the exchange offer is completed, we will be subject to the information requirements of the Securities Exchange Act and will be required to file reports and other information with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these materials from us upon request.

In addition, the indenture requires that, whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act, following the consummation of the exchange offer we will file a copy of the following:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

(2)  all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports, with the Securities and Exchange Commission for public availability within the time periods specified in the Securities Exchange Commission’s rules and regulations (unless the Securities and Exchange Commission will not accept such a filing) and make this information available to securities analysts and prospective investors upon request.

In addition, if at any time during the two-year period following the date of original issue of the notes and the date of issue with respect to additional notes, if any, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes. Any requests should be directed to PCA LLC at 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105, Attention: Chief Financial Officer.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

Page
Independent Auditors’ Report — Deloitte & Touche LLP	F-2

Independent Auditors’ Report — KPMG LLP	F-3

Consolidated Balance Sheets at January 28, 2001 and February 3, 2002 and at August 4, 2002 (unaudited)	F-4

Consolidated Statements of Operations for Fiscal Years Ended January 30, 2000, January 28, 2001 and February 3, 2002 and for the twenty-six weeks ended July 29, 2001 (unaudited) and August 4, 2002 (unaudited)
F-5

Consolidated Statements of Shareholders’ Deficiency and Comprehensive Loss for Fiscal Years Ended January 30, 2000, January 28, 2001 and February 3, 2002 and for the twenty-six weeks ended August 4, 2002 (unaudited)
F-6

Consolidated Statements of Cash Flows for Fiscal Years Ended January 30, 2000, January 28, 2001 and February 3, 2002 and for the twenty-six weeks ended July 29, 2001 (unaudited) and August 4, 2002 (unaudited)
F-7

Notes to Consolidated Financial Statements	F-8 to F-39

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders
PCA International, Inc.:

We have audited the accompanying consolidated balance sheets of PCA International, Inc. and subsidiaries (the “Company”) as of February 3, 2002 and January 28, 2001, and the related consolidated statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows for each of the two years in the fiscal period ended February 3, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at February 3, 2002 and January 28, 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 3, respectively, to the financial statements, the Company changed its method of accounting for revenue recognition during the year ended January 28, 2001, and effective January 29, 2001, adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended.

/S/    DELOITTE & TOUCHE LLP

April 8, 2002
(except for Note 11 as to which the date is June 7, 2002
and Note 12 as to which the date is June 27, 2002)
Charlotte, North Carolina

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders
PCA International, Inc.:

We have audited the accompanying consolidated statement of operations, shareholders’ deficiency and comprehensive loss, and cash flows of PCA International, Inc. and subsidiaries (the Company) for the year ended January 30, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of PCA International, Inc. and subsidiaries for the year ended January 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/S/    KPMG LLP

Charlotte, North Carolina
March 6, 2000, except for Note 11,
as to which the date is
June 7, 2002, and Note 12,
as to which the date is
June 27, 2002

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, except share data)

	January 28, 2001	February 3, 2002	August 4, 2002
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,822	$2,885	$5,444
Accounts receivable, net
Due from licensor stores and customers	528	1,203	1,351
Other	560	290	327
Inventories	5,845	7,710	7,062
Deferred income taxes	1,482	1,294	1,294
Prepaid expenses and other assets	2,903	3,804	4,155

Total current assets	16,140	17,186	19,633

PROPERTY AND EQUIPMENT:
Land and improvements	2,305	2,305	2,305
Buildings and improvements	12,375	12,404	12,404
Photographic, sales and finishing equipment	99,351	109,562	114,648
Leasehold improvements	12,786	16,236	17,487
Construction in progress	3,213	1,889	3,197

Total	130,030	142,396	150,041
Less accumulated depreciation and amortization	82,989	91,500	96,146

Property and equipment, net	47,041	50,896	53,895
GOODWILL, NET	53,345	51,531	51,533
DEFERRED FINANCING COSTS, NET	9,766	11,317	10,057
INTANGIBLE AND OTHER ASSETS, NET	460	199	117

TOTAL ASSETS	$126,752	$131,129	$135,235

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Short-term borrowings	$—	$9,000	$7,600
Current portion of long-term debt	8,435	11,333	88
Accounts payable—trade	22,250	24,231	28,782
Accrued insurance	4,455	3,120	3,515
Accrued income taxes	282	287	281
Accrued compensation	4,907	4,857	4,852
Other accrued liabilities	13,424	13,977	15,912

Total current liabilities	53,753	66,805	61,030
LONG-TERM DEBT	206,540	197,628	220,616
DEFERRED INCOME TAXES	1,482	1,294	1,294
OTHER LIABILITIES	10,069	35,104	31,233

TOTAL LIABILITIES	271,844	300,831	314,173
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $10.00 PAR VALUE (AUTHORIZED—15,000 SHARES; OUTSTANDING—15,000 SHARES)	14,914	7,688	7,976
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIENCY:
Common stock, $.20 par value (authorized—20,000,000 shares; outstanding—2,293,152 shares)	458	458	458
Warrants to purchase Series A Redeemable Convertible Preferred Stock (issued and outstanding at August 4, 2002—287)	—	—	642
Warrants to purchase common stock (issued and outstanding at August 4, 2002—306,610; at February 3, 2002—508,300; and at January 28, 2001—254,150)	1,982	4,843	2,947
Deficit	(162,356)	(182,173)	(190,290)
Accumulated other comprehensive loss	(90)	(518)	(671)

Total shareholders’ deficiency	(160,006)	(177,390)	(186,914)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$126,752	$131,129	$135,235

See notes to consolidated financial statements.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Years Ended			For the Twenty-Six Weeks Ended
	January 30, 2000	January 28, 2001	February 3, 2002	July 29, 2001	August 4, 2002
				(unaudited)
SALES	$236,124	$227,057	$257,869	$106,083	$129,446
COST OF SALES	186,198	171,462	191,124	84,883	99,429

GROSS PROFIT	49,926	55,595	66,745	21,200	30,017
GENERAL AND ADMINISTRATIVE	34,540	34,230	37,450	17,501	20,125
AMORTIZATION OF INTANGIBLES	1,975	1,974	1,971	986	96

INCOME FROM OPERATIONS	13,411	19,391	27,324	2,713	9,796
INTEREST INCOME	278	159	44	29	4
INTEREST EXPENSE	(29,024)	(29,266)	(29,727)	(14,776)	(13,194)
OTHER EXPENSE	—	—	(15,026)	(4,259)	(2,061)

LOSS BEFORE INCOME TAXES, EXTRAORDINARY LOSS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(15,335)	(9,716)	(17,385)	(16,293)	(5,455)
INCOME TAX (PROVISION) BENEFIT	(8,913)	448	(168)	(175)	(47)

LOSS BEFORE EXTRAORDINARY LOSS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(24,248)	(9,268)	(17,553)	(16,468)	(5,502)
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, NET OF INCOME TAX BENEFIT AND VALUATION ALLOWANCE	—	—	—	—	(2,327)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	(5,990)	(1,728)	(1,728)	—

NET LOSS	$(24,248)	$(15,258)	$(19,281)	$(18,196)	$(7,829)

See notes to consolidated financial statements.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY AND COMPREHENSIVE LOSS

(In Thousands, except share data)

	Common Stock		Warrants to Purchase Series A Redeemable Convertible Preferred Stock		Warrants to Purchase Common Stock			Accumulated Other Comprehensive (Loss) Income	Comprehensive Loss	Total Shareholders’ Deficiency
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit
BALANCE, JANUARY 31, 1999	2,357,052	$471	—	$—	—	$—	$(121,158)	$(109)		$(120,796)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(24,248)	—	$(24,248)	(24,248)
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	—	274	274	274

Total comprehensive loss	—	—	—	—	—	—	—	—	$(23,974)	—

Acquisition of Company stock	(63,900)	(13)	—	—	—	—	(1,680)	—		(1,693)
Issuance of warrants	—	—	—	—	254,150	1,982	—	—		1,982

BALANCE, JANUARY 30, 2000	2,293,152	458	—	—	254,150	1,982	(147,086)	165		(144,481)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(15,258)	—	$(15,258)	(15,258)
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	—	(255)	(255)	(255)

Total comprehensive loss	—	—	—	—	—	—	—	—	$(15,513)	—

Accretion of Series A redeemable convertible preferred stock issuance costs	—	—	—	—	—	—	(12)	—		(12)

BALANCE, JANUARY 28, 2001	2,293,152	458	—	—	254,150	1,982	(162,356)	(90)		(160,006)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(19,281)	—	$(19,281)	(19,281)
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	—	(428)	(428)	(428)

Total comprehensive loss	—	—	—	—	—	—	—	—	$(19,709)	—

Accretion of Series A redeemable convertible preferred stock issuance costs and discount	—	—	—	—	—	—	(536)			(536)
Issuance of warrants	—	—	—	—	254,150	2,861	—	—		2,861

BALANCE, FEBRUARY 3, 2002	2,293,152	$458	—	—	508,300	$4,843	$(182,173)	$(518)		$(177,390)

Comprehensive loss:
Net loss (unaudited)	—	—	—	—	—	—	(7,829)	—	$(7,829)	(7,829)
Foreign currency translation adjustment, net of taxes (unaudited)	—	—	—	—	—	—	—	(153)	(153)	(153)

Total comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	$7,982

Accretion of Series A redeemable convertible preferred stock issuance costs and discount (unaudited)	—	—	—	—	—	—	(288)	—		(288)
Issuance of warrants (unaudited)			287	642	52,460	965	—	—		1,607
Cancellation of warrants (unaudited)	—	—	—	—	(254,150)	(2,861)	—	—		(2,861)

BALANCE, AUGUST 4, 2002 (UNAUDITED)	2,293,152	$458	287	$642	306,610	$2,947	$(190,290)	$(671)		$(186,914)

See notes to consolidated financial statements.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended			For the Twenty-Six Weeks Ended
	January 30, 2000	January 28, 2001	February 3, 2002	July 29, 2001	August 4, 2002
				(unaudited)
OPERATING ACTIVITIES:
Net loss	$(24,248)	$(15,258)	$(19,281)	$(18,196)	$(7,829)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,455	11,451	11,027	5,639	4,773
Amortization of deferred financing costs	1,809	2,277	2,868	1,527	667
Interest expense—effective interest method	3,647	556	(514)	(58)	(509)
Cumulative effect of accounting change	—	5,990	1,728	1,728	—
Change in fair value of derivative instruments	—	—	15,026	4,259	2,061
Early extinguishment of debt	—	—	—	—	2,327
Amortization of debt discounts	—	—	—	—	63
Decrease in allowance for doubtful accounts	(87)	(908)	(31)	(31)	—
Provision for deferred income taxes	8,441	—	—	—	—
Loss on disposal of property and equipment	238	640	228	12	21
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	4,244	(667)	(374)	353	(185)
Inventories	3,891	(399)	(1,864)	(907)	648
Prepaid expenses and other assets	51	(1,533)	(901)	140	(351)
Other noncurrent assets	(457)	(124)	75	—	—
Accounts payable	(6,096)	5,655	1,981	(1,062)	4,551
Accrued expenses	6,282	(80)	1,360	3,658	3,979
Other accrued liabilities	(184)	(2,437)	1,367	(791)	171

Net cash provided by (used in) operating activities	10,986	5,163	12,695	(3,729)	10,387

INVESTING ACTIVITIES:
Purchase of property and equipment	(9,247)	(11,591)	(13,087)	(5,546)	(7,853)
Proceeds from sales of property and equipment	1,975	2,240	—	—	—

Net cash used in investing activities	(7,272)	(9,351)	(13,087)	(5,546)	(7,853)

FINANCING ACTIVITIES:
Increase in short-term borrowings	428	12,823	24,695	15,000	39,400
Repayment of short-term borrowings	(10,310)	(12,298)	(23,943)	(5,780)	(26,341)
Deferred financing cost	(3,600)	—	(1,715)	(1,588)	(10,188)
Issuance of preferred stock	14,902	—	—	—	—
Acquisition of common stock	(1,693)	—	—	—	—
Proceeds from issuance of senior notes	—	—	—	—	162,060
Proceeds from issuance of PCA International, Inc. senior subordinated discount notes	—	—	—	—	30,000
Proceeds from issuance of PCA LLC senior subordinated notes	—	—	—	—	10,000
Repayment of senior subordinated term loans	—	—	—	—	(204,893)

Net cash provided by (used in) financing activities	(273)	525	(963)	7,632	38

EFFECT OF EXCHANGE RATE CHANGES ON CASH	263	(171)	(582)	(6)	(13)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,704	(3,834)	(1,937)	(1,649)	2,559
CASH AND CASH EQUIVALENTS:
Beginning of period	4,952	8,656	4,822	4,822	2,885

End of period	$8,656	$4,822	$2,885	$3,173	$5,444

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$24,567	$25,823	$24,274	$6,303	$5,640

Income taxes paid	$112	$310	$244	$171	$56

NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired under capital lease	$—	$—	$269	$—	$—

Issuance of warrants	$1,982	$—	$2,861	$2,861	$1,607

Cancellation of warrants	$—	$—	$—	$—	$2,861

Paid-in-kind interest capitalized	$190	$823	$2,232	$878	$1,660

See notes to consolidated financial statements.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—PCA International, Inc. and its subsidiaries (the “Company”) are engaged in the sale and processing of professional color portraits of children, adults and families. The Company operates portrait studios within Wal-Mart stores and supercenters in the United States, Canada and Mexico as well as other retail channels, such as Meijer, Inc. and select military bases. The Company also operates an extensive traveling business providing portrait photography services in additional retail locations and to church congregations and other institutions.

Principles of Consolidation—The consolidated financial statements include the accounts of PCA International, Inc. and its subsidiaries. Subsidiaries include, but are not limited to, PCA National LLC, American Studios, Inc., PCA Photo Corporation of Canada, Inc. and American Studios de Mexico, S.A. de C.V. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year—The Company’s fiscal year ends on the Sunday nearest the end of January. The fiscal year 2001 ended February 3, 2002 and included 53 weeks, while the fiscal year 2000 ended January 28, 2001, and the fiscal year 1999 ended January 30, 2000 were 52-week years. The Company’s fiscal quarters are generally thirteen week periods. In 53-week years, the fourth quarter has fourteen weeks. The second quarter of fiscal year 2002 and 2001 ended August 4, 2002 and July 29, 2001, respectively.

Concentrations:

Source of Revenue—Approximately 95.9%, 94.9% and 79.7% of revenues for the fiscal years ended February 3, 2002, January 28, 2001 and January 30, 2000, respectively, were derived from sales at permanent and traveling portrait studios located in Wal-Mart stores. These studios are operated under agreements with Wal-Mart in the United States, Canada, and Mexico that commit the Company to a percentage-of-revenue commission payable to Wal-Mart. The agreements can be terminated or suspended by Wal-Mart for various reasons, some of which are beyond our control.

Source of Supply—The Company purchases substantially all of its photographic film, paper, and processing chemistry from one supplier. Although there are a limited number of manufacturers of these products, management believes that other suppliers could provide similar products. A change in suppliers, however, could cause a delay in portrait production, a possible loss of sales, and an increase in costs, which would adversely affect operating results.

Foreign Operations—Included in the Company’s consolidated balance sheets at February 3, 2002 and January 28, 2001 are net assets located in Mexico of $2.2 million and $1.9 million, respectively, and net liabilities and net assets, located in Canada of approximately $0.3 million and $1.7 million, respectively.

On March 26, 2000, the Company ceased operations of all permanent studio locations in Argentina and liquidated the corporate entity. The Company recorded disposal costs relating to the Argentina operations of $0.2 million in fiscal 2000 in general and administrative expenses in the accompanying statement of operations.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to worker’s compensation and general property and casualty liability self insurance reserves and the fair value of the Company’s common stock and derivative instruments. Actual results could differ from those estimates.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Transactions—Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate in effect on the balance sheet date, while income and expense accounts are translated at the average rates in effect during each fiscal period. Gains and losses on foreign currency transactions are included in the determination of net income for the period. Such gains and losses were immaterial for fiscal 1999, 2000 and 2001.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable—Accounts receivable are shown net of an allowance for doubtful accounts of $31,000 at January 28, 2001. There was no allowance for doubtful accounts at February 3, 2002.

Inventories—Inventories include film, photographic and sales supplies, and add-on merchandise which are valued at the lower of cost or market, cost being determined on the first-in, first-out basis.

Property and Depreciation—Property is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. A summary of estimated useful lives is as follows:

Land improvements	10 to 30 years
Buildings and improvements	10 to 55 years
Photographic, sales and finishing equipment	3 to 15 years
Leasehold improvements	3 to 10 years

Maintenance and repairs are charged to expense as incurred. When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

Depreciation expense for the fiscal years ended February 3, 2002, January 28, 2001 and January 30, 2000, was $9.1 million, $9.5 million and $11.5 million, respectively.

Impairment of Long-Lived Assets —Under Statement of Financial Accounting Standards (“SFAS”) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company periodically evaluates its long-lived assets for financial impairment to determine if the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets held for use by comparing the net carrying value of the assets to the estimated undiscounted future cash flows (excluding interest) during the remaining life of the asset. If such an evaluation indicates that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are then adjusted to their fair values. Effective February 4, 2002 the Company is adopting SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets—see “Impact of Newly Issued Accounting Standards” below.

Goodwill and Intangible Assets—During fiscal 1996, the Company purchased the outstanding common stock of American Studios, Inc. (“ASI”). The acquisition was accounted for by the purchase method and the excess of the purchase price over the fair value of the net identifiable assets acquired, (approximately $63.1 million), was recorded as goodwill and other acquired intangibles. Goodwill is amortized on a straight-line basis

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

over 35 years. Accumulated amortization as of February 3, 2002 and January 28, 2001 was approximately $9.0 million and $7.3 million, respectively. Other acquired intangibles are amortized on a straight-line basis over their estimated useful lives. The Company periodically evaluates the carrying value of goodwill and other intangible assets for impairment. Impairment would be recognized when the expected undiscounted future operating cash flows derived from such intangible assets is less than their carrying value. As of February 4, 2002, the Company is adopting SFAS No. 142 Goodwill and Other Intangible Assets, which provides for nonamortization of goodwill and certain intangible assets and expanded impairment testing—see “Impact of Newly Issued Accounting Standards” below.

Deferred Financing Costs—Deferred financing costs primarily consist of fees and expenses incurred in obtaining long-term financing. The deferred costs are amortized over the life of the associated debt, ranging from 5 to 8 years, using the interest method. Accumulated amortization as of February 3, 2002 and January 28, 2001 totaled $7.5 million and $4.6 million, respectively.

Self Insurance —The Company is self insured for certain losses relating to workers’ compensation and general property and casualty liabilities. The Company has stop-loss coverage to limit the exposure arising from these claims. Self insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company’s estimates of the aggregate liability for uninsured claims incurred using actuarial assumptions followed in the insurance industry and the Company’s historical experience.

Store Pre-opening Costs—Costs of opening new retail stores are charged to operations as incurred.

Photographic Sales and Deferred Costs—In fiscal years 2001 and 2000 sales are recorded when portraits and/or other merchandise are delivered to customers. Costs incurred relating to portraits processed, or in process, are deferred as incurred and expensed when the related photographic sales revenue is recognized. Prior to the accounting change at the beginning of fiscal 2000 (see below) sales were recorded when portraits were purchased at the time of photography. All costs incurred or to be incurred related to portraits processed or to be processed but not delivered were accrued and expensed.

Cost of Sales—Cost of sales consists of the following components: (1) advertising materials and supplies needed for photography and sales, including film and equipment depreciation; (2) the cost to produce portraits, including freight, labor, depreciation and management of photography and production facilities; (3) the production of directories for churches and other institutions and commissions paid to the host store; and (4) the labor and commissions paid to employees for all phases of customer acquisition, photography and sales processes, associated payroll taxes, related benefits and travel.

Advertising—Costs associated with advertising are charged to operations at the first time the advertisement is distributed. Advertising expenses were $12.9 million, $11.3 million and $16.5 million for the years ended February 3, 2002, January 28, 2001, and January 30, 2000, respectively.

Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss and tax credit carryforwards as well as differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Postretirement Benefits—The Company sponsors a postretirement health care plan for certain retirees and employees. The Company measures the cost of its obligations based on actuarial assumptions. This benefit is accrued and covers a very small portion of the Company’s base of employees and retirees.

Derivative Financial Instruments—On January 29, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

The Company uses derivative financial instruments designated as cash flow hedges, such as interest rate swaps, interest rate collars, and interest rate cap agreements to manage exposure due to changes in cash interest requirements on its variable rate debt.

The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments. The credit risks associated with the Company’s derivative instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance of the counterparties, the Company does not expect such losses, if any, to be significant.

The Company enters into certain hedging agreements to reduce its exposure to market risks from changing interest rates (“interest rate swaps”). When utilizing an interest rate swap agreement, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. If a swap is terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the debt if the item hedged remains outstanding, or immediately, if the item hedged does not remaining outstanding. If the swap is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately (see Note 3).

The Company also utilizes a hedging instrument which hedges market interest rates (“collars”). Under this type of instrument, the Company agrees to a minimum interest rate and a maximum interest rate for a specified dollar amount of debt. If the current market rate is below the minimum agreed-upon rate, the Company will pay interest on the specified dollar amount of debt based on the minimum interest rate. If the current market rate is above the maximum agreed-upon rate, the Company will pay interest on the specified dollar amount of debt based on the maximum interest rate. If the current market rate is between the minimum interest rate and the maximum interest rate, the Company will pay interest on the specified dollar amount of debt based on the current market rate (see Note 3).

The Company also utilizes another hedging instrument to reduce the risk of changing interest rates (“caps”). Under this type of instrument, a maximum interest rate is established for a specified dollar amount of debt. If the current market rate is below the maximum agreed-upon rate, the Company will pay interest on the specified dollar amount of debt, based on the current market rate. If the current market rate is greater than the maximum agreed-upon rate, the Company will pay interest on the specified dollar amount of debt based on the maximum rate (see Note 3).

It is not the Company’s current intention to enter into agreements which contain embedded derivatives. However, if such agreements are executed, the Company will assess any embedded derivative based on the

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

criteria outlined in SFAS No. 133 to determine if the derivative is required to be bifurcated and accounted for separately. As of February 3, 2002, the Company had one such derivative in its Series A redeemable convertible preferred stock (see Note 3).

Research and Development—The Company incurred $0.9 million, $1.5 million and $2.1 million related to research and development activities during the fiscal years ended February 3, 2002, January 28, 2001, and January 30, 2000, respectively. Such costs are charged to cost of sales as incurred.

Stock Option Plan—The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense relating to stock options granted to employees is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

As required by SFAS No. 123, Accounting for Stock-Based Compensation, the Company provides pro forma net income disclosures for employee stock option grants as if the fair-value-based method as defined in SFAS No. 123 had been applied.

Fair Value of Financial Instruments—The Company is required to disclose in its consolidated financial statements the fair value of all financial instruments, including assets and liabilities both on and off the balance sheet, for which it is practicable to estimate such fair value. Fair value methods, assumptions and estimates for the Company are as follows:

•
Cash and cash equivalents, accounts receivable, prepaid expenses, short-term borrowings, accounts payable—trade and accrued expenses—the carrying amount approximates fair value because of the short maturity of these instruments.

•
Noncurrent liabilities—the carrying amount approximates fair value because such liabilities consist primarily of actuarially determined postretirement liabilities using current market rate assumptions, accrued interest based on the effective interest method, derivative instruments, and long-term debt at market rates currently offered.

The Company’s long-term debt has scheduled increasing interest rate provisions and has carrying and fair values as of February 3, 2002 and January 28, 2001 of $209 million and $215 million, respectively.

Impact of Newly Issued Accounting Standards—In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Both statements are effective for the Company on February 4, 2002. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. Goodwill and certain intangible assets with indefinite lives are not subject to amortization. Intangible assets with definite useful lives will continue to be amortized over their useful lives. The adoption of SFAS No. 142 requires that an initial assessment be performed on all goodwill and indefinite lived intangible assets. To complete this assessment, the Company will compare the fair value to the current carrying value of goodwill and other intangible assets. Any impairment charge resulting from this initial assessment will be recorded as a cumulative effect of an accounting change. The Company performed an initial impairment assessment as of February 4, 2002 (see Note 11).

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retains many of its fundamental provisions. Additionally, this statement expands the scope of discontinued operations to include more disposal transactions. This standard was effective for the Company on February 4, 2002 and the adoption did not have a material impact on the Company’s financial position or operations.

Accounting Change—Effective for fiscal 2000, the Company changed its policy for recognizing revenues relating to digital photographic sales, to be consistent with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements. Revenues from photographic sales are now recognized when the photographs are delivered to customers. Previously, revenues were recognized at the time of photography. The Company recorded the cumulative effect of this accounting change in fiscal 2000 which resulted in an increase of the net loss of approximately $6 million (no tax effect) in fiscal 2000. Prior year financial statements have not been restated to reflect the change in accounting principle. Effective January 29, 2001, the Company adopted SFAS No. 133 (see Note 3).

Related Party—The Company reimbursed its principal shareholder for certain expenses incurred by the shareholder for the years ended February 3, 2002 and January 28, 2001 in the amounts of $73,424 and $22,075, respectively. No reimbursements were made in the year ended January 30, 2000.

Reclassifications—Certain financial statement items have been reclassified to conform to the current year’s format.

Interim Financial Information—The accompanying unaudited interim consolidated financial information as of and for the twenty-six weeks ended August 4, 2002 and July 29, 2001 has been prepared on substantially the same basis as the audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire year.

2.    DEBT

Short-term—The Company has a $25 million five-year revolving line of credit (“Revolving Credit Facility”). At February 3, 2002, the Company had $9 million in short-term borrowings outstanding, $10 million in standby letters of credit outstanding, and $6 million available under its revolving credit facility. The weighted average interest rate on short-term borrowings at February 3, 2002 was 5.48%.

Long-term—The Company’s long-term debt at February 3, 2002 and January 28, 2001 is summarized as follows:

	February 3, 2002	January 28, 2001
	(in thousands)
Senior Term Loan Tranche A due 2003	$18,500	$25,875
Senior Term Loan Tranche B due 2005	86,750	87,750
Senior Subordinated Debt converted to Term Loans	103,483	101,250
Other	228	100

Total	208,961	214,975
Less—current portion of long-term debt	11,333	8,435

Long-term debt	$197,628	$206,540

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate debt maturities for the next five fiscal years are as follows:

2002	$11,333
2003	19,719
2004	42,551
2005	31,875
2006	103,483

Total	$208,961

Debt financing consists of (a) $150 million in Senior Credit Facility (“Credit Facility”), and (b) $100 million in Senior Subordinated Debt. The Credit Facility includes a $35 million five-year term loan (“Tranche A”), a $90 million seven-year term loan (“Tranche B”) and revolving credit facility discussed above. The term loans are due in quarterly installments of principal and interest, which increase on an aggregate annual basis from $3.5 million in the first year to $42.5 million in the seventh year.

Interest rates under the Credit Facility are based on LIBOR (or a bank base rate, as selected by the Company) plus an applicable percentage that may be adjusted depending on the Company’s ratio of debt to earnings before interest, income taxes, depreciation and amortization (“EBITDA”). The Revolving Credit Facility and the Tranche A term loan currently bear interest at a rate equal to LIBOR plus 3.25%, and the Tranche B term loan currently bears interest at a rate equal to LIBOR plus 3.75%. The Credit Facility is secured by substantially all of the assets of the Company, including 100% of the outstanding capital stock of all domestic subsidiaries. The Credit Facility contains various financial covenants and limitations, including the maintenance of specific financial ratios, with which the Company was in compliance as of February 3, 2002 and January 28, 2001. The terms of the Credit Facility also prohibit the payment of dividends by the Company.

On August 25, 1999, the Senior Subordinated Debt converted to term loans (the “Term Loans”) with a maturity date of August 25, 2006. The Term Loans bear interest at an increasing rate with a provision that the rate is not permitted to exceed the lesser of 16.75% or the maximum interest rate allowable by law. However, the maximum “cash interest” rate payable by the borrower under the Term Loans is 14% and the remainder (“paid-in-kind interest”) may be deferred and added to unpaid principal, at the Company’s election. For the fiscal years ended January 30, 2000, January 28, 2001, and February 3, 2002, the company elected $190,000, $823,000 and $2.2 million, respectively, of paid-in-kind interest. Interest expense on this debt is being calculated by the effective yield method. Financing costs due to the conversion, including a rollover fee and amendment fees of $3.3 million were deferred and are being amortized over the remaining life of the Term Loans. Pursuant to an agreement entered into in connection with such conversion, the lenders were entitled to receive warrants to purchase up to 5% of the fully diluted capital stock of the Company at an initial exercise price of $.20 per share. As a result, warrants representing the right to acquire 5% of fully diluted capital stock (254,150 shares) of the Company were issued to the lenders. At the date of issuance of the warrants, the fair value of the underlying company stock was estimated at $8.30 per share which was used to determine the value of deferred financing costs and warrants in the accompanying consolidated financial statements. Such deferred financing costs are being amortized to interest expense using the effective interest method over the remaining life of the Term Loans.

On April 9, 2001, the Company negotiated an amendment to both the Credit Facility and the Senior Subordinated Debt Agreement. These amendments adjusted the financial covenant requirements for the fiscal periods beginning February 2001 through January 2003. As part of the amendment to the Senior Subordinated Debt Agreement, the Company entered into a Warrant Agreement under which the lenders thereunder are entitled to receive warrants to purchase 254,150 shares of capital stock of the Company at an initial exercise price of $.20

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

per share. At the measurement date, the fair value of the underlying common stock was estimated at $11.50 per share which was used to determine the value of deferred financing costs and warrants in the accompanying consolidated financial statements. Such deferred financing costs are being amortized to interest expense using the effective interest method over the remaining life of the Term Loans.

See Note 12, “Subsequent Event,” discussing the Company issuing $165.0 million senior notes, $10.0 million of Opco senior subordinated notes and $30.0 million of Parent senior subordinated discount notes, and entering into a senior secured credit facility on June 27, 2002.

3.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On January 29, 2001, the Company adopted SFAS No. 133, as amended, which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities, respectively, and marked-to-market each period through earnings or accumulated other comprehensive income, as appropriate. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon the adoption of SFAS No. 133, the Company recognized transition adjustments of approximately $.2 million within accumulated other comprehensive loss as a cumulative effect of an accounting change related to its interest rate caps, collar and swap, and of approximately $1.7 million within earnings as a cumulative effect of an accounting change related to the derivative instrument embedded in the Series A redeemable convertible preferred stock. Prior to the adoption of SFAS No. 133, the Company accounted for its hedging activities under the settlement method.

Under the provisions of SFAS No. 133, the accounting for changes in the fair value of derivative instruments at each new measurement date is dependent on the intended use of such derivative instruments. Changes in the fair value of derivative instruments not designated as hedges are immediately recognized in of earnings. The effective and ineffective portion of changes in the fair value of derivative instruments designated as hedges of assets, liabilities or firm commitments, referred to as fair value hedges, are typically recognized in earnings as an offset to changes in the fair value of the related hedged assets, liabilities or firm commitments. The effective portion of changes in the fair value of derivative instruments designated as hedges of forecasted transactions, referred to as cash flow hedges, are deferred and recorded in accumulated other comprehensive loss. The ineffective portion of changes in the fair value of derivative instruments designated as cash flow hedges are immediately recognized in earnings. The Company determines the fair value of its derivative instruments through option-pricing models using current market prices and volatility.

At the adoption of SFAS No. 133, the Company’s free standing derivative instruments consisted of an interest rate swap, an interest rate collar and two interest rate caps, all of which were immaterial.

The interest rate swap agreement was in effect from December 1998 through December 2001 and was settled on a quarterly basis. This agreement was a floating to fixed rate swap, which meant that the interest payable on $60 million in notional amount of the Company’s floating rate debt was payable at a fixed rate of the sum of 5.75%, plus the applicable percentage as determined under the terms of the credit agreement, based upon a consolidated leverage ratio. As this instrument was classified as a cash flow hedge, it was classified as a component of other assets or other liabilities as appropriate, with the corresponding variable rate debt obligations being classified as a component of debt in the consolidated balance sheet. The Company has assumed no ineffectiveness with regard to this interest rate swap agreement as it qualifies for the short-cut method of accounting for cash flow hedges of debt obligations. The fair market value of this instrument was immaterial at January 28, 2001 and the instrument expired during December 2001.

The interest rate collar and the $25 million notional interest rate cap expired during December 2001.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Caps

The remaining interest rate cap had a notional amount of $94 million, a maximum rate of 7% and is in effect from December 2001 through December 2002. The fair value of the $94 million notional interest rate cap was immaterial at both January 28, 2001 and February 3, 2002. During the year ended February 3, 2002, the Company recognized interest expense of $1.0 million associated with these instruments.

Series A Redeemable Convertible Preferred Stock

In connection with a 1999 recapitalization, the Company issued $15 million in Series A redeemable convertible preferred stock (“Series A”) for cash proceeds of $14.9 million. The Series A is convertible at any time and redeemable at April 30, 2011 at the greater of (a) $1,000 per share or (b) the fair value of the Company’s common stock into which it is convertible, plus declared and unpaid dividends.

Upon the adoption of SFAS No. 133, the Series A met the definition of a hybrid instrument. This hybrid instrument is comprised of a debt instrument (mandatorily redeemable preferred stock), as the host contract, and an embedded derivative consisting of the conversion option, which derives its value, in part, based on the changes in fair value of the Company’s common stock. The embedded derivative instrument is not clearly and closely related to the underlying debt instrument since the economic characteristics and risks associated with this derivative are based on equity prices. Therefore, in accordance with SFAS No. 133, the Company has separated the embedded derivative instrument from the hybrid instrument based on their relative fair values and has classified the embedded derivative as a component of other liabilities in the consolidated balance sheets.

In order to determine the SFAS No. 133 transition adjustment associated with the Series A, the Company first determined the initial carrying amount of the embedded derivative instrument based on its relative fair value as of the date that it was issued. The Company then separated the fair value of the embedded derivative instrument from the preferred stock and the resulting difference in the initial carrying amount, after separation of the embedded derivative, has been accounted for as a discount on the underlying preferred stock. The carrying amount of the preferred stock as of January 29, 2001 (date of adoption of SFAS No. 133) was then determined based on its initial fair value adjusted for any subsequent activity, such as amortization of the discount arising from the separation of the embedded derivative instrument. The carrying amount of the embedded derivative instrument as of January 29, 2001 was also determined based on its fair value as of that date. The difference between the carrying amount of the preferred stock as of January 29, 2001, just prior to the adoption of SFAS No. 133, and the sum of the adjusted carrying amount of the underlying preferred stock and fair value of the embedded derivative instrument as of January 29, 2001, resulted in a one-time after-tax charge to earnings of approximately $1.7 million, which was classified as a component of the cumulative effect of accounting change in the consolidated statement of operations, and an adjustment to the carrying value of the preferred stock of $7.8 million.

Changes in the fair value of the embedded derivative instrument are classified as a component of other expense in the consolidated statement of operations. For the twenty-six weeks ended August 4, 2002, and the year ended February 3, 2002, the mark-to-market change in the fair value of the derivative instrument resulted in a charge of $2.1 million and $15.0 million, respectively. As of August 4, 2002, and February 3, 2002, the fair value of the embedded derivative, as determined by an independent valuation, approximated $26.6 million and $24.5 million, respectively and was included in other liabilities in the consolidated financial statements.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.     OTHER LIABILITIES

Other Liabilities are comprised of:

	Fiscal Year Ended
	February 3, 2002	January 28, 2001
	(in thousands)
Fair value of embedded derivative in Series A Redeemable Convertible Preferred Stock	$24,516	$—
Accrued effective interest on increasing rate long-term debt	6,103	6,617
Long-term portion of retiree benefit obligation	1,504	1,474
Long-term portion of workers’ compensation obligations	2,981	886
Long-term portion of non-compete liability	—	319
Other long-term liabilities	—	773

	$35,104	$10,069

5.    INCOME TAXES

PCA International, Inc. and its domestic subsidiaries file a consolidated federal income tax return. The components of income tax (provision) benefit attributable to income from operations are as follows:

	Fiscal Year Ended
	February 3, 2002	January 28, 2001	January 30, 2000
	(in thousands)
Current:
Federal	$—	$652	$—
State	—	(37)	(472)
Foreign	(168)	(167)	—

	(168)	448	(472)

Deferred:
Federal	—	—	(6,399)
State	—	—	(2,042)
Foreign	—	—	—

	—	—	(8,441)

Total (provision) benefit	$(168)	$448	$(8,913)

For the years ended February 3, 2002, January 28, 2001 and January 30, 2000, the provision for income taxes differs from the amount of income tax determined by using the applicable U.S. statutory rate. A reconciliation of the amount computed by applying the statutory federal income tax rate to income from operations to the income tax (provision) benefit follows:

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fiscal Year Ended
	February 3, 2002		January 28, 2001		January 30, 2000
	(in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent
Tax benefit at statutory federal rates	$5,910	34%	$3,304	34%	$5,214	34%
Expenses not deductible	(215)	(1)	(207)	(2)	(1,296)	(8)
State income tax, net of federal income tax benefit and valuation allowance	136	1	(24)	(1)	(23)	(1)
Foreign subsidiary taxes, net of valuation allowance	(33)	(1)	(14)	(1)	162	1
Amortization of goodwill	(644)	(4)	(644)	(7)	(643)	(4)
Preferred stock derivative	(5,108)	(29)	—		—
Non-deductible interest	(244)	(1)	(1,400)	(13)	—
Valuation allowance	43	1	(1,325)	(13)	(12,351)	(81)
Other (principally reversal of previously established tax liabilities in 2000)	(13)	(1)	758	8	24	1

Total (provision) benefit	$(168)	(1)%	$448	5%	$(8,913)	(58)%

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at February 3, 2002 and January 28, 2001 are as follows:

	February 3, 2002	January 28, 2001
	(in thousands)
Deferred tax assets:
Current:
Accounts receivable, principally due to allowance for doubtful accounts	$261	$323
Inventory, principally due to obsolescence reserve	207	109
Life and health, principally due to SFAS No. 106	—	83
Workers’ compensation	1,422	1,260
Reserves, principally due to accrual for financial reporting purposes	341	569
Studio closure costs, principally due to accrual for financial reporting purposes	86	172
Revenue recognition, principally due to SAB 101	2,313	2,290
Valuation allowance	(3,336)	(3,324)

Net current deferred tax assets	1,294	1,482

Noncurrent:
Alternative minimum tax and other tax credits	1,609	1,609
Net operating loss carryforward (federal, state, foreign)	16,849	16,716
Life and health, principally due to SFAS No. 106	619	654
Intangibles	300	523
Stock option, principally due to compensation element	980	980
Deferred interest expense	715	726
Other	50	31
Valuation allowance	(15,333)	(14,578)

Net noncurrent deferred tax assets	5,789	6,661

Total deferred tax assets	7,083	8,143
Deferred tax liabilities—noncurrent—plant and equipment, principally due to differences in depreciation	(7,083)	(8,143)

Net deferred tax assets	$—	$—

For the period ended February 3, 2002, a valuation allowance has been provided against the deferred tax assets since management cannot predict, based on the weight of available evidence, that it is more likely than not that such assets will ultimately be realized.

At February 3, 2002, the Company has federal net operating loss carryforwards of approximately $36 million expiring in various amounts from 2010 through 2022; however, net operating loss carryforwards may be subject to restriction under Section 382 and the separate return limitation year rules of the Internal Revenue Code due to the acquisition of American Studios, Inc. in 1996 and the acquisition of the Company in 1999. Additionally, the Company has minimum tax credit carryforwards with indefinite expiration of approximately $1.6 million.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    OTHER ACCRUED LIABILITIES

Other accrued liabilities are comprised of:

	February 3, 2002	January 28, 2001
	(in thousands)
Accrued taxes other than income	$1,932	$2,092
Accrued interest	4,236	2,833
Other accrued expenses	7,809	8,499

Total	$13,977	$13,424

7.    EMPLOYEE BENEFITS

The Company has a profit sharing plan with annual discretionary contributions by the Company as directed by the Board of Directors for all employees who meet certain eligibility requirements. The Company made no contributions in fiscal 2001, fiscal 2000 or fiscal 1999.

The Company also sponsors a 401(k) plan for all employees. Employees may elect to contribute a portion of their gross wages. The Company does not contribute to this plan.

The Company provides health and life insurance benefits to those persons already retired on February 1, 1992 and to those employees who were 55 years of age with 5 years of service on February 1, 1992. The plan provides for annual benefits of $2,000 (single) or $4,000 (married) toward the purchase of supplemental health care coverage. An eligible employee who retires after February 1, 1992 can receive benefits after attaining the age of 65. The plan was terminated in March 1993 and only employees in the plan prior to March 1993 are eligible for benefits.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 5% at February 3, 2002 and 6% at January 28, 2001 and January 30, 2000. There were no assumptions for trends since the Company’s obligation was limited to the dollar amounts previously stated.

The following tables set forth the change in projected benefit obligation and funded status of the plan as of February 3, 2002 and January 28, 2001:

	February 3, 2002	January 28, 2001
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,695	$2,120
Benefits paid	(105)	(83)
Interest cost	86	78
Actuarial loss	(72)	(420)

Benefit obligation at end of year	$1,604	$1,695

Funded status	$(1,604)	$(1,695)

Accrued benefit cost	$(1,604)	$(1,695)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of net periodic benefit costs are as follows:

	February 3, 2002	January 28, 2001	January 30, 2000
	(in thousands)
Interest cost	$86	$99	$117
Amortization	—	(21)	—

Net periodic benefit costs	$86	$78	$117

Of the above accrued postemployment costs, $1.5 million at February 3, 2002 and January 28, 2001 is included in other liabilities in the accompanying consolidated balance sheets, while $0.1 million and $0.2 million are classified as other accrued liabilities in fiscal 2001 and 2000, respectively.

8.    COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases with initial or remaining noncancelable terms not in excess of one year, which provide, in some instances, for the payment of taxes, insurance and maintenance.

Certain of the Company’s operating lease agreements have renewal options. Lease expense for all operating leases was $0.2 million, $0.1 million and $0.3 million for the fiscal years ended February 3, 2002, January 28, 2001, and January 30, 2000, respectively.

The Company has a long-term non-cancelable, except upon certain defaults, supply agreement for the purchase of film, photographic paper and chemicals through January 28, 2007. For the fiscal years ended February 3, 2002, January 28, 2001 and January 30, 2000, the Company purchased $24.0 million, $21.7 million, and $18.0 million, respectively.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a significant impact effect on the Company’s consolidated financial position, results of operations, or liquidity.

9.    SHAREHOLDERS’ DEFICIENCY

Redeemable Convertible Preferred Stock—Series A—On May 3, 1999, the Company completed the sale of 15,000 shares of Series A redeemable convertible preferred stock (“Series A”) to Jupiter Partners II L.P. for cash consideration of $15 million ($1,000 per share). The Company’s net proceeds from the sale totaled $14.9 million (net of offering costs of $98,000). In accordance with guidelines set forth by the Securities and Exchange Commission, the Series A has been reclassified outside of shareholders’ deficiency.

Series A stockholders are entitled to receive a dividend or distribution when the Board of Directors declares a dividend or makes any other distribution to the holders of common stock. Such dividend or distribution to Series A holders will be equal to the amount of dividend or distribution that would be paid on the common stock into which the Series A is convertible. Any such amounts shall be paid to the holders of Series A at the same time such dividend is paid to holders of common stock.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Series A stock has voting rights equal to the number of shares of common stock obtained by dividing (x) the greater of $1,000 per share or the fair market value of the common stock such preferred stock is convertible into by (y) the conversion price of $8.00 per share which is subject to adjustment for certain events (such number of shares, the “Conversion Number”). The Conversion Number is currently 125. At any time at the option of the holder, the Series A stock can be converted into the Conversion Number of shares of the Company’s common stock. The Series A preferred stockholders shall also have the right to appoint one director to the Company’s Board of Directors.

On April 30, 2011 the Company is required to redeem, to the extent it has legally available funds, all of the shares of Series A. At the time of redemption, the Company must pay to the holders of Series A the greater of $1,000 per share or the fair market value of the common stock into which such Series A shares are convertible, plus all declared and unpaid dividends. In the event that the Company does not have sufficient legally available funds on such date to redeem all outstanding shares of the Series A, then the Company shall redeem on the redemption date the number of shares of the Series A which it has legally available funds to redeem. The shares not redeemed on the redemption date shall be redeemed in whole or from time to time in part on the first date on which the Company shall have legally available funds for the redemption. For the year ended February 3, 2002, the Company had no declared but unpaid dividends.

Related preferred stock issuance costs of $98,000 incurred in the initial issuance of the preferred stock will be ratably accreted over the 12-year period to April 2011 using the effective interest method. At February 3, 2002, $15,000 of these costs have been accreted to Series A in the accompanying financial statements.

In the event of liquidation, the holders of shares of Series A then outstanding shall be entitled to be paid for each share of Series A held, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock. This distribution shall be the sum of the greater of $1,000 per share or the fair market value of the common stock for which such share is convertible and declared and unpaid dividends on the date of liquidation. If the assets of the Company are not sufficient to pay in full the liquidation amount to the holders of outstanding shares of the Series A, then the holders shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A are entitled were paid in full.

Following is a summary of the activity for Series A:

	Shares	Amount
	(in thousands, except for shares)
Sale of Series A redeemable convertible preferred stock (net of $98 of costs)	15,000	$14,902
Accretion of Series A preferred stock issuance costs	—	12

Balance, January 28, 2001	15,000	14,914
Effect of accounting change	—	(7,762)
Accretion of Series A preferred stock issuance costs and discount	—	536

Balance, February 3, 2002	15,000	$7,688

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options—The 1996 Omnibus Long-Term Compensation Plan (the “1996 Plan”) provides for the issuance of up to 811,550 shares of the Company’s common stock (the same number that had been available for issuance under the Company’s 1990 Non-Qualified Stock Option Plan (the “1990 Plan”) and the 1992 Non-Qualified Stock Option Plan (the “1992 Plan”). The 1996 Plan replaced and superseded the 1990 Plan and the 1992 Plan, except with respect to options and shares of common stock issued and outstanding under those plans which will continue to be governed by the terms of such plans.

The 1996 Plan is designed to give the Board of Directors flexibility to adapt the long-term incentive compensation of key employees to changing business conditions through a variety of long-term incentive awards. Under the 1996 Plan, the Compensation Committee may approve the grant of employee Stock Options, Stock Appreciation Rights (“SARs”), Performance Restricted Stock Awards, Performance Awards, and performance units (“Awards”) to senior level employees of the Company. In addition, the 1996 Plan provides for the grant of stock options to nonemployee directors upon their election to the Board and allows nonemployee directors to elect to take their compensation as directors in the form of options.

The Company has also adopted the PCA International, Inc. Stock Option Plan (the “New Option Plan”). The purpose of the New Option Plan is to provide for certain officers, directors and key personnel of the Company and certain of its affiliates an equity-based incentive to maintain and to enhance the performance and profitability of the Company. The New Option Plan authorizes the grant to participants of options to purchase up to 555,000 shares of common stock. In addition to the 555,000 shares of common stock authorized under the 1998 Option Plan, the Board of Directors authorized options to purchase up to an additional 100,000 shares of common stock at an exercise of $30.00 per share for newly hired employees, promoted employees and in recognition of outstanding employee performance. The program relating to these options is administered on substantially similar terms to the 1998 Option Plan. The $30.00 per share price exceeds fair market value. In the event options are issued at an exercise price less than fair market value, the Company will recognize compensation expense in the amount of the excess of fair value over the exercise price.

Subject to the provisions of the New Option Plan, the option committee (the “Committee”) appointed by the Board of Directors, or any persons designated by the Committee, will have sole and complete authority to determine the participants to whom options will be granted, the number of shares to be covered by each option, the exercise price therefore and the conditions and limitations applicable to the exercise thereof. As provided in each stock option agreement and in the New Option Plan, options become exercisable over time. Except to the extent otherwise provided in the applicable stock option agreement, each option vests ratably over 5 years.

In addition, in fiscal 2000 the Company issued warrants for the purchase of 254,150 shares of its common stock at an exercise price of $.20 per share in connection with the conversion of the Senior Subordinated Debt to term loans, and in fiscal 2001, the Company issued warrants for the purchase of 254,150 shares of its common stock with an exercise price of $.20 in connection with amendments to the Senior Subordinated Debt Agreement. These amounts were recorded as deferred financing costs at fair value and are being amortized to interest expense over the term of remaining life of the term loans. Assuming the term loans are not repaid prior thereto, the warrants issued during 2001 totaling 127,075 become exercisable during June 2002 with the remaining 127,075 becoming exercisable during June 2003.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company applies APB Opinion No. 25 and its related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. For disclosure purposes, the Company determines compensation cost on a pro forma basis based on the fair value at the grant date for its stock options under SFAS No. 123. The Company’s net loss as reported and the pro forma amounts are indicated below:

	Fiscal Years Ended
	February 3, 2002	January 28, 2001	January 30, 2000
	(in thousands)
Net loss:
As reported	$(19,281)	$(15,258)	$(24,248)

Pro forma	$(19,288)	$(15,265)	$(24,248)

At February 3, 2002, the range of exercise prices, the weighted average exercise price, and the weighted average contractual remaining life of options and warrants outstanding are as follows:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Wgt. Avg. Remaining Contractual Life	Wgt. Avg. Exercise Price	Number Exercisable	Wgt. Avg. Exercise Price
$0.20	508,300	6.9	$0.20	254,150	$0.20
$8.00	336,897	4.7	$8.00	244,922	$8.00
$13.25	24,000	5.2	$13.25	24,000	$13.25
$26.50	332,200	5.0	$26.50	159,600	$26.50
$30.00	112,500	6.4	$30.00	23,125	$30.00

	1,313,897		$11.64	705,797

The weighted average fair value per option granted in fiscal 2000 and 2001 was $.23 and $0, respectively. The weighted average fair value of warrants granted in fiscal 2001 was $11.38. The Company valued its stock options using the minimum value method, and its warrants using the Black-Scholes method.

	February 3, 2002	January 28, 2001
Weighted average fair value per option/warrant
Assumptions used:
Weighted average expected volatility	0%-25%	0%-60%
Weighted average expected dividend yield	0%	0%
Weighted average risk-free interest rate	5.19%-5.25%	5.63%-6.05%
Weighted average expected life, in years	5-10	5-8

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth information regarding the stock option plans and warrants:

	Number of Shares	Weighted Average Price
Options outstanding January 31, 1999	440,697	$14.37
Canceled	(113,300)	17.25
Granted:
Options	324,000	19.58
Warrants	254,150	.20

Options/warrants outstanding January 30, 2000	905,547	11.90
Canceled	(22,700)	17.25
Granted:
Options	175,000	27.43

Options/warrants outstanding January 28, 2001	1,057,847	14.35
Canceled	(28,100)	28.59
Granted:
Options	30,000	28.83
Warrants	254,150	0.20

Options/warrants outstanding February 3, 2002	1,313,897	11.64

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.     BUSINESS SEGMENT AND GEOGRAPHIC DATA

The Company has two reportable segments, Retail Portraiture and Institutional Portraiture. The Retail Portraiture segment serves permanent and traveling studios in retail stores and military bases in the United States, Canada and Mexico. The Institutional Portraiture segment serves institutional markets such as church congregations and schools.

The Company evaluates performance and allocates resources based on sales, gross profit excluding depreciation, and Adjusted EBITDA (a non-GAAP financial measure). We define Adjusted EBITDA as income (loss) before extraordinary item and cumulative effect of accounting change plus the mark-to-market adjustment expense for the embedded derivative in our Series A redeemable convertible preferred stock, plus interest, taxes, depreciation, amortization and certain nonrecurring charges associated with closing Kmart stores, merger related expenses and management restructuring expenses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Business Segment Data	Retail Portraiture	Institutional Portraiture	Consolidated
	(in thousands)
January 30, 2000

Revenue	$229,538	$6,586	$236,124

Gross profit before amortization and depreciation	59,074	1,565	60,639
General and administrative before amortization and depreciation	30,518	828	31,346

Adjusted EBITDA	28,556	737	29,293
Depreciation in cost of sales			(10,713)
Depreciation in general and adminstrative			(767)
Nonrecurring expenses			(2,427)
Amortization of intangibles			(1,975)
Interest income			278
Interest expense			(29,024)

Loss before income taxes and cumulative effect of accounting change			$(15,335)

January 28, 2001

Revenue	$220,849	$6,208	$227,057

Gross profit before amortization and depreciation	62,919	1,230	64,149
General and administrative before amortization and depreciation	28,768	1,019	29,787

Adjusted EBITDA	34,151	211	34,362
Depreciation in cost of sales			(8,554)
Depreciation in general and adminstrative			(923)
Nonrecurring expenses			(3,520)
Amortization of intangibles			(1,974)
Interest income			159
Interest expense			(29,266)

Loss before income taxes and cumulative effect of accounting change			$(9,716)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Business Segment Data	Retail Portraiture	Institutional Portraiture	Consolidated
	(in thousands)

February 3, 2002

Revenue	$249,012	$8,857	$257,869

Gross profit before amortization and depreciation	73,095	1,338	74,433
General and administrative before amortization and depreciation	32,489	1,913	34,402

Adjusted EBITDA	40,606	(575)	40,031
Depreciation in cost of sales			(7,688)
Depreciation in general and administrative			(1,368)
Nonrecurring expenses			(1,680)
Amortization of intangibles			(1,971)
Interest income			44
Interest expense			(29,727)
Other expense			(15,026)

Loss before income taxes and cumulative effect of accounting change			$(17,385)

Twenty-Six Weeks Ended July 29, 2001 (unaudited)

Revenue	$102,836	$3,247	$106,083

Gross profit before amortization and depreciation	24,886	408	25,294
General and administrative before amortization and depreciation	15,748	756	16,504

Adjusted EBITDA	9,138	(348)	8,790
Depreciation in cost of sales			(4,094)
Depreciation in general and administrative			(559)
Nonrecurring expenses			(438)
Amortization of intangibles			(986)
Interest income			29
Interest expense			(14,776)
Other expense			(4,259)

Loss before income taxes and cumulative effect of accounting change			$(16,293)

Twenty-Six Weeks Ended August 4, 2002 (unaudited)

Revenue	$123,277	$6,169	$129,446
Gross profit before amortization and depreciation	32,841	942	33,783
General and administrative before amortization and depreciation	17,486	1,425	18,911

Adjusted EBITDA	15,355	(483)	14,872
Depreciation in cost of sales			(3,766)
Depreciation in general and administrative			(911)
Nonrecurring expenses			(303)
Amortization of intangibles			(96)
Interest income			4
Interest expense			(13,814)
Other expense			(2,061)

Loss before income taxes and extraordinary loss			$(6,075)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Data	United States	Canada	Mexico	Other Foreign	Consolidated
	(in thousands)
January 30, 2000
Revenues	$221,164	$11,247	$3,575	$138	$236,124
Long-term assets	97,772	4,508	1,518	—	103,798

January 28, 2001
Revenues	$209,588	$12,926	$4,533	$10	$227,057
Long-term assets	94,590	4,452	1,804	—	100,846

February 3, 2002
Revenues	$237,451	$14,826	$5,592	$—	$257,869
Long-term assets	95,340	4,932	2,354	—	102,626

July 29, 2001 (unaudited)
Revenues	$98,300	$5,177	$2,606	$—	$106,083
Long-term assets	94,143	4,611	1,962	—	100,716

August 4, 2002 (unaudited)
Revenues	$119,631	$6,627	$3,188	$—	$129,446
Long-term assets	97,842	4,913	2,760	30	105,545

11.     GOODWILL

SFAS No. 142 was effective for the Company on February 4, 2002. In accordance with SFAS No. 142, goodwill and indefinite lived intangible assets will no longer be amortized but will be reviewed annually for impairment. Intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company began applying the new accounting rules in regard to amortization of goodwill and other intangibles beginning February 4, 2002.

The adoption of SFAS No. 142 required the Company to perform an initial impairment assessment on all goodwill and indefinite lived intangible assets as of February 4, 2002. The Company compared the fair value of its two reporting units, retail and institutional portraiture, to the net assets or equity of these reporting units. Fair value was derived utilizing the income approach which considers expected returns on an investment, which are discounted or capitalized at an appropriate rate of return to reflect investor risks and hazards. A discounted net cash flow analysis is utilized which provides an indication of value based upon the present value of anticipated future cash flows, discounted at an appropriate present worth factor reflecting the risk inherent in the investment. Based on this comparison, the Company determined there was no impairment in the carrying value of goodwill.

The effect of the non-amortization provisions of SFAS No. 142 is as follows:

	For the Fiscal Year Ended			For the Twenty-Six Weeks Ended
	January 30, 2000	January 28, 2001	February 3, 2002	July 29, 2001	August 4, 2002
				(unaudited)
Reported net loss	$(24,248)	$(15,258)	$(19,281)	$(18,196)	$(7,829)
Add back: Goodwill amortization	1,783	1,782	1,779	890	—

Adjusted net loss	$(22,465)	$(13,476)	$(17,502)	$(17,306)	$(7,829)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the information for intangible assets subject to amortization and for intangible assets not subject to amortization:

		At January 28, 2001	At February 3, 2002	At August 4, 2002
Amortized intangible assets (noncompete agreements):
Gross carrying amount		$1,090	$1,090	$1,090

Accumulated amortization		$705	$898	$994

Unamortized intangible assets:
Goodwill		$53,345	$51,531	$51,533

	For the Fiscal Year Ended			For the Twenty-Six Weeks Ended
	January 30, 2000	January 28, 2001	February 3, 2002	July 29, 2001	August 4, 2002
Aggregate amortization expense	$1,975	$1,974	$1,971	$986	$96

Estimated amortization expense:
For the year ending February 2, 2003	$192
For the year ending February 1, 2004	—

12.    SUBSEQUENT EVENT

In connection with the offering of $165 million senior notes due 2009 by PCA LLC (“Issuer”) and PCA Finance Corp. (“Co-issuer”), PCA International, Inc. (“Parent”) contributed all of the equity of its subsidiaries to PCA LLC, a newly formed entity, so that all subsidiaries are directly or indirectly owned by PCA LLC. Additionally, PCA LLC entered into an agreement with Parent whereby Parent transferred substantially all of its assets and assigned all contracts to which it is a party, except for certain instruments relative to its stock option plan and other equity arrangements, to PCA LLC. In accordance with SFAS No. 141, the Company has recorded this transfer of equity interests and assets at carrying amounts since the exchange occurred between entities under common control. Payment of the $165 million senior notes is unconditionally guaranteed, jointly and severally, by Parent and certain of the Issuer’s wholly owned subsidiaries.

PCA LLC entered into a new senior secured credit facility on June 27, 2002, which allows PCA LLC to borrow up to $50.0 million of which $25.0 million may be standby and commercial letters of credit. Outstanding revolving loans under this credit facility bear interest at a rate equal to the London inter-bank offered rate (“LIBOR”) plus 3.5% or, at PCA LLC’s option, the Alternate Base Rate (which is the higher of (i) the Bank of America, N.A. prime rate and (ii) the Federal Funds rate plus 0.50%) plus 2.5%. PCA LLC may prepay loans and reduce the amounts available to PCA LLC at any time by giving prior notice without premium or penalty. PCA LLC is required to prepay loans with 100% of the net cash proceeds of all asset sales by the Parent and its subsidiaries (subject to certain restrictions), 100% of the net cash proceeds from the issuance of debt (subject to certain restrictions), and 100% of the net cash proceeds from the issuance of equity by the Parent and/or any of its subsidiaries, provided that such net cash proceeds may be applied to prepay up to 35% of the outstanding senior notes. In addition, PCA LLC is subject to mandatory prepayment obligations so that from December 15, 2002 through January 15, 2003 the aggregate principal amount of loans outstanding shall not exceed $20.0 million, from December 15, 2003 through January 15, 2004 the aggregate principal amount of loans outstanding shall not exceed $15.0 million, and from December 15 through January 15 of each year thereafter the aggregate principal amount of loans outstanding shall not exceed $10.0 million. PCA LLC’s senior secured credit facility contains financial covenants that require PCA LLC to comply with certain financial ratios and tests. At August 4, 2002, the Company was in compliance with such covenants.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also on June 27, 2002, PCA LLC issued $10.0 million of senior subordinated notes (“Opco Notes”). The Opco Notes are subordinated to the new senior secured credit facility and the senior notes and are guaranteed by PCA International, Inc. and all of PCA LLC’s domestic subsidiaries. The Opco Notes bear interest payable in cash semiannually, in arrears, at a rate of 13.75% per year. PCA LLC must repay in full all amounts outstanding under the Opco Notes by June 27, 2010. PCA LLC may repay amounts outstanding in whole or in part at specified premiums at any time. The Opco Notes contain negative covenants and other restrictions that, among other things, subject to certain restrictions, restrict the Parent’s and its subsidiaries’ ability to engage in certain activities. At August 4, 2002, the Company was in compliance with such covenants.

Also on June 27, 2002, PCA International, Inc. issued $30.0 million of senior subordinated discount notes (“Parent Notes”). The Parent Notes are subordinated to the guarantee of the new senior secured credit facility and the senior notes by PCA International, Inc. The Parent Notes bear interest at a rate of 16.5% per year. Through June 27, 2007, interest will be added to the outstanding principal amount of the Parent Notes semiannually, in arrears. After June 27, 2007, interest will be payable in cash semiannually in arrears at the rate of 16.5%. PCA International, Inc. must repay in full all amounts outstanding under the Parent Notes by June 27, 2010. PCA International, Inc. may repay amounts outstanding in whole or in part at specified premiums at any time. The Parent Notes contain negative covenants and other restrictions that, among other things, subject to certain restrictions, restrict the Parent’s and its subsidiaries’ ability to engage in certain activities. At August 4, 2002, the Company was in compliance with such covenants.

The net proceeds of $157.1 million from the issuance of the senior notes by PCA LLC were used, together with borrowings under the new senior secured credit facility ($24.9 million) and the proceeds from the sale of the Opco Notes ($9.7 million), to pay a dividend to the Parent ($191.7 million). Parent used such dividend, together with the proceeds from the sale of the Parent Notes ($29.1 million), to repay its previously outstanding senior secured credit facility ($113.3 million), its previously outstanding senior subordinated term loans ($104.9 million), and related interest and fees ($2.6 million).

The Company has determined that separate, complete financial statements of the guarantor entities would not be material to users of the financial statements; therefore, the following information sets forth condensed consolidated financial statements of the guarantor and non-guarantor companies.

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
January 28, 2001

	Parent	Issuer’s Predecessor and Guarantor Entities	Non-guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$—	$4,761	$61	$—	$4,822
Accounts receivable, net	—	671	417	—	1,088
Inventories	—	5,815	30	—	5,845
Deferred income taxes	—	1,482	—	—	1,482
Prepaid expenses and other assets	—	2,845	58	—	2,903

Total current assets	—	15,574	566	—	16,140
Investments and intercompany receivables	(145,092)	2,267	(375)	143,200	—
Property and equipment, net	—	45,247	1,794	—	47,041
Goodwill, intangible and other assets, net	—	53,793	9	3	53,805
Deferred financing costs, net	—	9,766	—	—	9,766

Total assets	$(145,092)	$126,647	$1,994	$143,203	$126,752

Liabilities and shareholders’ deficiency:
Short-term borrowings	$—	$—	$—	$—	$—
Current portion of long-term debt	—	8,435	—	—	8,435
Accounts payable—trade	—	22,250	—	—	22,250
Accrued insurance	—	4,455	—	—	4,455
Accrued income taxes	—	282	—	—	282
Accrued compensation	—	4,859	48	—	4,907
Other accrued liabilities	—	13,367	57	—	13,424

Total current liabilities	—	53,648	105	—	53,753

Long-term debt, less current portion	—	206,540	—	—	206,540
Deferred income taxes	—	1,482	—	—	1,482
Other liabilities	—	10,069	—	—	10,069
Series A redeemable convertible preferred stock	14,914	—	—	—	14,914
Total shareholders’ deficiency	(160,006)	(145,092)	1,889	143,203	(160,006)

Total liabilities and shareholders’ deficiency	$(145,092)	$126,647	$1,994	$143,203	$126,752

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
February 3, 2002

	Parent	Issuer’s Predecessor and Guarantor Entities	Non-guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$—	$2,678	$207	$—	$2,885
Accounts receivable, net	—	1,013	480	—	1,493
Inventories	—	7,652	58	—	7,710
Deferred income taxes	—	1,294	—	—	1,294
Prepaid expenses and other assets	—	3,436	368	—	3,804

Total current assets	—	16,073	1,113	—	17,186

Investments and intercompany receivables	(145,186)	551	(1,212)	145,847	—
Property and equipment, net	—	48,547	2,349		50,896
Goodwill, intangible and other assets, net	—	51,722	5	3	51,730
Deferred financing costs, net	—	11,317	—	—	11,317

Total assets	$(145,186)	$128,210	$2,255	$145,850	$131,129

Liabilities and shareholders’ deficiency:
Short-term borrowings	$—	$9,000	$—	$—	$9,000
Current portion of long-term debt	—	11,333	—	—	11,333
Accounts payable—trade	—	24,231	—	—	24,231
Accrued insurance	—	3,120	—	—	3,120
Accrued income taxes	—	287	—	—	287
Accrued compensation	—	4,810	47	—	4,857
Other accrued liabilities	—	13,966	11	—	13,977

Total current liabilities	—	66,747	58	—	66,805

Long-term debt, less current portion	—	197,628	—	—	197,628
Deferred income taxes	—	1,294	—	—	1,294
Other liabilities	24,516	10,588	—	—	35,104
Series A redeemable convertible preferred stock	7,688	—	—	—	7,688
Total shareholders’ deficiency	(177,390)	(148,047)	2,197	145,850	(177,390)

Total liabilities and shareholders’ deficiency	$(145,186)	$128,210	$2,255	$145,850	$131,129

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
August 4, 2002
(unaudited)

	Parent	Issuer’s Predecessor and Guarantor Entities	Non-guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$—	$4,842	$602	$—	$5,444
Accounts receivable, net	—	1,434	244	—	1,678
Inventories	—	7,004	58	—	7,062
Deferred income taxes	—	1,294	—	—	1,294
Prepaid expenses and other assets	—	3,754	401	—	4,155

Total current assets	—	18,328	1,305	—	19,633

Investments and intercompany receivables	(123,951)	(24,442)	(2,030)	150,423	—
Property and equipment, net	—	51,119	2,776	—	53,895
Goodwill, intangible and other assets, net	—	51,632	15	3	51,650
Deferred financing costs, net	—	10,057	—	—	10,057

Total assets	$(123,951)	$106,694	$2,066	$150,426	$135,235

Liabilities and shareholders’ deficiency:
Short-term borrowings	$—	$7,600	$—	$—	$7,600
Current portion of long-term debt	—	88	—	—	88
Accounts payable—trade	—	28,782	—	—	28,782
Accrued insurance	—	3,515	—	—	3,515
Accrued income taxes	—	281	—	—	281
Accrued compensation	—	4,827	25	—	4,852
Other accrued liabilities	—	15,806	106	—	15,912

Total current liabilities	—	60,899	131	—	61,030

Long-term debt, less current portion	28,410	192,206	—	—	220,616
Deferred income taxes	—	1,294	—	—	1,294
Other liabilities	26,577	4,656	—	—	31,233
Series A redeemable convertible preferred stock	7,976	—	—	—	7,976
Total shareholders’ deficiency	(186,914)	(152,361)	1,935	150,426	(186,914)

Total liabilities and shareholders’ deficiency	$(123,951)	$106,694	$2,066	$150,426	$135,235

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended January 30, 2000

	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-guarantor subsidiaries	Eliminations	Total
Sales	$—	$232,549	$3,575	$—	$236,124
Cost of sales	—	183,766	2,432	—	186,198

Gross profit	—	48,783	1,143	—	49,926
General and administrative	—	34,169	371	—	34,540
Amortization of intangibles	—	1,975	—	—	1,975

Income from operations	—	12,639	772	—	13,411
Interest expense, net	—	(28,747)	1	—	(28,746)
Investment income (loss) in equity of wholly-owned subsidiary	(24,248)	773	—	23,475	—

Income (loss) before income taxes	(24,248)	(15,335)	773	23,475	(15,335)
Income tax provision	—	(8,913)	—	—	(8,913)

Net income (loss)	$(24,248)	$(24,248)	$773	$23,475	$(24,248)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended January 28, 2001
	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-guarantor subsidiaries	Eliminations	Total
Sales	$—	$222,524	$4,533	$—	$227,057
Cost of sales	—	168,505	2,957	—	171,462

Gross profit	—	54,019	1,576	—	55,595
General and administrative	—	33,751	479	—	34,230
Amortization of intangibles	—	1,974	—	—	1,974

Income from operations	—	18,294	1,097	—	19,391
Interest income	—	156	3	—	159
Interest expense	—	(29,266)	—	—	(29,266)
Investment income (loss) in equity of wholly-owned subsidiary	(15,258)	1,100	—	14,158	—

Income (loss) before income taxes and cumulative effect of accounting change	(15,258)	(9,716)	1,100	14,158	(9,716)
Income tax benefit	—	448	—	—	448

Income (loss) before cumulative effect of accounting change	(15,258)	(9,268)	1,100	14,158	(9,268)
Cumulative effect of accounting change	—	(5,990)	—	—	(5,990)

Net income (loss)	$(15,258)	$(15,258)	$1,100	$14,158	$(15,258)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended February 3, 2002

	Parent	Issuer’s Predecessor and Guarantor Entities	Non-guarantor Subsidiaries	Eliminations	Total
Sales	$—	$252,277	$5,592	$—	$257,869
Cost of sales	—	187,305	4,593	(774)	191,124

Gross profit	—	64,972	999	774	66,745
General and administrative	—	36,073	603	774	37,450
Amortization of intangibles	—	1,971	—	—	1,971

Income from operations	—	26,928	396	—	27,324
Interest income	—	41	3	—	44
Interest expense	—	(29,727)	—	—	(29,727)
Other expense	(15,026)	—	—	—	(15,026)
Investment income (loss) in equity of wholly- owned subsidiary	(2,527)	231	—	2,296	—

Income (loss) before income taxes and cumulative effect of accounting change	(17,553)	(2,527)	399	2,296	(17,385)
Income tax provision	—	—	(168)	—	(168)

Income (loss) before cumulative effect of accounting change	(17,553)	(2,527)	231	2,296	(17,553)
Cumulative effect of accounting change	(1,728)	—	—	—	(1,728)

Net income (loss)	$(19,281)	$(2,527)	$231	$2,296	$(19,281)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Twenty-Six Weeks Ended July 29, 2001
(unaudited)

	Parent	Issuer’s Predecessor and Guarantor Entities	Non-guarantor Subsidiaries	Eliminations	Total
Sales	$—	$103,477	$2,606	$—	$106,083
Cost of sales	—	82,991	1,892	—	84,883

Gross profit	—	20,486	714	—	21,200
General and administrative	—	17,233	268	—	17,501
Amortization of intangibles	—	986	—	—	986

Income from operations	—	2,267	446	—	2,713
Interest income	—	27	2	—	29
Interest expense	—	(14,776)	—	—	(14,776)
Other expense	(4,259)	—	—	—	(4,259)
Investment income (loss) in equity of wholly-owned subsidiary	(12,209)	281	—	11,928	—

Income (loss) before income taxes and cumulative effect of accounting change	(16,468)	(12,201)	448	11,928	(16,293)
Income tax provision	—	(8)	(167)	—	(175)

Income (loss) before cumulative effect of accounting change	(16,468)	(12,209)	281	11,928	(16,468)
Cumulative effect of accounting change	(1,728)	—	—	—	(1,728)

Net income (loss)	$(18,196)	$(12,209)	$281	$11,928	$(18,196)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Twenty-Six Weeks Ended August 4, 2002
(unaudited)

	Parent	Issuer’s Predecessor and Guarantor Entities	Non-guarantor Subsidiaries	Eliminations	Total
Sales	$—	$126,258	$3,188	$—	$129,446
Cost of sales	—	96,904	2,825	(300)	99,429

Gross profit	—	29,354	363	300	30,017
General and administrative	—	19,204	621	300	20,125
Amortization of intangibles	—	96	—	—	96

Income (loss) from operations	—	10,054	(258)	—	9,796
Interest income	—	4	—	—	4
Interest expense	—	(13,192)	(2)	—	(13,194)
Other expense	(2,061)	—	—	—	(2,061)
Investment income (loss) in equity of wholly-owned subsidiary	(5,768)	(307)	—	6,075	—

Income (loss) before income taxes and extraordinary loss	(7,829)	(3,441)	(260)	6,075	(5,455)
Income tax provision	—	—	(47)	—	(47)
Extraordinary loss	—	(2,327)	—	—	(2,327)

Net (loss)	$(7,829)	$(5,768)	$(307)	$6,075	$(7,829)

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended January 30, 2000

	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$10,673	$313	$—	$10,986

Net cash used in investing activities	—	(6,949)	(323)	—	(7,272)

Net cash used in financing activities	—	(273)	—	—	(273)

Effect of exchange rate changes on cash	—	224	39	—	263

Net increase (decrease) in cash and cash equivalents	—	3,675	29	—	3,704
Cash and cash equivalents at beginning of period	—	4,930	22	—	4,952

Cash and cash equivalents at end of period	$—	$8,605	$51	$—	$8,656

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended January 28, 2001

	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$4,770	$393	$—	$5,163

Net cash used in investing activities	—	(8,962)	(389)	—	(9,351)

Net cash provided by financing activities	—	525	—	—	525

Effect of exchange rate changes on cash	—	(177)	6	—	(171)

Increase (decrease) in cash and cash equivalents	—	(3,844)	10	—	(3,834)
Cash and cash equivalents at beginning of period	—	8,605	51	—	8,656

Cash and cash equivalents at end of period	$—	$4,761	$61	$—	$4,822

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended February 3, 2002

	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$12,155	$540	$ —	$12,695

Net cash used in investing activities	—	(12,628)	(459)	—	(13,087)

Net cash used in financing activities	—	(963)	—	—	(963)

Effect of exchange rate changes on cash	—	(647)	65	—	(582)

Increase (decrease) in cash and cash equivalents	—	(2,083)	146	—	(1,937)
Cash and cash equivalents at beginning of period	—	4,761	61	—	4,822

Cash and cash equivalents at end of period	$—	$2,678	$207	$—	$2,885

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Twenty-Six Weeks Ended July 29 , 2001
(unaudited)

	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(3,846)	$117	$—	$(3,729)

Net cash used in investing activities	—	(5,362)	(184)	—	(5,546)

Net cash provided by financing activities	—	7,632	—	—	7,632

Effect of exchange rate changes on cash	—	(82)	76	—	(6)

Increase (decrease) in cash and cash equivalents	—	(1,658)	9	—	(1,649)
Cash and cash equivalents at beginning of period	—	4,761	61	—	4,822

Cash and cash equivalents at end of period	$—	$3,102	$71	$—	$3,173

PCA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Twenty-Six Weeks Ended August 4, 2002
(unaudited)

	Parent	Issuer’s Predecessor and Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$9,515	$872	$ —	$10,387

Net cash used in investing activities	—	(7,380)	(473)	—	(7,853)

Net cash provided by (used in) financing activities	—	38	—	—	38

Effect of exchange rate changes on cash	—	(9)	(4)	—	(13)

Increase in cash and cash equivalents	—	2,164	395	—	2,559

Cash and cash equivalents at beginning of period	—	2,678	207	—	2,885

Cash and cash equivalents at end of period	$—	$4,842	$602	$—	$5,444

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of PCA since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. In addition, we will update the information in the prospectus to the extent required by law during the time the prospectus is in use.

PCA LLC

PCA Finance Corp.

Exchange Offer for $165,000,000 of their 11.875% Senior Notes due 2009

PROSPECTUS

                        , 2002

Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 18-108 of the Delaware Limited Liability Company Act, as amended (the “Act”), grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Article 19 of the Limited Liability Company Operating Agreement of PCA LLC (the “Operating Agreement”) provides that the member shall not have any liability for the obligations or liabilities of PCA LLC, except to the extent provided in the Act. Section 18-303 provides that except as otherwise provided therein the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company.

Section 20.1 of the Operating Agreement provides that the member, any manager, any affiliate of the member or any manager and any officers, directors, shareholder, partners or employees of the member or any manager and their respective affiliates, and any officer, employee or expressly authorized agent of PCA LLC or its affiliates are each a “Covered Person.” No Covered Person shall be liable to PCA LLC or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of PCA LLC and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by the Operating Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. A Covered Person shall be fully protected in relying in good faith upon the records of PCA LLC and upon such information, opinions, reports or statements presented to PCA LLC by any person as to matters the Covered Person reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of PCA LLC, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the member properly be paid.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 8 of the certificate of incorporation (the “Certificate of Incorporation”) of PCA Finance Corp. (“PCA Finance”) and Section 13.1 of the by-laws of PCA Finance provide that PCA Finance shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, or was a director or officer of PCA Finance or is or was serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees)

reasonably incurred by such person; provided, however, that PCA Finance shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of PCA Finance.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Section 7 of the Certificate of Incorporation limits the personal liability of the directors of PCA Finance to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the DGCL.

PCA International, Inc.’s directors and officers are currently covered under directors’ and officers’ insurance policies maintained by PCA International, Inc. that will indemnify such person against certain liabilities arising from acts and omissions in the discharge of their duties. Such insurance policies provided $20 million coverage for liabilities, including liabilities of alleged violation of securities laws.

The charter or similar documents of the subsidiary guarantors listed as registrants under this registration statement contain similar provisions.

PCA—EXHIBIT INDEX

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

Exhibit Number	Description

3.1*	Certificate of Formation of PCA LLC.

3.2*	Limited Liability Company Agreement of PCA LLC.

3.3*	Certificate of Incorporation of PCA Finance Corp.

3.4*	By-laws of PCA Finance Corp.

3.5**	Articles of Incorporation of PCA International, Inc., as currently in effect.

3.6**	By-laws of PCA International, Inc.

3.7*	Articles of Incorporation of American Studios, as currently in effect.

3.8*	By-laws of American Studios, Inc.

3.9*	Amended and Restated Certificate of Formation of PCA National LLC.

3.10*	Bylaws of PCA National LLC.

3.11*	Limited Liability Company Agreement of PCA National LLC.

3.12*	Articles of Incorporation of Photo Corporation of America, as currently in effect.

3.13*	By-laws of Photo Corporation of America.

3.14*	Articles of Incorporation of PCA Photo Corporation of Canada, Inc., as currently in effect.

3.15*	By-laws of PCA Photo Corporation of Canada, Inc.

3.16*	Certificate of Limited Partnership of PCA National of Texas L.P.

3.17*	Limited Partnership Agreement of PCA National of Texas L.P.

4.1*	Indenture, dated as of June 27, 2002, among PCA LLC, PCA Finance Corp., the Guarantors party thereto and The Bank of New York, as trustee.

4.2	Form of 11.875% Senior Note due 2009 of PCA LLC and PCA Finance Corp. (included as Exhibit A to Exhibit 4.1 to this Registration Statement).

4.3*
Exchange and Registration Rights Agreement, dated as of June 20, 2002, among PCA LLC, PCA Finance Corp., the Guarantors party thereto, and Goldman, Sachs & Co. and Banc of America Securities LLC as initial purchasers.

4.4*	Purchase Agreement, dated as of June 27, 2002, among PCA LLC, the Guarantors party thereto, and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

4.5**	Form of 13.75% Senior Subordinated Note of PCA LLC.

4.6*	Purchase Agreement, dated as of June 27, 2002, among PCA International, Inc., and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

4.7*	Form of 16.50% Senior Subordinated Note of PCA International, Inc.

4.8*
Credit Agreement, dated as of June 27, 2002, among PCA LLC, the Guarantors party thereto, the Lenders party thereto from time to time, and Bank of America, N.A. as agent and Banc of America Securities LLC as Lead Arranger and Book Manager.

Exhibit Number	Description

5.1**	Opinion of J. Robert Wren as to the validity of the Exchange Notes.

5.2**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the validity of the Exchange Notes.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.

10.1*
Master In-Store License Agreement, dated as of June 25, 2001, between Meijer Stores Limited Partnership and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.2*	Master In-Store License Agreement, dated as of June 25, 2001, between Meijer, Inc. and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.3*	AGFA/PCA 2002 Sales Contract, dated as of February 4, 2002, between Agfa Corporation and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.4*	Amendment No. 1, dated as of April 5, 2002, to the AGFA/PCA 2002 Sales Contract.

10.5*
Sub-Tenancy Contract, dated as of June 1, 2002, between Nueva Wal Mart De Mexico, S. De R.L. De C.V. and American Studios De Mexico, S.A. De C.V. (portions of this exhibit have been omitted and filed separately with the Commission).

10.6**	License Agreement, dated as of April 4, 2002, between Wal-Mart Stores, Inc. and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.7*	Amendment Number One to Wal-Mart Master License Agreement, dated as of June 17, 2002.

10.8*	License Agreement, dated as of February 9, 1996, between Wal-Mart Canada, Inc. and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.9*	1998 Stock Option Plan of PCA International, Inc.

10.10*	Form of Stock Option Agreement relating to the 1998 Stock Option Plan.

10.11
1996 Omnibus Long-Term Compensation Plan of PCA International, Inc. (incorporated herein by reference to Exhibit 10(j) to the Quarterly Report on Form 10-Q of PCA International, Inc. for the quarter ended April 28, 1996 (SEC file number 0-8550)).

10.12*	Purchase Agreement, dated as of June 20, 2002, among PCA LLC, PCA Finance Corp., the Guarantors party thereto, and Goldman, Sachs & Co. and Banc of America Securities LLC as initial purchasers.

10.13*	Form of Agreement relating to the 1996 Omnibus Long-Term Compensation Plan of PCA International, Inc.

10.14*	Warrant Agreement, dated as of August 25, 1999, between United States Trust Company of New York and PCA International, Inc.

10.15*	Warrant Agreement, dated as of June 27, 2002, among PCA International, Inc., and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

10.16**	Stockholders Agreement, dated as of August 25, 1998, among PCA International, Inc., Jupiter Partners II L.P. and the other parties thereto.

10.17*	Stockholders’ Agreement, dated as of August 25, 1999, among Jupiter Partners II L.P., Nationsbridge, L.L.C., The Chase Manhattan Bank and PCA International, Inc.

Exhibit Number	Description

10.18*	Stockholders’ Agreement, dated as of June 27, 2002, among Jupiter Partners II L.P., PCA International, Inc., GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

10.19*	Registration Rights Agreement, dated as of August 25, 1999, among PCA International, Inc. and the purchasers party thereto.

10.20*	Registration Rights Agreement, dated as of August 25, 1998, between Jupiter Partners II L.P. and PCA International, Inc.

10.21*	Registration Rights Agreement, dated as of June 27, 2002, among PCA International, Inc. and the Purchasers party thereto.

10.22*	Offer of Employment, dated as of October 12, 1999, between Donald Norsworthy and PCA International, Inc.

10.23*	Offer of Employment, dated as of June 15, 1999, between Barry J. Feld and PCA International, Inc.

10.24
Employment and Non-Compete Agreement, dated as of January 28, 1997, between J. Robert Wren, Jr. and PCA International, Inc. (incorporated herein by reference to Exhibit 10(n) to the Annual Report on Form 10-K of PCA International, Inc. for the year ended February 2, 1997 (SEC file number 0-8550)).

10.25*	Employment and Non-Compete Agreement, dated as of January __, 1997, between James O. Mattox and PCA International, Inc.

10.26
Employment and Non-Compete Agreement, dated as of June 9, 1997, between Eric H. Jeltrup and PCA International, Inc. (incorporated herein by reference to Exhibit 10(p) to the Quarterly Report on Form 10-Q of PCA International, Inc. for the quarter ended August 3, 1997 (SEC file number 0-8550)).

10.27*	Amendment No. 1, dated as of August 25, 1998, to the Employment and Non-Compete Agreement between Eric H. Jeltrup and PCA International, Inc.

10.28**	ISDA Master Agreement, dated as of January 27, 1997, between Nations Bank, N.A. and PCA International, Inc.

10.29**	Extension Agreement, dated as of March 21, 2002, among Wal-Mart Canada Corp., PCA Photo Corporation of Canada, Inc. and PCA International, Inc.

10.30**	Extension Agreement, dated as of April 4, 2002, among Wal-Mart Canada Corp., PCA Photo Corporation of Canada, Inc. and PCA International, Inc.

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

21.1*	Subsidiaries of PCA International, Inc.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of KPMG LLP.

23.3	Consent of J. Robert Wren (included in Exhibit 5.1 to this Registration Statement).

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.2 to this Registration Statement).

23.5	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 8.1 to this Registration Statement).

23.6*	Consent of Marshall & Stevens Incorporated.

24.1	Powers of Attorney (included on Signature Pages of Part II).

25.1*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Previously filed.
**	Filed herewith.

(b) Financial Statement Schedules

None

ITEM 22.    UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PCA LLC

By:	/S/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/s/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer, Chairman and Manager (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

* Thomas A. Berglund	Manager

Terry J. Blumer	Manager

Bridgette P. Heller	Manager

Signature	Title

John F. Klein	Manager

* Eric F. Scheuermann	Manager

* John A. Sprague	Manager

*By:	/s/ Barry J. Feld
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PCA FINANCE CORP.

By:	/S/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/S/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer, Chairman and Director (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

AMERICAN STUDIOS, INC.

By:	/S/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/S/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer, Chairman and Director (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PCA NATIONAL LLC

By:	/s/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/s/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer and Manager (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PCA NATIONAL OF TEXAS L.P.

By:	PCA National LLC its General Partner

By:	/s/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/S/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer and Manager of General Partner (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer of General Partner (principal financial and accounting officer)

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PCA PHOTO CORPORATION OF CANADA, INC.

By:	/s/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/S/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer and Director (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PHOTO CORPORATION OF AMERICA

By:	/s/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/S/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer and Director (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on October 22, 2002.

PCA INTERNATIONAL, INC.

By:	/s/ BARRY J. FELD
Name: Barry J. Feld Title: President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Barry J. Feld, Donald Norsworthy or J. Robert Wren, or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 22, 2002.

Signature	Title

/s/ BARRY J. FELD Barry J. Feld	President, Chief Executive Officer, Chairman and Director (principal executive officer)

* Donald Norsworthy	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

* Thomas A. Berglund	Director

Terry J. Blumer	Director

Bridgette P. Heller	Director

Signature	Title

John F. Klein	Director

* Eric F. Scheuermann	Director

* John A. Sprague	Director

*By:	/S/ BARRY J. FELD
Barry J. Feld Attorney-in-Fact

PCA—EXHIBIT INDEX

Exhibit Number	Description

3.1*	Certificate of Formation of PCA LLC.

3.2*	Limited Liability Company Agreement of PCA LLC.

3.3*	Certificate of Incorporation of PCA Finance Corp.

3.4*	By-laws of PCA Finance Corp.

3.5**	Articles of Incorporation of PCA International, Inc., as currently in effect.

3.6**	By-laws of PCA International, Inc.

3.7*	Articles of Incorporation of American Studios, as currently in effect.

3.8*	By-laws of American Studios, Inc.

3.9*	Amended and Restated Certificate of Formation of PCA National LLC.

3.10*	By-laws of PCA National LLC.

3.11*	Limited Liability Company Agreement of PCA National LLC.

3.12*	Articles of Incorporation of Photo Corporation of America, as currently in effect.

3.13*	By-laws of Photo Corporation of America.

3.14*	Articles of Incorporation of PCA Photo Corporation of Canada, Inc., as currently in effect.

3.15*	By-laws of PCA Photo Corporation of Canada, Inc.

3.16*	Certificate of Limited Partnership of PCA National of Texas L.P.

3.17*	Limited Partnership Agreement of PCA National of Texas L.P.

4.1*	Indenture, dated as of June 27, 2002, among PCA LLC, PCA Finance Corp., the Guarantors party thereto and The Bank of New York, as trustee.

4.2	Form of 11.875% Senior Note due 2009 of PCA LLC and PCA Finance Corp. (included as Exhibit A to Exhibit 4.1 to this Registration Statement).

4.3*
Exchange and Registration Rights Agreement, dated as of June 20, 2002, among PCA LLC, PCA Finance Corp., the Guarantors party thereto, and Goldman, Sachs & Co. and Banc of America Securities LLC as initial purchasers.

4.4*	Purchase Agreement, dated as of June 27, 2002, among PCA LLC, the Guarantors party thereto, and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

4.5**	Form of 13.75% Senior Subordinated Note of PCA LLC.

4.6*	Purchase Agreement, dated as of June 27, 2002, among PCA International, Inc., and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

4.7*	Form of 16.50% Senior Subordinated Note of PCA International, Inc.

4.8*
Credit Agreement, dated as of June 27, 2002, among PCA LLC, the Guarantors party thereto, the Lenders party thereto from time to time, and Bank of America, N.A. as agent and Banc of America Securities LLC as Lead Arranger and Book Manager.

1

Exhibit Number	Description

5.1**	Opinion of J. Robert Wren as to the validity of the Exchange Notes.

5.2**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the validity of the Exchange Notes.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.

10.1*
Master In-Store License Agreement, dated as of June 25, 2001, between Meijer Stores Limited Partnership and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.2*	Master In-Store License Agreement, dated as of June 25, 2001, between Meijer, Inc. and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.3*	AGFA/PCA 2002 Sales Contract, dated as of February 4, 2002, between Agfa Corporation and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.4*	Amendment No. 1, dated as of April 5, 2002, to the AGFA/PCA 2002 Sales Contract.

10.5*
Sub-Tenancy Contract, dated as of June 1, 2002, between Nueva Wal Mart De Mexico, S DE R.L. DE C.V. and American Studios De Mexico, S.A. DE C.V. (portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment).

10.6**	License Agreement, dated as of April 4, 2002, between Wal-Mart Stores, Inc. and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.7*	Amendment Number One to Wal-Mart Master License Agreement, dated as of June 17, 2002.

10.8*	License Agreement, dated as of February 9, 1996, between Wal-Mart Canada, Inc. and PCA International, Inc. (portions of this exhibit have been omitted and filed separately with the Commission).

10.9*	1998 Stock Option Plan of PCA International, Inc.

10.10*	Form of Stock Option Agreement relating to the 1998 Stock Option Plan.

10.11
1996 Omnibus Long-Term Compensation Plan of PCA International, Inc. (incorporated herein by reference to Exhibit 10(j) to the Quarterly Report on Form 10-Q of PCA International, Inc. for the quarter ended April 28, 1996 (SEC file number 0-8550)).

10.12*	Purchase Agreement, dated as of June 20, 2002, among PCA LLC, PCA Finance Corp., the Guarantors party thereto, and Goldman, Sachs & Co. and Banc of America Securities LLC as initial purchasers.

10.13*	Form of Agreement relating to the 1996 Omnibus Long-Term Compensation Plan of PCA International, Inc.

10.14*	Warrant Agreement, dated as of August 25, 1999, between United States Trust Company of New York and PCA International, Inc.

10.15*	Warrant Agreement, dated as of June 27, 2002, among PCA International, Inc., and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

10.16**	Stockholders Agreement, dated as of August 25, 1998, among PCA International, Inc., Jupiter Partners II L.P. and the other parties thereto.

10.17*	Stockholders’ Agreement, dated as of August 25, 1999, among Jupiter Partners II L.P., Nationsbridge, L.L.C., The Chase Manhattan Bank and PCA International, Inc.

2

Exhibit Number	Description

10.18*	Stockholders’ Agreement, dated as of June 27, 2002, among Jupiter Partners II L.P., PCA International, Inc., GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

10.19*	Registration Rights Agreement, dated as of August 25, 1999, among PCA International, Inc. and the purchasers party thereto.

10.20*	Registration Rights Agreement, dated as of August 25, 1998, between Jupiter Partners II L.P. and PCA International, Inc.

10.21*	Registration Rights Agreement, dated as of June 27, 2002, among PCA International, Inc. and the Purchasers party thereto.

10.22*	Offer of Employment, dated as of October 12, 1999, between Donald Norsworthy and PCA International, Inc.

10.23*	Offer of Employment, dated as of June 15, 1999, between Barry J. Feld and PCA International, Inc.

10.24
Employment and Non-Compete Agreement, dated as of January 28, 1997, between J. Robert Wren, Jr. and PCA International, Inc. (incorporated herein by reference to Exhibit 10(n) to the Annual Report on Form 10-K of PCA International, Inc. for the year ended February 2, 1997 (SEC file number 0-8550)).

10.25*	Employment and Non-Compete Agreement, dated as of January __, 1997, between James O. Mattox and PCA International, Inc.

10.26
Employment and Non-Compete Agreement, dated as of June 9, 1997, between Eric H. Jeltrup and PCA International, Inc. (incorporated herein by reference to Exhibit 10(p) to the Quarterly Report on Form 10-Q of PCA International, Inc. for the quarter ended August 3, 1997 (SEC file number 0-8550)).

10.27*	Amendment No. 1, dated as of August 25, 1998, to the Employment and Non-Compete Agreement between Eric H. Jeltrup and PCA International, Inc.

10.28**	ISDA Master Agreement, dated as of January 27, 1997, between National Bank, N.A. and PCA International, Inc.

10.29**	Extension Agreement, dated as of March 31, 2002, among Wal-Mart Canada Corp., PCA Photo Corporation of Canada, Inc. and PCA International, Inc.

10.30**	Extension Agreement, dated as of April 4, 2002, among Wal-Mart Canada Corp., PCA Photo Corporation of Canada, Inc. and PCA International, Inc.

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

21.1*	Subsidiaries of PCA International, Inc.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of KPMG LLP.

23.3	Consent of J. Robert Wren (included in Exhibit 5.1 to this Registration Statement).

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.2 to this Registration Statement).

23.5	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 8.1 to this Registration Statement).

23.6*	Consent of Marshall & Stevens Incorporated.

24.1	Powers of Attorney (included on Signature Pages of Part II).

25.1*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Previously filed.
**	Filed herewith.

3